Exhibit 10.8

AGREEMENT

THIS AGREEMENT is made and entered into in India, on this 15th September 2004 (the “Effective Date”)

BETWEEN

Satyam Computer Services Limited, a company incorporated under the laws of India and having a registered office at Mayfair Centre, S.P. Road, Secunderabad - 500003, Andhra Pradesh, (herein after to be referred to as “Satyam”) its successors and assigns on the ONE PART

AND

Xalted Network, Inc, a company incorporated in USA having its registered office at, 82 Pioneer Way, Suite 114, Mountain View, California 94041-1525, USA (herein after referred to as “XNI”) its successors and assigns on the SECOND PART. SATYAM and XNI are hereinafter sometimes referred to collectively as the “Parties” and individually a “Party.”

WHEREAS SATYAM is in the business of software development and services for the global market

AND

WHEREAS XNI has a license to market, distribute and deploy “MODULA” suite of OSS/BSS software and solutions (“Base Product”) for the global market from SysteamUS, a United States corporation (“Systeam”)

AND

WHEREAS SATYAM, as Prime Contractor together with XNI as Teaming Partner, has bid and successfully secured the BSNL - IOBAS Tender No: MM / IT / 052004 / 000266 dated May 07, 2004. The scope of the tender includes supply, install, commission and operate the INTER-OPERATOR BILLING AND ACCOUNTING SYSTEM (hereinafter referred to as “BSNL IOBAS Project”) as bureau services, more fully detailed in Annexure A and Annexure B. Annexure A details the BSNL tender documents and Annexure B details XNI’s compliance response provided to Satyam to - include in the bid response to BSNL.

AND

WHEREAS Satyam has agreed to perform all the hardware procurement, commissioning, installation and all other related ongoing operational services and functions required in the BSNL IOBAS Project.

AND

WHEREAS XNI has agreed to perform all the necessary software supply (including the 3rd party software viz. Oracle Database, BEA Tuxedo, Reporting Tools and any relevant software for the project, necessary for successful running of BSNL-IOBAS Project) and perform the software commissioning, installation and all other related support services on the supplied software and functions required in the BSNL IOBAS Project. XNI will ensure all support for the products supplied and act as the single point of contact to provide all support for the vendor’s whose products have been bundled and offered to Satyam for the BSNL IOBAS Project.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS

1.	SATYAM agrees and undertakes to perform the following:

1.1.	To take on the responsibilities of the Bid Bond and the Performance Guarantee to be signed with BSNL.

1.2.	To front end the BSNL IOBAS project.

1.3.	To freeze the BSNL IOBAS Proof of Concept (herein after referred to as “PoC”) requirements and communicate the same to XNI.

1.4.

To procure the data center and disaster recovery hardware, TAX location servers and any other hardware for collecting and processing the Call Data Records (CDRs) as sized and recommended by XNI as per Exhibit A. Supply of any additional hardware for the project during the entire project duration, other than the clause 2.3 is the responsibility of Satyam.

1.5.	To install and commission the hardware and the Operating System (OS) required for the BSNL IOBAS Project, to enable the XNI supplied software system to run on it.

1.6.	To setup, operate and maintain the data center and disaster recovery center for BSNL IOABS Project.

1.7.	To front-end and own the support functions with appropriate contracts with the hardware and other vendors for smooth installation, operation and maintenance of the data center.

1.8.	To make payments to XNI in accordance with the payment terms specified in Section 2.13 herein.

1.9.

In case of delays solely and directly attributable to Satyam like procuring the hardware, setting up of data center and/or disaster recovery center, coordinating to arrange the required business configuration data from BSNL, collection of data from BSNL, connectivity from BSNL and so on, which may result in penalties to Satyam from BSNL, Satyam agrees to bear the compensation to be paid to BSNL.

1.10.

Any other delays not specifically mentioned in this document, which is solely and directly attributable to Satyam that results into penalties from BSNL, Satyam agrees to bear the compensation to be paid to BSNL.

1.11.

In case BSNL cancels or terminates the BSNL IOBAS project, for reasons solely attributable to Satyam. Satyam shall be liable for all the costs, refunds and damages arising out of such situations and shall pay XNI for the entire extent of loss or damages incurred by XNI.

2.	XNI agrees and undertakes to perform the following

2.1.

To provide any clarifications and support required to receive the applicable Purchase Order from BSNL (the “PO”) and to honor all assurances, commitments and certificates provided during the evaluation period and subsequently from time to time XNI will ensure that the Base Product meets the compliance requirements set out by BSNL.

2.2.

XNI will ensure that the benchmark showed by Systeam is replicated and proven on Sun platform. The benchmark figures cannot be lower than the figures shown in the, Benchmark Document - attached as Exhibit C.

2.3.

Should the sized configuration for the project fail to deliver the required performance as per tender requirements in speed and volumes / 8 hour window, XNI agrees to provide the additional hardware required to meet the performances at its cost for the BSNL IOBAS Project.

2.4.

To deliver install and commission the XNI supplied software, (the “Bundled Software”) as per the BSNL IOBAS Project requirements attached as Exhibit - detailing the scope of the software supply from XNI.

2.5.	To work with Satyam for the common purpose on delivering the BSNL-IOBAS Project requirements.

2.5.1.

Play the lead role during the requirement capture phase, through the PoC stage and till the Commercial Launch of the BSNL IOBAS Project, along with Satyam associates. In its capacity of the lead role, XNI shall have the primary responsibility in delivering the solution satisfying the PoC through to Commercial Launch requirements of BSNL.

2.5.2.

Subsequent to BSNL’s Commercial Launch, XNI agrees to provide Satyam with support, on basis of terms defined in section 2.13.3 on the XNI Bundled Software for the entire tenure of 3 years (from the Commercial Launch) (Contract Period) of the BSNL contract.

2.6.

To ensure that the employees assigned for this project possesses the requisite expertise and experience in the Base Product to carry out the BSNL-IOBAS Project in all respects. If the assigned employees are not meeting the expectations and requirements of the Project, XNI would provide suitable replacements upon Satyam’s request and within a reasonable time enabling smooth functioning of the Project.

2.7.	To deliver and support, new enhancements / features as per the tender requirements, in the XNI supplied software’s for the Contract Period, in line with

2.7.1.	The BSNL’s changing business requirements,

2.7.2.	New technology enhancements, upgrades and interfaces to new switch installations of BSNL from time to time

2.7.3.	Regulatory changes by the Telecom Regulatory Authority of India (TRAI) and any other regulating authorities from time to time.

2.7.4.	Enhancements to Bundled Software.

2.8.

To support and deliver Base Product enhancements, as per the tender requirements of BSNL for online collection and processing of CDR’s for the existing switches/technologies and subsequently introduced new switches/technologies by BSNL during the entire Contract Period.

2.9.	To provide the documentation covering architecture, operation, maintenance and user manuals related to Base Product and Bundled Software. All documents should be in English language.

2.10.	To provide the necessary training and handoff to Satyam data center operating personnel for smooth operation of the BSNL IOBAS Project.

2.11.

In case where the Performance Guarantee and Advance Payment Guarantee given by Satyam is forfeited by BSNL due to failure or non performance of the XNI’s Bundled Software, XNI shall be liable for all the costs, refunds, damages and penalties arising out of such situations and shall indemnify Satyam or BSNL to the entire extent of loss or damages incurred by them as a result of the non- performance of the XNI Bundled Software.

2.12.

In case of delay in the commissioning or poor performance of the XNI Bundled Software and any reasons directly attributable to XNI resulting in penalties to Satyam from BSNL, XNI shall indemnify fully SATYAM for the penalties payable to BSNL.

2.13.	For the XNI Bundled Software as per Exhibit - B,

	2.13.1.	XNI will provide the Bundled software required for BSNL IOBAS project, to Satyam at a price of Rs.0.87 per 1000 priced interconnect CDRs for volumes upto 100 million priced interconnect CDRs per day.

	2.13.2.	The price applicable for priced interconnect CDR volumes above 100 million is Rs.0.82 per 1000 priced interconnect CDRs. The above price is inclusive of all duties, taxes and levies.

2.13.3.

XNI will provide its employees for requirements analysis, meetings/interactions with Satyam/BSNL, installation, configuration, integration, training services, for setting up the Data Center and for implementing the solution for the BSNL-IOBAS Project, Satyam will pay XNI at the rate of Rs. 1,50,000 per month, per person, inclusive of applicable taxes. All travel and accommodation related expenses of XNI associates, will be paid by Satyam, where agreed to as per the work order on actual basis as per the policy attached in Exhibit D. Satyam shall issue work orders from time to time for this purpose. XNI need to submit invoices with approved timesheets to receive the payment.

2.13.4.

XNI will perform the PoC related activities free of cost However for the activities performed by XNI for the main implementation during the same time when PoC activities are performed, XNI would receive payment from Satyam as per clause 2.13.3 above.

2.13.5.

Notwithstanding anything to the contrary herein, XNI shall provide its employees to Satyam wherever necessary to perform and deliver the BSNL IOBAS Project services during the entire Contract Period, Satyam shall issue Work Orders from time to time for such assignment of the XNI employees. Satyam will pay XNI at the rate of Rs. 1,50,000 per month, per person, inclusive of applicable taxes. All travel and accommodation related expenses of XNI associates, will be paid by Satyam, where agreed to as per the work order, on actual basis as per the policy attached in Exhibit D.

Note:

The rate applied per priced interconnect 1000 CDRs will be calculated based on average number of priced interconnect CDRs per day for in a Calendar month.

2.14.

XNI would make the detailed plan of the required information from BSNL for the successful completion of the BSNL IOBAS Project and help Satyam to get the plan approved by BSNL at the start of the BSNL IOBAS project implementation and as well as during the course of project as the need arises. The dates for furnishing the information shall be mutually agreed with BSNL.

	2.15.	XNI would also perform the following:

		2.15.1.	Product & Operational Level Training to Satyam Associates

		2.15.2.	User Level Training to BSNL employees

		2.15.3.	Templates for information gathering

		2.15.4.	Solution Design documents i.e, call scenarios with any customization efforts

		2.15.5.	To be a part of requirement gathering team

		2.15.6.	Setting up & Commissioning of Mediation & Interconnect Servers

		2.15.7.	CDR collection software to pick CDRs from FTP Servers at different Tax locations to Data center

		2.15.8.	Online collection of CDRs for the existing switches/technologies and subsequently introduced new switches/technologies by BSNL during the entire period of contract

		2.15.9.	To provide support for Data Center Operations and at Disaster Recovery Site, if need arises. Satyam to release work orders as per the 2.13.5

		2.15.10.	To provide documentation covering architecture, operation, maintenance and user manuals.

3.	Payment Terms

3.1.

Monthly payment will be made after commercial launch of the system on the basis of the priced interconnect CDRs of one calendar month. The payment will be made for the particular calendar month after deducting the liquidity damages as per clause 18 of Section III and penalties as per clause 14 of Section IV Part II of the tender document, if any attributable to XNI Notwithstanding anything to the contrary herein, Satyam may not deduct any such liquidity damages from its payment to XNI until discussing such deductions in good faith with XNI and XNI agrees that such liquidity damages are attributable to XNI in writing.

	3.2.	The number of priced interconnect CDRs to be considered for payment will be the volume of priced interconnect CDRs for the calendar month as accepted by BSNL.

3.3.

Satyam would pay XNI, within 10 days, after receiving the payment from BSNL for the invoice raised for the particular month. This payment to XNI by Satyam could be made in US dollars as per the conversion rate existing on the date of remittance. All taxes also including withholding tax will be to the XNI account.

3.4.

Delays in the settlement of liquidity damages if any, to be deducted from the payment to XNI would cause corresponding delay in making the payment to XNI for the payment period specified herein. Both the parties shall mutually agree on the payment dates in case of any liquidity damages and penalties after discussions in good faith.

3.5.

Satyam would pay XNI for the invoices submitted by XNI for the Satyam issued Work Orders (2.13.3 and 2.13.5) and the actual expenses related to travel and accommodations within 30 days from the date of receipt of the completed invoice in all respects.

3.6.

Notwithstanding anything to the contrary including without limitation the termination provisions set forth in Section 6 below, Satyam will pay XNI on a per 1000 CDR basis, as described in Section 2.13 above, each month for as long as it uses the Bundled Software for the provision of services to BSNL under the BSNL Project in accordance with the terms and conditions set forth in this Section 3. However, such payments shall be made where BSNL continues to pay Satyam for the use of these services.

3.7.

If the Agreement is not renewed beyond the Initial Term or an extension, as defined in Section 5 below, Satyam will immediately cease using the Bundled Software for the provision of services to BSNL under the BSNL Project and the license for such Bundled Software shall terminate except as stated in the clause 6.4 below

4.	SATYAM and XNI mutually agree and undertake the following:

4.1.

To act in good faith with respect to the other and not to act in a manner prejudicial or unjust to the other in performing their separate services or in performing their separate obligations or in the enforcement of their separate rights under this Agreement.

	4.2.	To act as a team in performing the separate services with the common intention of delivering the end product.

	4.3.	If there are any delays caused by:

		a.	BSNL in providing the Required Information as per the plan approved by BSNL. (Clause 2.14) and/or

		b.	Satyam in passing that information to XNI and

where the absence of this information was solely responsible for the delay in provision of services by XNI, XNI shall not be responsible for any penalties caused by such delays, provided XNI has given a notice to Satyam stating the reasons, to enable Satyam to address them and if it is proved that it was these delays that led to penalties.

4.4.

If need arises, setup a team comprising of both parties to discuss in good faith, the liquidity damages as per clause 18 of Section Ill and penalties as per clause 14 of Section IV Part II of the tender document, before attributing to either parties.

4.5.

Both Satyam and XNI, in good faith, to jointly negotiate with BSNL, to reduce the financial burden for any additional costs in providing online collection of CDRs from existing or future switches/technologies. If BSNL disapproves Satyam shall supply the necessary hardware and XNI to provide the necessary software.

5.	DURATION OF THE AGREEMENT

	5.1.	This Agreement shall come into force on the Effective Date.

	5.2.	This Agreement shall be for an initial term of three years (Initial Term).

5.3.

This Agreement shall be renewed in the event of extension by BSNL for an additional two-year period subject to good faith renegotiation of terms and conditions other than commercial terms, which shall not be higher than the terms agreed to in this Agreement.

6.	TERMINATION

6.1.

Either Party may terminate the Agreement immediately if the other Party is in material breach of its obligations under this Agreement and fails to cure this breach within thirty (30) days of written notice of the breach.. In such an event of termination, Satyam shall have the right to request a third party vendor to supply the required software.

6.2.

Either Party shall have a right to terminate this Agreement immediately if liquidation or insolvency proceedings are initiated against the other Party, or in the event of a change in control or business.

6.3.

The Agreement may be terminated by Satyam without any liability to XNI in the event of BSNL terminating the main contract for any reason whatsoever, provided however that Satyam will ensure that XNI receives payment for work performed hereunder up to the date of such termination.

6.4.

Not withstanding the above, all the termination clauses stated in BSNL-IOBAS tender will equally applies to this Agreement. Any services obligated by the tender to be delivered free to BSNL, at the end of the contract would also be covered by this deviation provided that such services has been described in the Bid Documents / Purchase Order.

7.	FORCE MAJEURE

Both Parties shall be relieved from all liabilities under this Agreement if to the extent that it shall be unable to carry out its obligations hereunder owing to wars, acts of God, government acts, fire, flood, explosion, earthquake, terrorist acts, riots, civil commotion or anything beyond their control. The Party whose performance is affected by the Force Majeure event (Force Majeure Party) shall give prompt notice to the other Party. If the Force Majeure event continues for more than thirty (30) days and Satyam is not the Force Majeure Party then Satyam can terminate this Agreement without any penalty. The same is applicable for XNI, if XNI is not the Force Majeure Party.

8.	NON-SOLICITATION

During the term of this Agreement and for another twelve (12) months immediately following the termination of this Agreement, neither Party nor any of its subsidiary organizations shall directly or indirectly solicit any employee or consultant or subcontractor of the other Party who are directly involved in the BSNL IOBAS project. The Party so desirous of employing other Party’s employee / sub contractor shall do so only upon payment of an agreed upon compensation to the other Party.

9.	CONFIDENTIALITY

All information, comprising but not limited to marketing, financial, economic, strategic and technical information, data, drawings, specifications, documentation, etc shall be treated as proprietary and confidential by both Parties and they shall not at any time during or after the expiry of the termination of this Agreement, disclose whether directly or indirectly to any party otherwise than as required by law or permitted by this Agreement. All terms related to confidentiality stated in tender and agreed by Satyam with BSNL need to be honored by XNI.

10.	GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement shall be governed and construed according to the laws of India. The Parties hereto shall resolve through mutual consultation any questions and disputes that may arise between the Parties hereto in relation to this Agreement. Upon failure to reach a satisfactory settlement the matter in dispute shall be referred to a single arbitrator to hear and determine the matter in dispute and the decision shall be binding on both Parties. The cost of the appointment and the expenses incurred in the arbitration shall be borne by both Parties equally. The arbitration proceedings will be conducted in accordance with the Arbitration and Conciliation Act, 1996 at Hyderabad, India.

11.	TERMS AND CONDITIONS OF TENDER DOCUMENT

The terms and conditions stated in the Tender Document given in Annexure A hereto shall apply mutatis mutandis to both Parties, in respect of each Party’s obligations under the said Tender.

12.	LIMITATION OF LIABILITY

Neither Party shall be liable to the other, for any special, punitive, incidental, indirect or consequential damages, or any loss of profits or business arising out of this Agreement.

13.	INDEMNIFICATION

Each Party shall assume responsibility and hold the other Party harmless from any loss, expense, claim for payment of compensation or damages arising out of such Party’s material breach of this Agreement.

XNI shall assume responsibility and hold Satyam and BSNL harmless from any loss, expenses, claim or damage arising out of alleged infringement of any claim of copyright, patent, trademark or other proprietary right of any third party arising out of the Bundled Software.

14.	EXPENSES

Unless otherwise agreed, each Party will bear all costs, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement. Neither Party shall have any right under this Agreement any reimbursement, payment or compensation of any kind from the other Party except as otherwise specifically agreed to herein. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties under this Agreement.

15.	COOPERATION

Each Party will furnish to the other such cooperation and assistance as may be reasonably required hereunder, provided, however, that each Party will be an independent contractor, and the employees of one will not be considered to be employees of the other Party.

16.	NOTICE

All notices, references, consents, acknowledgements, requests, agreements, acceptances or other documentations authorized or required to be given pursuant to this Agreement shall be made in writing under the hand of the representative herein specified or mailed by registered post or fax or e-mail (supported by confirmation copy.)

17.	AUTHORITY

The Parties represent that the undersigned have the requisite authority to bind the Parties to this Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may not be modified except with the written concurrence of both Parties.

18.	FACSIMILE AND COUNTERPARTS

This Agreement may be signed by facsimile and executed in counterpart or duplicate copy and any signed counterpart, duplicate or facsimile copy shall be the equivalent to a signed original for all purposes

19.	NEWS RELEASES

Any news releases, public announcements, advertisement or publicity released by either Party concerning this Agreement, will be subject to the prior joint approval of the Parties. Any such publicity shall give due credit to the contribution of each Party. Each Party will agree on the distribution of the media messages concerning this Agreement.

20.	CHANGE IN CONTROL

In the event of any Change in Control in ownership or management, of either Party, such Party shall notify the other Party and BSNL of the same at least 90 days prior to such Change in Control coming into effect. In the event the new entity is a competitor of either Party, a prior written consent for assignment of this Agreement shall also be obtained from XNI or Satyam as the case may be. If due to the Change in Control this Agreement is to be assigned to the prospective owner/new entity, XNI or Satyam as the case may be shall obtain an undertaking from such new entity on continuing to perform as per this Agreement and Satyam or XNI as the case may be shall indemnify the other and BSNL for any damages, and losses that the affected Party and BSNL may incur for any non-performance or breach of obligations by the prospective owner.

The above requirement shall also be applicable in the event of XNI cease to have the license to market, distribute, deploy and support Base Product and Bundled Product.

The reporting and prior information or consent is not applicable, if change in control is due to any additional investment from Venture capitalists and private investors or due to the company going IPO. The indemnification obligations will however continue to apply in all the situations

21.	CHANGE CONTROL PROCEDURE

If BSNL desires Satyam to provide any additional services or a change in the Work Order which involves (a) a change in the cost; (b) a change in the time; (c) a change in the number or skills of persons required, them Satyam shall provide XNI a written revised work order (“Work Order Change Request”). XNI shall evaluate such Work Order Change Request and shall within 10 business days of the receipt of such Work Order or Change Request provide a response including the availability of its resources and Personnel and the estimate of any additional costs.

Based on Satyam’s understanding with BSNL, Satyam may issue duly signed Change Order to XNI, which shall be binding on XNI Where implementation of change order involves substantial Increase in cost to XNI, Satyam and XNI shall negotiate in good faith and agree upon additional costs to be paid by Satyam.

This Change control procedure including the payments to be made to XNI by Satyam, arises only when BSNL requires enhancements which are not covered in the scope of the BSNL’s PO and its related Bid Documents.

22.	SURVIVAL

Clause 1.11, 2.11, 2.12, 6, 8, 9, 10, 13 and 14 shall survive the termination of this Agreement.

23.	MODIFICATION

This Agreement may not be modified or amended except in writing signed by duly authorized representatives of each Party with express mention thereto of this Agreement.

24.	EXCLUSIVE RELATIONSHIP

The Parties agree to work together on an exclusive basis and offer their respective products and services for BSNL IOBAS Project. However, it is expressly clarified that each Party shall be free to market, promote, quote, offer to sell, or sell for any other opportunity, the commercial products or services offered by such Party.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CASUED THIS AGREEMENT TO BE EXECUTED BY THEIR RESPECTIVE DULY AUTHORISED REPRESENTATIVES AS OF THE DAY AND YEAR SHOW ABOVE.

ACCEPTED BY:

Satyam Computer Services Limited	Xalted Networks Inc.,

By /s/ B. Rama Raju	By /s/ Christopher L. Rasmuesen

Name B. Rama Raju	By Christopher L. Rasmuesen

Title Managing Director	By O-Law & General Counsel

In the presence of	In the presence of

WITNESSES	WITNESSES

EXHIBIT A: Hardware Sizing for the BSNL IOI3AS project to be supplied by Satyam

The following table is the list of Hardware but not limited to, for the BSNL IOBAS project to be supplied by Satyam

Hardware specifications
Phase 1
DataBase Server	V1280 8*1.28Ghz, 16GB RAM, 2*73GB HDDs
Interconnect Server	V1280 12*1.28Ghz, 24G8 RAM, 2*73GB HDDs
Mediation Server	V1280 12*1.28Ghz, 24GB RAM, 2*73GB HDDs
Failover Server	V1280 8*1.28Ghz, 16GB RAM, 2*73GB HDDs
Cluster Components	Sun Plex Cluster 3.1 - Flexible cluster topology
Shared storage	5.256 TB SAN Storage with 6E3510 Mirrored
Backup/Tape	Failover reliever server used as SAN master server with L25 (2*LTO2 drives) and Veritas backup software. LAN free backup
Administration Console	SunBlade 150
Installation & support	3 year hardware support with duster installation
Phase 2 – Disaster Recovery
Disaster Recovery
Servers	SF V880 4@1200MHz, 8GB, 6-73GB - 3nos.
Shared Storage	5.2 TB of shared SAN storage with 6E3510
Replication	Sun StorEdge Availability Suite with replication upto 5 TB
Support	3 year support with installation of additional servers/storage under cluster at DC
Phase 3
Mediation Server	V880 4*1.2 Ghz 8GB RAM 6*73 HDDs at DC
Cluster/Backup components	Additional duster/backup licenses and components for additional servers at DC
Interconnect Server	Sun Fire V1280 1.2GHz 12P24GB
Cluster/Backup components	Additional cluster/backup licenses and components for above servers
Shared Storage	Additional 5.256 TB Storage added to existing SE3510
Tape Drive	Additional L25 (2*LT02) stacked to existing L25.Additional Veritas licenses addded
Phase 4
DR Servers	V880 4*1.2 Ghz, 6GB RAM, 6*73 HDDs - Deskside unit - 2nos.
Shared Storage	5.2 TB of shared SAN stone with 8E3510
Backup/Tape	1* V880 used as backup server with L25 (2*LT02 drives) and Veritas backup software.
Support	3 year supped

NOTE:

Satyam’s scope of supply includes above mentioned hardware and any relevant hardware necessary for the successful running of BSNL-IOBAS Project.

EXHIBIT B: Software for BSNL IOBAS project to be supplied by XNI

The following table is the list of Software but not limited to, for the BSNL IOBAS project to be supplied by XNI

Software BOM

Software	Description
Modula
Mediation	Modula/MedDy - version 2.2
InterConnect Billing	Modula/lnterTrace - version 1.3
Invoicing	Modula/OpenBill - Version 2.0 (Only the Invoicing Module)
Database	Oracle 8.1.7
Middleware	BEA Tuxedo Version 8
Web Server	Tomcat - Freeware
Reporting Tool	Business Objects 6.1 or Microstrategy 7.5

NOTE:

XNI scope of supply includes above mentioned software and any relevant software necessary for the successful running of BSNL-IOBAS Project, from Systeam inc. and third party, their Support and Maintenance required to Satyam at a bundled price stipulated in the agreement.

EXHIBIT C: Benchmarking Document

response to	Exhibit A –	Exhibit B Benchmark	Exhibit C – Telecom
clarifications.doc	Benchmark Alfa siste	Correction Letter.pdf	Italia Certificate.pdf

00136 Roma – Viale delle Medaglie d’Oro, 201
Partita IVA 05112911002 – CCIAA 841833 – Trib. Roma 8023/96
Tel. +39 063534424 - +39 0635344375 - Fax +39 0635346659

Benchmarking Certification
 Of
 Systeam’s Modula Suite
On
Sun Platform

1 Introduction

Alfa Sistemi Telemedia S.r.l provides this certification to Systeam S.p.A, Italy after the benchmarking of Mediation (MedDy) and the Interconnect Billing (InterTrace) modules of their Modula suite of OSS/BSS products.

Alfa varied the parameters related to the software modules as well as the hardware for benchmarking the performance of the products to deduce the performance data that highlight the dependency between the Hardware and the Software configurations and product performances.

2 Alfa Sistemi Telemedia

Alfa Sistemi Telemedia is a value added reseller which operates in the telecommunication market since 1996. It accounts as customers all the major telecommunication operators in Italy (Wind, H3G, Telecom Italia, TIM, Blu) providing hardware and software solutions.

It also operates a test lab for testing new and experimental solution and benchmarking products in conjunction with partners and third parties integrators.

3 Systeam

Systeam S.p.A is a leading OSS/BSS solutions provider for Telecom operators world wide with operations at Italy, USA and India. System’s comprehensive MODULA suite of OSS/BSS productsare deployed worldwide with blue chop telecom operators like Telecom Italia, Albacom, TIM Brazil, MTNL India.

Systeam’s Modula suite has matured over many years of development and deployed over many telecom technologies viz., wireline, wireless, GSM and UMTS. The product suite can be deployed using any flavor of Unix operating Systems on Sun, Intel and IBM platforms, which uses state-of-art technologies like BEA Tuxedo.

4 Modula Architecture

The Modula framework is a set of software modules, each of them providing an independent functionality that can be configured to suite the requirements. The products are built by integrating these software building blocks on the BEA Tuxedo transactional bus and each having a common infrastructure that allows free interconnectivity in accordance to the information flow. Different combinations of the modules can be built to provide different solutions allowing highly integrated architecture with a very high degree of configurability and scalability. System scalability is ensured by the high independency of modules and by the intrinsic scalability of Tuxedo bus.

The Modula framework contains the following main modules:

  Acquisition – data acquisition
  Normalization –data normalization
  Valorization – data valorization
  Recycling – discarded data reprocessing
  Aggregation – data aggregation
  On Line Archiving – data archiving in database
  File Archiving – data archiving in files
  Fraud Analysis – Fraud analysis and detection
  Fraud Case Filter – Fraud cases filtering

4.1 Modula/MedDy

Modula/MedDy, the mediation device implements the flexibility as a must. The input interface can be configured to get and correlate events from whatever kind of service via file (ASCII, binary, ASN.1 or XML), via EAI middleware (Tuxedo, Tibco, WEBMethos, Vitria, etc.), directly from voice switch, from IP equipment, from VAS logs. The output interface has the same configurability of the input interface allowing matching quickly all requirements issued by rigid systems. MedDy classic Modula architecture gives the opportunity to add other optional modules (such as rating) in order to enrich record before the delivery.

MedDy product uses a combination of the following modules:

  Acquisition
  Normalization
  Correlation

  On Line Archiving
  Output Management

4.2 Modula/InterTrace

The Interconnection-billing platform based on Modula/InterTrace, receives event records from mediation platform through the data backbone, and all other info through the info backbone allowing the support of all interconnection services either traffic based and not-traffic based. Every kind of transaction is supported if a record event is produced. Many service classes are natively supported, as several pre-defined packages are available for the implementation of any rating rule.

In addition, new packages are easily created through a GUI interface to perform business requirements without modifying program code (SDK environment). Several kinds of audit reports allow users to check all elaboration processes. All process status and all changes in reference data are logged, as well as all changes in scheduled procedures. The output data interface with other external systems is simply configured using a GUI simplifying the manipulation of the output data flow.

InterTrace product uses a combination of the following modules:

  Acquisition
  Normalization
  Rating
  On Line Archiving

5 Benchmarking

Alfa Sistemi Telemedia S.r.l, did the benchmarking of Modula/MedDy and Modula/InterTrace on 10-November-2003 at Alfa Sistemi premises in Via delle Medaglie d’Oro, 201 - 00136 Roma.

5.1 Benchmarking Configuration

The following are the modules and the configurations used for the benchmarking.

5.2 Benchmarking Platform

The platform used is Sun Fire v1280 @ 1.2 Ghz with 12 GB RAM. The database used is Oracle 8i (patch level 8.1.7.3.0)

Server	CPU	Servers for Config. 1	Servers for Config. 2
Mediation (Modula/MedDy)	8	1	2
Interconnection (Modula/InterTrace)	8	2	4
Database (Oracle)	10	1	2

5.3 Benchmarking Results

Configuration	Average records/Second	Se Average records/Day
Configuration 1	1,289	111,369,600
Configuration 2	2,447	211,434,982

6 Declaration

Alfa Sistemi Telemedia S.r.l, carried out the above benchmarking on 10-September-2003 at at Alfa Sistemi premises in Via delle Medaglie d’Oro, 201 - 00136 Roma and the results provided in Section 5.3 are certified by us as the authenticate results.

Alessandro D’Alesio
General Director
a.dalesio@alfasistemitelemedia.it
+39-06-35344244
/s/ Alessandro D’Alesio

00136 Roma – Viale delle Medaglie d’Oro, 201
Partita IVA 05112911002 – CCIAA 841833 – Trib. Roma 8023/96
Tel. +39 063534424 - +39 0635344375 – Fax +39 0635346659

To Whom So Ever It May Concern

December 16, 2003

This is to acknowledge that Alfa Sistemi Telemedia S.r.l, does the benchmarking for all applications on 8 Hour window only.

The final results of 8-hour window benchmarking of Systeam’s Modula/MedDy and Modula/InterTrace on Sun platform are:

Configuration	Average records/8 hrs
Configuration 1*	111,369,600
Configuration 2*	211,434,982

* Please refer the original certificate for the configuration details.

It was a clerical mistake to use 24-hour time, while computing back for calculating records processed per second in the original certificate.

We regret this occurrence and issuing this correction.

Alessandro D’Alesio
General Director
a.dalesio@alfasistemitelemedia.it
+39-06-35344244
/s/ Alessandro D’Alesio

[Telecom Italia Spa Logo]

TO WHOMSOEVER IT MAY CONCERN

Rome: September 10, 2003

This is to certify that the Telecom Italia Spa has tested the Systeam Interconnection System (InterTrace V. 1.3.1), in order to verify the compliance with the Telecom Italia requirements. The test was conducted in the Telecom Italia labs during the first week of September 2003 on the following hardware platform:

2 SUN ENTERPRISE 15000 with 44 CPU (@1.2Ghz) each and 2Gb Ram per processor.

On this specific hardware configuration the system demonstrated the processing of over 65.7 Millions CDR per hour for a total of over 1.5 Billion CDRs per day.

Faithfully
Director Network Strategy
(Ing. Natalino Curci)
/s/ Natalino Curci

EXHIBIT D: Policy on Travel and Accommodation

As only sufficiently experienced associates of XNI are hired as consultants from XNI, on the BSNL-IOBAS Project, the entitlements for the clauses 2.13.3 and 2.13.5 are as under:

Entitlements

Details	Location	Entitlements
Highest mode of eligible travel		Air Y class
Highest mode of eligible conveyance	All Locations	Taxi (Non A/c)
Lodging entitlement per diem with bills (Exclusive of taxes)	Delhi & Bombay	4000
	Chennai/ Calcutta / Hyderabad/ Banglore/Pune	3000
	Other cities	2500
Lodging allowance per diem (Without bills)	Delhi/ Bombay/ Calcutta / Chennai/ Banglore/ Hyderabad/Pune	600
	Other cities	450
Boarding entitlement per diem with bills (Inclusive of all taxes and tips)	Delhi/ Bombay/ Calcutta / Chennai/ Banglore/ Hyderabad/Pune	575
	Other cities	450
Boarding allowances per diem without bills (Inclusive of all taxes and tips)	Delhi/ Bombay/ Calcutta / Chennai/ Banglore/ Hyderabad/Pune	300
	Other cities	250
Miscellaneous expenses per diem	All Locations	100

Notes:

  All the associates, irrespective of their entitlements, are advised to travel by train wherever they can reach the destination by overnight journeys.
  Wherever Satyam is making arrangements for pooled accommodation for its associates on the BSNL-IOBAS project, the same arrangement would be extended to XNI associates subject to availability.

Annexure A (: BSNL Tender Documents and its Clarifications)

Annexure A1 – BSNL	Annexure A2 – BSNL
Tender Docum	Tender Clarifications

The following Documents are attached:

File Name: Annexure-Al -BSNL Tender Document

File Name: Annexure-A2 -BSNL Tender clarifications

SECTION – I

IMPLEMENTATION OF INTER-OPERATOR BILLING AND ACCOUNTING
SYSTEM THROUGH AGENCY BASED SOLUTION

BHARAT SANCHAR NIGAM LIMITED

Tender No. MM/IT/072003/000256, Dated July 11, 2003

Bharat Sanchar Nigam Limited (BSNL) is one of the largest public sector undertaking in India having countrywide presence with over 40 million wire line & wireless telephone subscribers and offer hosts of other services like Data communication, National long distance, International Long Distance, Internet, Leased Line, etc. The Company proposes to implement Call Detail Records (CDRs) based Inter-operator Billing and Accounting System of Wire line, Wireless, IP Traffic through Agency based (Bureau/ ASP Model) solution.

2. The solution should enable BSNL to implement The Telecommunication Interconnection Usage Charges (IUC) Regulation, 2003, as amended from time to time, issued by TRAI. It envisages reduction in the cost of operation, increase revenue realization, stop leakage of revenue and minimize inter-operator disputes. Since all the switches do not support generation of 100% CDRs, it is proposed that the Inter-operator billing and Accounting system, in addition to the CDR based billing, shall also support Metered Call Unit (MCU) based billing and settlement.

3. In order to shortlist the interested and eligible vendors for the said project BSNL had invited the “Expression of Interest” from the leading system integrators/software solution providers for providing either of the following two or both:

i.	End-to-end Customer Care and Convergent Billing System for retail / interconnect billing or both or for all the software components mentioned against paragraph number 3.0 of the EOI document;
ii.	Agency based (Bureau model/ASP Model) solution for retail/interconnect billing or both or for all the software components mentioned against paragraph number 3.0 of the EOI document.

4. Following vendors have been short listed after the EOI exercise for Agency Based Solution:

SN	Name of the Company (M/s)	Registration No.
1.	Accenture India Private Limited	BSNL/CDR/138
2.	Electronic Data Solution (India) Private Limited	BSNL/CDR/351
3.	HCL Infosystems Limited	BSNL/CDR/169
4.	IBM Global Services India Private Limited	BSNL/CDR/60
5.	Mahindra British Telecom Limited	BSNL/CDR/79
6.	Motorola India Private Limited	BSNL/CDR/267
7.	Satyam Comuters Services Limited	BSNL/CDR/119 & 343
8.	Tata Consultancy Services	BSNL/CDR/58
9.	Tata Infotech Limited	BSNL/CDR/71
10.	Wipro Infotech	BSNL/CDR/99

5. On behalf of Bharat Sanchar Nigam Limited ( BSNL) sealed tenders are invited from the above Indian Companies under Two stage Bidding system (Techno-commercial bid & financial bid) for Agency based (Bureau model/ASP Model) solution for IOBAS and other software components as given in this tender document.

6. Scope of the contract will involve Design, Planning, Installation, customization, commissioning, testing, training, maintenance, etc, required for Bureau based IOBAS.

7. Schedule and other important instructions:

1.	Date of issue of NIT to short-listed bidders	11.07.2003
2.	Sale of Tender Document	16.07.2003 to 18.07.2003 between 1500-1600 hrs
3.	Last date for receipt of Clarifications	30.7.2003
4.	Issue of Clarifications	8.8.2003
5.	Last date & time for submission of bids	14.8.2003 at 11.30 hrs.
6.	Date & time for opening the bids (Techno-Commercial)	14.8.2003 at 12.00 hrs.
7.	Price of the Bid Document	Rs. 10000/- (Rs. Ten thousand only) (non refundable). The payment will be accepted in the form of A/c payee Demand Draft, drawn in any scheduled Bank in Delhi, in favour of Accounts Officer (Cash), BSNL Corporate Office, New Delhi 110 001.
8.	Amount of Bid Security	Rs. 2.0 Crore (Rs. Two Crore only) in the form of Bank Guarantee or Demand Draft.
9.	Sale of Bid Document	Intending bidders may obtain copy of the Commercial conditions along with the relevant specifications from S.O.(MMT) BSNL, Corporate office, Statesman House, Barakhamba Road, Connaught Place, New Delhi- 110001.

SECTION II
INSTRUCTIONS TO BIDDERS

1.	DEFINITIONS

	(a)	“The Purchaser” means “Bharat Sanchar Nigam Limited (BSNL)”.

	(b)	“The Bidder” means the individual or firm who participates in this Request for Proposal (RFP)/ tender & submits its bid.

	(c)	“The Supplier” means the selected bidder providing the Agency based solution under the contract.

	(d)	“The Goods” means all Hardware, Software, Middleware and/or other materials, which the supplier is required to supply to the Purchaser under the contract.

	(e)	“The Advance Purchase Order” means the intention of the Purchaser to place the Purchase Order on the bidder.

(f)

“The Purchase Order” means the order placed by the purchaser on the Supplier signed by the Purchaser including all attachments and appendices thereto and all documents incorporated by reference therein. The purchase order shall be deemed as “Contract” appearing in the document.

	(g)	“The Contract Price” means the price payable to the Supplier under the purchase order for the full and proper performance of its contractual obligations.

(h)

“Validation” is a process of testing the equipment as per the Generic Requirements in the specification for use in THE PURCHASER network. Validation is carried out in simulated field environment and includes stability, scalability, reliability and environmental tests.

2.	Eligible Bidders:

2.1

Eligible bidders are the Indian Companies Short-listed against their participation in Expression of Interest (EOI) floated by the purchaser vide No. 8-3/2001-Comp, dated 25th June 2002 as listed in Para 4 of Section 1.

2.2

Following bidders who have claimed the experience of implementation of CDR based billing system across the globe by the subsidiary or group company of the parent unit are essentially required to submit the details of their relationship with the parent unit and a commitment for sharing the resources from the subsidiary or group company or the parent company as the case may be:

2.2.1	M/s Accenture India Private Limited

2.2.2	M/s Electronic Data Solution (India) Private Limited

2.2.3	M/s IBM Global Services India Private Limited

2.2.4	M/s Motorola India Private Limited

2.2.5	It is mandatory for the above four bidders to submit the following documents of both parent and subsidiary or group company along with the technical bid:

2.2.5.1	Memorandum and Articles of Association

2.2.5.2	Annual report of last three years

2.2.5.3	Composition of the Board of Directors

2.2.5.4	Shareholding pattern

2.2.5.5	How they are subsidiary & group companies viz. by virtue of control, shareholding or otherwise.

2.2.5.6	Registration Certification of parent, subsidiary or group.

2.2.5.7	Undertaking to the effect that parent or group companies had committed for sharing resources with subsidiary company in implementing the project.

2.2.5.8

Board Resolution as well as General Meeting Resolution of both Group/ Parent and subsidiary company to the effect that providing of corporate guarantee for commitment of sharing of resources with subsidiary or group company or parent unit as the case may be.

2.2.5.9

Board Resolution to the effect that whether the composition of subsidiary company’s Board of Director’s has been controlled by group or parent company, if so, that group or parent company exercise power without consent or concurrence of any other party to appoint or remove all or majority of director’s of subsidiary company or the capital of the company’s wholly owned by parent or group company and also hold the majority voting rights in that subsidiary.

3.	COST OF BIDDING

All costs and expenses associated with submission of bid shall be borne by the company submitting the bid and in this regard the purchaser shall have no liability in any manner, regardless of the conduct or the outcome of the biding process.

4.	BID DOCUMENTS

4.1	The goods & services required to be supplied, bidding procedures and contract terms and conditions are prescribed in the Bid Documents. The Bid documents include :

(a)	Notice Inviting Tender	- Section I

(b)	Instructions to Bidders	- Section II

(c)	General (Commercial) Conditions of Contract	- Section III

(d)	Special conditions of Contract	- Section IV (Part I & II)

(e)	Schedule of Requirements	- Section V

(f)	Technical Specifications	- Section VI

(g)	Bid Form and Price Schedules	- Section VII (Part I & II)

(h)	Bid Security Form	- Section VIII

(i)	Performance Security Bond Form	- Section IX

(j)	Letter of authorization to attend bid opening.	- Section X

4.2

The Bidder is expected to examine all instructions, forms, terms and specifications in the Bid Documents. Failure to furnish all information required as per the Bid Documents or submission of the bids not substantially responsive to the Bid Documents in every respect will be at the bidder’s risk and shall result in rejection of the bid. In respect of interpretation/clarification of each and every clause of this tender and in respect of any matter relating to this tender, the decision of the purchaser will be final.

5.	CLARIFICATION OF BID DOCUMENTS

A prospective bidder, requiring any clarification on the Bid Documents shall notify the Purchaser in writing or by E-mail at the Purchaser’s mailing address indicated in the invitation of Bid. The Purchaser shall respond in writing to any request for the clarification of the Bid Documents, which it receives not later than 1600 HRS of 30.07.2003. Copies of the query (without identifying the source) and clarifications by the Purchaser shall be sent to all the prospective bidders who have received the bid documents.

6.	AMENDMENT OF BID DOCUMENTS

6.1

At any time, prior to the date of submission of Bids, the Purchaser may, for any reason, whether at its own initiative or in response to a clarification requested by a prospective bidder, modify bid documents by amendments.

6.2

The amendments shall be published on Website or notified in writing or through email to all prospective bidders on the address intimated at the time of purchase of the bid document from the purchaser and these amendments will be binding on them.

6.3

In order to afford prospective bidders a reasonable time to take the amendment into account in preparing their bids, the purchaser may, at its discretion, extend the deadline for the submission of bids suitably.

7.	PREPARATION OF BIDS

7.1	Language of Bid:

The Bid prepared by the Bidder and all correspondence and documents relating to the bid exchanged by the bidder and the purchaser shall be written in English language, provided that any printed literature furnished by the bidder may be written in another language but it is to be accompanied by an English translation of its pertinent passage(s) duly signed and verified as true English translation. The responsibility for the correctness of the translation will be solely and completely on the bidder and purchaser shall not be responsible for any loss/likely loss due to error in translation whatsoever. In such cases, for the purpose of interpretation of the bid, the English translation shall only govern.

7.	2 DOCUMENTS COMPRISING THE BID

The bid prepared by the bidder shall comprise the following components:

(a) Documentary evidence established in accordance with the clause 2 & 10 that the bidder is eligible to bid and is qualified to perform the contract if his bid is accepted.

(b) Bid Security furnished in accordance with clause 12.

(c) A Clause by Clause compliance as per clause 11.3 (c)

(d) A Bid form and price schedule completed in accordance with clause 8 & 9.

(e) A certificate that all the pages (printed, typed, literature etc) in the original copy of the bid document have been signed and sequentially numbered, indicating total number of pages in the bid.

8.	BID FORM

The bidder shall complete the bid form and appropriate Price Schedule furnished in the Bid Documents, indicating the goods to be supplied, brief description of the goods, quantity and prices as per section VII.

9.	BID PRICES

9.1

The bidder shall give the total composite price inclusive of all Levies & Taxes, etc. The basic unit price and all other components of the price need to be individually indicated against the services it proposes to provide under the contract as per the price schedule given in Section VII. Prices of incidental services should also be quoted. The offer shall be firm in Indian Rupees. No Foreign exchange will be made available by the purchaser.

9.2	Prices indicated in the Price Schedule shall be entered in the following manner:

(i)

The Basic Unit price of the goods / services, Excise duty, Sales Tax, Freight, Forwarding, Packing, Insurance, Service Tax and any other Levies/Charges already paid or payable by the supplier shall also be quoted separately item wise.

(ii) The supplier shall quote as per price schedule given in section VII for all the items given in schedule of requirement.

9.3

The price quoted by the bidder shall remain fixed during the entire period of contract and shall not be subject to variation on any account. A bid submitted with an adjustable price quotation will be treated as non - responsive and rejected.

9.4	The prices quoted by the bidder shall be in sufficient detail to enable the Purchaser to arrive at the price of equipment/system offered.

9.5

“DISCOUNT, if any, offered by the bidders shall not be considered unless they are specifically indicated in the price schedule. Bidders desiring to offer discount shall therefore modify their offers suitably while quoting and shall quote clearly net price taking all such factors like Discount, free supply, etc, into account”.

9.6

The price approved by the purchaser for procurement will be inclusive of Levies and Taxes, packing, forwarding, freight and insurance as mentioned in Para 9.1 above. Breakup in various heads like excise duty, sales tax, insurance, freight and other taxes paid/payable as per clause 9.2 (i) is for the information of the purchaser and any change in these shall have no effect on price during the scheduled delivery period.

9.7

The freight by sea for transportation of equipment/Stores from the nearest port in the main land to Andaman & Nicobar Islands will be reimbursed to the supplier at the concessional rates levied by Ministry of Water and Surface Transport on production of proof.

10.	DOCUMENTS ESTABLISHING BIDDER’S ELIGIBILITY AND QUALIFICATION

10.1	Eligible vendors are required to resubmit the following documents:

1.	Current and valid Income Tax Clearance Certificate.

2.	Current and valid ISO 9001 accreditation/ SEI-CMM Level 4 certificate/s.

3.	Attested copy of the Certificate of Incorporation.

4.	Audited results of last three financial years viz. 1999-2000, 2000-2001 & 2001-2002.

5.	Article or Memorandum of Association or partnership deed or proprietorship deed as the case may be.

6.	Registration certificate from State Director of Industries or from Secretariat for Industrial Approval (SIA), Ministry of Industries, Government of India.

7.	Approval from Reserve Bank of India /SIA in case of foreign collaboration.

8.	A certificate from its bankers as evidence that he has financial capability to perform the contract.

9.	The bidder is required to submit the following documents pertaining to consortium members:

(a)	Current and valid Income Tax Clearance Certificate for consortium members, registered in India.

(b)	Current and valid ISO 9001 accreditation/ SEI-CMM Level 4 certificate/s for all consortium members.

(c)	Attested copy of the Certificate of Incorporation for Consortium members, registered in India.

(d)	Certified accounts for the last three years for all consortium members.

(e)	Organizational Chart and infrastructure details with the list of support centers at major cities of the country.

10.2

(i) The bidder shall furnish Annual Report and /or a certificate from its bankers as an evidence that he has financial capability to perform the contract
(ii) The bidder shall furnish documentary evidence about technical and production capability necessary to perform the contract.

10.3	In order to enable the Purchaser to assess the provenness of the system offered, the bidder shall provide documentary evidence regarding the system being offered by him.

10.4

The offered product has to be type approved by the Purchaser. For this purpose, the supplier shall submit a sample type for evaluation by the Purchaser. The sample would be evaluated for its ability to meet the technical specifications, manufacturability, reliability, testability, ease of installation, maintainability etc. Necessary documents to substantiate these attributes will have to be submitted at the time of application for approval by the supplier for obtaining type approval.

Or

In case goods offered have already been type approved/ validated by the Purchaser, documentary evidence to this effect shall be submitted by the bidder.

11.	DOCUMENTS ESTABLISHING GOOD’S CONFORMITY TO BID DOCUMENTS

11.1

Pursuant to clause 7, the bidder shall furnish, as part of his bid, documents establishing the conformity of his bid to the Bid Documents of all goods and services, which he proposes to supply/ provide under the contract.

11.2	The documentary evidences of the “goods and services” conformity to the Bid Documents, may be, in the form of literature, drawings, data etc. and the bidder shall furnish:

(a)	A detailed description of the goods with essential technical and performance characteristics;

(b)

a list, giving full particulars including available sources and current prices of all spare parts, special tools, etc., necessary for the proper and continuous functioning of the goods for a period of three years following commencement of use of the goods by the purchaser;

(c)

a clause-by-clause compliance on the purchaser’s Technical Specifications and Commercial Conditions demonstrating substantial responsiveness to the Technical Specifications and Commercial Conditions. In case of deviations, a statement of the deviations and exception to the provision of the Technical Specifications and Commercial Conditions shall be given by the bidder. A bid without clause-by-clause compliance of the Technical Specifications (Section VI), Commercial Conditions (Section III) and Special Conditions (Section IV- Part I & Part II) shall not be considered;

(d)	Detailed implementation schedule covering all the activities of the services and Bar/PERT Chart.

11.3

For the purpose of compliance to be furnished pursuant to the clause 11.2(c) above, the bidder shall note that the standards for the workmanship, material and equipment and reference to the brand names or catalogue number, designated by the Purchaser in its Technical specifications are intended to be descriptive only and not restrictive.

11.4

The documentary evidence of the “Goods and Services” shall be to the purchaser’s satisfaction and the bidder shall state that they will comply with all conditions specified in technical specs and other conditions of this tender.

12.	BID SECURITY

12.1	Pursuant to clause 7, the bidder shall furnish, as part of his bid, a bid security for an amount of Rs 2.0 Crores (Rupees Two Crore only).

12.2	The bid security is required to protect the purchaser against the risk of bidder’s conduct, which would warrant the security’s forfeiture, pursuant to Para 12.7.

12.3	The bid security shall be in one of the following forms:

12.3.1	Bank Guarantee, issued by a scheduled bank in favour of the purchaser, valid for a period of 180 days from the date of tender opening..

12.3.2	Demand draft/Pay order in favour of Accounts Officer (Cash), BSNL Corporate Office, New Delhi-110001.

12.4	A bid not secured in accordance with Para 12.1 & 12.3 shall be rejected by the Purchaser as non-responsive at the bid opening stage and returned to the bidder unopened.

12.5

The bid security of the unsuccessful bidder will be discharged/ returned as promptly as possible but not later than 30 days after the expiry of the period of the bid validity prescribed by the purchaser pursuant to clause 13.

12.6	The successful bidder’s bid security will be discharged upon the bidder’s acceptance of the advance purchase order satisfactorily in accordance with clause 28 and furnishing the performance security.

12.7	The bid security may be forfeited:

a.	If the bidder withdraws his bid during the period of bid validity specified by the bidder in the Bid form or

b.	In the case of successful bidder , if the bidder fails :

i)	to sign the contract in accordance with clause 29 or

ii)	to furnish performance security in accordance with clause 29.

13.	PERIOD OF VALIDITY OF BIDS

13.1

Bid shall remain valid for 150 days after the date of opening of bids prescribed by the purchaser pursuant to clause 19.1. A bid valid for a shorter period shall be rejected by the purchaser as non-responsive.

13.2

In exceptional circumstances, the purchaser may request the consent of the bidder for an extension to the period of bid validity. The request and the response thereto shall be made in writing. The bid security provided under clause 12 shall also be suitably extended. The bidder may refuse the request without forfeiting his bid security. A bidder accepting the request and granting extension will not be permitted to modify his bid. While giving unqualified/unequivocal consent/extension of Bid validity other stipulation or suggestion of the bidders will be considered as vitiating the unqualified and unequivocal consent for extension of bid validity and such consent will be treated as refusal for extension.

14.	FORMAT AND SIGNING OF BID

14.1

(i) The bidder shall prepare Five (5) number of copies of Unpriced Technical & Commercial Bid (Envelope A) and Five (5) copies of priced financial Bid (Envelope B), clearly marking one as ‘Original Bid’ and remaining 4 as ‘Copy No:1, Copy No:2, Copy No:3, Copy No:4’.

In the event of any discrepancy between the copies, the original shall govern.

	a.	Envelope A: Unpriced original and four copies of Technical and Commercial bid.

	b.	Envelope B: Priced financial original & four copies of the priced financial bid.

	c.	Separate Cover: Bid Security of requisite amount in the prescribed format given in Section VIII (Ref. Cl.12.1 of Sec II)

(ii) The copy of quality manual and Article or Memorandum of Association may be provided in original copy and copy no: 1.

14.2

The original and all other copies of Bid shall be typed or printed and numbered consecutively and shall be signed by the bidder or a person or persons duly authorized to bind the bidder to the contract. The letter of authorization shall be indicated by written power -of-attorney accompanying the bid. The bids submitted shall be sealed properly. All pages of the original bid, except for unamended printed literatures, shall be signed by the person or persons signing the bid. The bids submitted shall be sealed properly.

14.3

The bid shall contain no interlineations, erasures or overwriting except as necessary to correct errors made by the bidder in which case such corrections shall be signed by the person or persons signing the bid. All pages of the original bid, except for unamended printed literature shall be signed by the bidder authorized for signing the bid.

15.	SEALING AND MARKING OF BIDS

15.1	The bidders shall seal the original and each copy of the bid in an inner and outer envelope duly marking both the envelopes as ‘ORIGINAL’ & ‘COPY’. The seal used should be personal seal of the bidder.

15.2

The bidder shall submit the bids in three sealed covers as explained in clause no. 14. On the day of opening of tender only techno-commercial bid will be opened. The financial bid of only those bidders who have been found techno-commercially responsive shall be opened on the date to be announced later on.

15.3	(a)	The envelopes shall be addressed to the purchaser at the following address:

Jt. Dy. Director General (MMT) Bharat Sanchar Nigam Limited Room No. 1209, Statesman House, New Delhi – 110 001.

	(a)	The envelope shall bear (the tender name), the tender number and the words ‘DO NOT OPEN BEFORE’ (due date and time of the tender opening).

	(b)	The inner and outer envelopes shall indicate the name and address of the bidders to enable the bid to be returned unopened in case it is declared ‘late’ or rejected.

	(c)	Tenders shall either be sent by registered post or delivered in person. The responsibility for ensuring that the tenders are delivered in time would vest with the bidder.

(d)

Bids delivered in person on the day of tender opening shall be delivered upto 1130 hours to Section Officer (MMT) at the venue (address given at clause 15.3 (e)). The purchaser shall not be responsible if the bids are delivered elsewhere.

(e)

Venue of tender opening: Tender will be opened in the conference hall, 1st Floor, Statesman House, B-148, Barakhamba Road, New Delhi-110001. If due to administrative reasons the venue of bid opening is changed it will be displayed prominently at reception office of Statesman House, office of Section Officer (MMT), 12th Floor, Statesman House, B-148, Barakhamba Road, New Delhi-110001 and also on the BSNL’s web site www.bsnl.co.in

15.4	If both the envelopes are not sealed and marked as required at Para 15.1, 15.2 & 15.3, the bid shall be rejected.

16.	SUBMISSION OF BIDS

16.1	Bids must be received by the Purchaser at the address specified under para 15.3 not latter than 11:30 hrs. on due date.

16.2

The Purchaser may, at its discretion, extend this deadline for the submission of bids by amending the Bid Documents in accordance with clause 6 in which case all rights and obligations of the purchaser and bidders previously subject to the deadline will thereafter be subjected to the deadline as extended.

16.3

The bidder shall submit his bid offer against a set of bid documents purchased by him for all equipments/services and for all the circles in the zone as per requirement of the Bid Documents. Not more than one independent and complete offer shall be permitted from the bidder.

17.	LATE BIDS

Any bid received by the purchaser after the deadline for submission of bids prescribed by the purchaser pursuant to clause 16, shall be rejected and returned unopened to the bidder.

18.	MODIFICATION AND WITHDRAWAL OF BIDS

18.1

The bidder may modify or withdraw his bid after submission provided that the written notice of the modification or withdrawal is received by the purchaser prior to the deadline prescribed for submission of bids.

18.2

The bidder’s modification or withdrawal notice shall be prepared, sealed, marked and despatched as required in the case of bid submission in accordance with the provision of clause 15. A withdrawal notice may also be sent by E-mail/FAX but followed by the signed confirmation copy by post, marked not later than the deadline for submission of bids.

18.3	Subject to clause 20, no bid shall be modified subsequent to the deadline for submission of bids.

19.	OPENING OF BIDS BY PURCHASER

19.1

The purchaser shall open the Unpriced , Technical & Commercial Bids in the presence of bidders or his authorized representatives who choose to attend, at the date & time specified in NIT at 1200 hrs on due date. The bidder’s representatives who are present shall sign in an attendance register. Authority letter to this effect shall be submitted by the bidders before they are allowed to participate in bid opening. (A Format is given in section X). The priced bids financial (Envelope B) of the bidders, whose bids are Technically and Commercially responsive; shall be opened at later date and time to be informed by the purchaser. In the event that the specified date of opening is declared a holiday by the purchaser, the bid shall be opened on the next working day. Time and venue will remain unchanged.

19.2	A maximum of two representatives for any bidder shall be authorized and permitted to attend the bid opening.

19.3	The bidder’s names, Bid prices, modifications, bid withdrawals and such other details as the purchaser, at its discretion, may consider appropriate will be announced at the opening .

20.	CLARIFICATION OF BIDS

20.1

To assist in the examination, evaluation and comparison of bids, the purchaser may, at its discretion ask the bidder for the clarification of its bid. The request for the clarification and the response shall be in writing. However, no post bid clarification at the initiative of the bidder shall be entertained.

21.	PRELIMINARY EVALUATION

21.1

Purchaser shall evaluate the bids to determine whether they are complete, whether any computational errors have been made, whether required sureties have been furnished, whether the documents have been properly signed and whether the bids are generally in order.

21.2

Arithmetical error shall be rectified on the following basis. If there is a discrepancy between the unit price and total price that is obtained by multiplying the unit price and quantity, the unit price shall prevail and the total price shall be corrected by the purchaser. If there is a discrepancy between words and figures, the amount in words shall prevail. If the supplier does not accept the correction of the errors, his bid shall be rejected.

21.3

Prior to the detailed evaluation, pursuant to clause 22, the Purchaser will determine the substantial responsiveness of each bid to the Bid Document. For purposes of these clauses, a substantially responsive bid is one which confirms to all the terms and conditions of the Bid Documents without material deviations. The purchaser’s determination of bid’s responsiveness is to be based on the contents of the bid itself without recourse to extrinsic evidence.

21.4	A bid, determined as substantially non-responsive will be rejected by the purchaser. No correction will be entertained after opening of the bids.

22.	Evaluation of Techno-commercial bids:

22.1	The documents submitted by the bidders shall be examined to determine whether the bidders meet the qualification in accordance with the criteria specified in Clause 2 and 10.

22.2

During the technical evaluation, the purchaser at its discretion may call upon the bidders to give their presentation on their offer, to explain their capability to undertake the project and to respond to any clarification from the purchaser.

22.3	The bids that do not meet all the requirements will be rejected.

22.4

The Purchaser may waive any minor infirmity or non-conformity or irregularity in a bid, which doesn’t constitute a material deviation, provided such waiver doesn’t prejudice or effect the relative ranking of any bidder.

23.	EVALUATION AND COMPARISON OF SUBSTANTIALLY RESPONSIVE BIDS

23.1	The Purchaser shall evaluate in detail and compare the bids previously determined to be substantially responsive pursuant to clause 21.

23.2

The evaluation and comparison of responsive bids shall be on the price of the goods offered inclusive of all Levies & Charges as indicated in col 9 of the Price Schedule in Section VII Part IIA of the Bid Document.

23.3	Unloading charge at the consignee end shall be borne by the supplier and no separate charges are payable for transportation to individual sites for installation.

23.4	Evaluation of the price bids and ranking of the bidders shall be done as per clause no. 11 of Section IV Part-II.

24.	CONTACTING THE PURCHASER

24.1	Subject to Clause 20 no bidder shall try to influence the Purchaser on any matter relating to its bid, from the time of the bid opening till the time the contract is awarded.

24.2	Any effort by a bidder to influence the purchaser in the purchaser’s bid evaluation, bid comparison or contract award decision shall result in the rejection of the bid.

25.	AWARD OF CONTRACT

The Purchaser shall consider placement of orders for commercial supplies only on those eligible bidders whose offers have been found technically, commercially and financially acceptable and whose goods have been type approved/validated by the purchaser as applicable.

26.	PURCHASER’S RIGHT TO VARY QUANTITIES

26.1

BSNL will have the right to increase or decrease up to 25% of the quantity of goods and services specified in the schedule of requirements without any change in unit price of the offered quantity or other terms and conditions at the time of award of contract.

26.2

In exceptional situation where the requirement is of an emergent nature and it is necessary to ensure continued supplies from the existing vendors, the purchaser reserves the right to place repeat order up to 50% of the quantities of goods and services contained in the running tender/contract with in a period of twelve months from the earliest date of acceptance of APO at the same rate or rate negotiated (downwardly) with the existing vendors considering the reasonability of rates based on the prevailing market conditions and the impact of reduction in duties and taxes etc.

26.3	The Purchaser reserves the right to extend the contract beyond three years on yearly basis maximum by two years.

27.	PURCHASER’S RIGHT TO ACCEPT ANY BID AND TO REJECT ANY OR ALL BIDS

27.1

The Purchaser reserves the right to accept or reject any bid, and to annul the bidding process and reject all bids, at any time prior to award of contract without assigning any reason whatsoever and without thereby incurring any liability to the affected bidder or bidders on the grounds of purchaser’s action.

28.	ISSUE OF ADVANCE PURCHASE ORDER

28.1	The issue of an Advance Purchase Order shall constitute the intention of the Purchaser to enter into contract with the bidder.

28.2

Upon the successful bidder’s furnishing the performance security and his unconditional/ unequivocal acceptance in conformity with section IX provided with the bid document within 21 days of issue of the advance purchase order, the purchase order shall be issued.

29.	SIGNING OF CONTRACT

29.1	The issue of Purchase order shall constitute the award of contract on the bidder.

29.2	Upon the successful bidder furnishing of performance security pursuant to clause 28, the Purchaser shall discharge the bid security in pursuant clause 12.

30.	ANNULMENT OF AWARD

30.1

Failure of the successful bidder to comply with the requirement of clause 29 shall constitute sufficient ground for the annulment of the award and the forfeiture of the bid security in which event the Purchaser may make the award to any other bidder at the discretion of the purchaser or call for the new bids.

31.	QUALITY ASSURANCE REQUIREMENTS

31.1	The supplier shall have Quality Management System supported and evidenced by the followings :
  A Quality Policy.
  A management representative with authority and responsibility for fulfilling QA requirements and for interfacing with purchaser in matter of Quality.
  Procedure for controlling design/production engineering, materials, choice of components/vendors, manufacturing and packaging process for supplying quality products.
  System of Inward Good Inspection.
  System to calibrate and maintain required measuring and test equipment.
  System for tracing the cause for non-conformance (traceability) and segregating product which don’t conform to specifications.
  Configuration management and change-control mechanism.
  A quality plan for the product.
  Periodical internal quality audits.
  A ‘Quality Manual’ detailing the above.
  Or infrastructure assessment certificate and Type Approval Certificate issued by “TEC” (wherever applicable) shall be furnished.
32.

While all the conditions specified in the Bid documents are critical and are to be complied, special attention of bidder is invited to the following clauses of the bid documents. Non- compliance of any one of which shall result in out right rejection of the bid.

(i)	Clause 15.1 & 15.2 of Section II : The bids will be recorded unopened, if covers are not properly sealed with ‘ PERSONAL SEAL ‘ of the bidder.

(ii)

Clauses 12.1, 12.3 & 13.1 of Section II : The bids will be rejected at opening stage if Bid security is not submitted as per Clauses 12.1 & 12.3 and bid validity is less than the period prescribed in Clause 13.1 mentioned above.

(iii)

Clause 2 & 10 of Section II : If the eligibility condition as per clause 2 of Section II is not met and/or documents prescribed to establish the eligibility as per Clause 10 of section II are not enclosed, the bids will be rejected without further evaluation.

(iv)

Clause 11.2 ( c ) of Section II : If clause-by-clause compliance and deviation statements as prescribed are not given, the bid will be rejected at the stage of primary evaluation. In case of no deviations, a “nil deviation” statement to that effect must be given.

(v)

Section III Commercial conditions, Section IV (Part-I & Part-II) Special Conditions of Contract & Section VI Technical Specifications : Compliance if given using ambiguous words like “Noted, Understood”, “Noted & Understood” shall not be accepted as compliance. Mere “Complied” will also be not sufficient, reference to the enclosed documents showing compliances and the manner in which the compliance will be achieved must be given.

(vi)	Section VII Price Schedule : Prices are not filled in as prescribed in price schedule.

(vii)	Section II clause 9.5 on discount which is reproduced below:

“Discount, if any, offered by the bidder shall not be considered unless they are specifically indicated in the price schedule. Bidders desiring to offer discount shall therefore modify their offer suitably while quoting and shall quote clearly net price taking all such factors like Discount, free supply, etc. into account”.

SECTION III

GENERAL (COMMERCIAL) CONDITIONS OF CONTRACT

1.	APPLICATION

The general condition shall apply in contracts made by the purchaser for the procurement of goods.

2.	STANDARDS

The goods supplied under this contract shall conform to the standards prescribed in the Technical Specifications mentioned in section VI.

3.	PATENT RIGHTS

The supplier shall indemnify the purchaser against all third-party claims of infringement of patent, trademark or industrial design rights arising from use of the goods or any part thereof in Indian Telecom Network.

4.	PERFORMANCE SECURITY

4.1	The supplier shall furnish performance security to the purchaser for an amount equal to 5% of the total contract value within 14 days after the receipt of the Advance Purchase Order by the Supplier.

4.2	The proceeds of the performance security shall be payable to the Purchaser as compensation for any loss resulting from the supplier’s failure to complete its obligations under the contract.

4.3	The performance security Bond shall be in the form of Bank Guarantee issued by a scheduled Bank and in the form provided in ‘Section IX’ of this Bid Document.

4.4	The performance security Bond will be discharged by the Purchaser after completion of the supplier’s performance obligations, including any warranty obligations, under the contract.

5.	INSPECTION AND TESTS

5.1

The Purchaser or his representative shall have the right to inspect and test the goods as per prescribed test schedules for their conformity to the specifications. Where the Purchaser decide to conduct such tests on the premises of the supplier or its subcontractor(s), all reasonable facilities and assistance like Testing instruments and other test gadgets including access to drawings and production data shall be furnished to the inspectors at no charge to the purchaser.

5.2

Should any inspected or tested goods fail to conform to the specifications the purchaser may reject them and the supplier shall either replace the rejected goods or make all alterations necessary to meet Specification requirements free of cost to the purchaser.

5.3

Notwithstanding the pre-supply tests and inspections prescribed in clause 5.1 & 5.2 above, the equipment and accessories on receipt in the Purchaser’s premises will also be tested during and after installation before “take over” and if any equipment and part thereof is found defective, the same shall be replaced free of all cost to the purchaser as laid down in clause 5.4 below.

5.4

If any equipment or any part thereof, before it is taken over under clause 5.5, is found defective or fails to fulfill the requirements of the contract, the inspector shall give the Supplier notice setting forth details of such defects or failure and the supplier shall make the defective equipment good, or alter the same to make it comply with the requirements of the contract forthwith and in any case within a period not exceeding three months of the initial report. These replacements shall be made by the supplier free of all charges at site. Should it fail to do so within this time, the purchaser reserves the discretion to reject and replace at the cost of the supplier the whole or any portion of equipment as the case may be, which is defective or fails to fulfill the requirements of the contract . The cost of any such replacement made by the purchaser shall be deducted from the amount payable to the supplier.

5.5

When the performance tests called for have been successfully carried out, the inspector / ultimate consignee will forthwith issue a Taking Over Certificate. The inspector /ultimate consignee shall not delay the issue of any “taking Over Certificate” contemplated by this clause on account of minor defects in the equipment which do not materially affect the commercial use thereof provided that the supplier shall undertake to make good the same in a time period not exceeding six months. The Taking over Certificate shall be issued by the ultimate consignee within six weeks of successful completion of tests. In this case BCPC (Bills Copy Payable Challan) shall be equivalent to “Taking Over Certificate”, issuance of which shall certify receipt of goods in safe and sound condition. However, they shall not discharge the supplier of their warranty obligation. BCPC in respect of last consignment against the purchase order will be equivalent to “Taking Over Certificate”.

5.6	Nothing in clause 5 shall in any way release the Supplier from any warranty or other obligations under this contract.

6.	DELIVERY AND DOCUMENTS

6.1

Delivery of the goods and documents, its installation and commissioning shall be made by the supplier in accordance with the terms specified by the purchaser in its schedule of requirements and special conditions of contracts, and the goods shall remain at the risk of the supplier until delivery of the network as a turn-key job has been completed. The equipment duly installed and commissioned shall be made over to the ultimate consignee as given in the purchase order. The delivery of the equipment and service roll out shall commence as specified and be completed within time schedule specified in schedule of requirements and special conditions of the tender.

6.2

All Technical assistance for installation, commissioning and monitoring of the equipment shall be provided by the bidders at no extra cost during laboratory evaluation, validation/type approval and field trial if any.

6.3

In case of delayed completion of works after delivery period, the advantage of reduction of taxes/ duties shall be passed on to the purchaser and no benefit of increase will be permitted to the bidder/ supplier.

6.4

Purchaser shall be allowed to reproduce strictly for its own use as per requirements, handbooks and drawings of the equipments for training, installation and maintenance requirements. Handbooks shall be written in a clear and precise form in English language to ensure efficient installation, testing and maintenance of all the equipment/ system supplied. Standard instruction manuals and handbooks shall also be supplied by the supplier.

7.	TRAINING

7.1

The bidder shall provide free of cost training to the personnel nominated by the purchaser. The training shall be thorough and effective planning, installation, operation/maintenance etc. of the system and after training the trainees should be able to independently handle the installation operation and maintenance of the system.

7.2	The bidder shall specify in his bid the number of trainees, quantum of proposed training, pre- training qualifications required of the trainees and duration of the proposed training.

7.3

The venue of training shall be either at the manufacturer’s premises or shall be decided by mutual discussions. However, the travel expenses, boarding and lodging for the trainees shall be borne by the purchaser. The location of the training along with details of training to be conducted shall be indicated by the bidder.

7.4	The bidder shall provide all training material, documents and training aids free of cost.

8.	Design

8.1

The contractor shall be solely responsible for the correct design of the equipments/ systems offered. If subsequent modification or changes of equipment/ systems configuration or software are necessary for the supplied equipment to function in accordance with the Technical Specifications, the contractor shall bear all the additional cost involved in modifying the equipment.

8.2

The contractor shall not without prior consultation with the purchaser, change the basic design and construction of the equipment. The purchaser reserves the right during the contract period to ask the contractor for introduction of the latest technology/facilities from time to time whenever considered necessary and the contractor shall fulfill such request from the purchaser at his own cost.

9.	Spares

9.1

The supplier shall be required to provide a list of the following material and notifications pertaining to spare parts manufactured or distributed by the supplier of spares including cost and quantity considered for arriving at the price of spares in sec. II, clause 9.

a.	Such spare parts as the purchaser may elect to purchase from the supplier provided that such purchase shall not relieve the supplier of any warranty obligation under the contract.

b.	In the event of termination of production of the spare parts :

i)	advance notification to the purchaser of the pending termination (not less than 2 years), in sufficient time to enable the purchaser to procure life time spare and

ii)	following such advance intimation of termination, furnishing at no cost to the purchaser, the blue prints, drawings and specifications of spare parts, if and when requested.

9.2

Over a period of three years starting from the date of final acceptance, the supplier shall supply, at his own cost, all necessary spares which have not been included in para 9.1 as part of the requirement. These spares should be supplied within a maximum period of 30 days from the notification by the purchaser of his need.

10.	INCIDENTAL SERVICES

10.1	The supplier may be required to provide any or all of the following services :

(a)	Performance or supervision of on-site assembly and/or start-up of the supplied Goods;

(b)	Furnishing of tools required for assembly and/or maintenance of supplied Goods;

(c)

Performance of supervision or maintenance and/or repair of the supplied Goods, for a period of time agreed by the parties provided that this service shall not relieve the supplier of any warranty obligations under this contract.

11.	WARRANTY

11.1.

The contractor shall warrant that the stores to be supplied shall be new and free from all defects and faults in materials used, workmanship and manufacture and shall be of the highest grade and consistent with the established and generally accepted standards for materials of the type ordered and shall perform in full conformity with the specifications and drawings. The contractor shall be responsible for any defect that may develop under the conditions provided by the contract and under proper use, arising from faulty material, design or workmanship such as corrosion of the equipment , inadequate quantity of material to meet equipment requirements, inadequate contact protection, deficiencies in circuit design and/or otherwise and shall remedy such defects at his own cost when called upon to do so by the Purchaser who shall state in writing in what respect the stores are faulty. This warranty shall survive inspection or payment for / and acceptance of goods, but shall expire ( except in respect of complaints notified prior to such date) twelve months from the date of commissioning of the complete network in the service area and have been taken over under clause 5.5 above.

11.2

If it becomes necessary for the contractor to replace or renew any defective portion/portions of the equipment under this clause, the provisions of the clause 10.1 shall apply to the portion / portions of the equipment so replaced or renewed or until the end of the above mentioned period of twelve months, whichever may be later. If any defect is not remedied by the contractor within a reasonable time, the Purchaser may proceed to get the defects remedied from other supplier etc., at the contractor’s risk and expenses, but without prejudice to any other rights which the purchaser may have against the contractor in respect of such defects.

11.3.	Replacement under warranty clause shall be made by the contractor free of all charges at site including freight, insurance and other incidental charges.

12.	PAYMENT TERMS

12.1

Payment against Services: Month-wise payment of the services will be made on the basis of the priced CDRs of one calendar month. The payment will be made for the particular calendar month after deducting the liquidity damages as per clause 18 of Section III and penalties as per clause 14 of Section IV Part II, if any.

12.2	(a)	Form C and also a certificate stating that the tendered items (stores) are meant for the use of BSNL will be provided by the purchaser on the request of the bidder as and when asked for.

	(b)	Any increase in taxes and other statutory duties/levies after expiry of the delivery date shall be to the contractor’s account. However, benefit of any decrease in these taxes/duties shall be passed on to the Purchaser by the supplier.

12.3	For claiming the payment, following documents are to be submitted to the paying authority:

(i)	Invoice

(ii)	Receipt of the Interconnect Bills/ statements from all the circles falling under the respective implementation area of the ASP.

(iii)	Summary level proof of the

(iv)	wise CDR received, processed, rated, errored, etc. in a prescribed format (to be prescribed by BSNL).

(v)	Statement with regard to Service Level Agreement Parameters and violations, if any.

12.4	Payments will be made against the verified and accepted bills.

13.	PRICES

13.1	(i)	(a)	Prices charged by the supplier for goods delivered and services performed under the contract shall not be higher than the prices quoted by the Supplier in his Bid.

		(b)	In the case of revision of Statutory Levies/Taxes during the finalization period of tender the Purchaser reserves the right to ask for reduction in the prices.

	(ii)	(a)	Prices once fixed will remain valid during the schedule delivery period. Increase and decrease of Taxes and other statutory duties will not affect the price during this period.

		(b)	In case of delayed supplies after delivery period the advantage of reduction of tax/ duty would be passed on to the purchaser and no benefit of increase in price will be permitted to the supplier if there is any increase in tax/duty.

14.	CHANGES IN PURCHASE ORDERS

14.1	The purchaser may, at any time, by a written order given to a supplier, make changes within the general scope of the contract in any one or more of the following:

(a)	drawings, designs or specifications, where Goods to be furnished under the contract are to be specifically manufactured for the Purchaser;

(b)	the method of transportation or packing;

(c)	the place of delivery; or

(d)	the services to be provided by the supplier.

14.2

If any such change causes an increase or decrease in the cost of, or the time required for the execution of the contract an equitable adjustment shall be made in the contract price or delivery schedule, or both, and the contract shall accordingly be amended. Any proposal by the supplier for adjustment under this clause must be made within thirty days from the date of the receipt of the change in order.

15.	SUBCONTRACTS

15.1

The Supplier shall notify the Purchaser in writing of all subcontracts awarded under this contract if not already specified in his bid. Such notification, in his original bid or later shall not relieve the supplier from any liability or obligation under the Contract.

16.	DELAYS IN THE SUPPLIER’S PERFORMANCE

16.1

Delivery of the Goods and performance of the services shall be made by the Supplier in accordance with the time schedule specified by the purchaser in its purchase order. In case the supply is not completed in the stipulated delivery period, as indicated in the Purchase Order, purchaser reserves the right either to short close /cancel this purchase order and/or recover liquidated damage charges. The cancellation/short closing of the order shall be at the risk and responsibility of the supplier and purchaser reserves the right to purchase balance unsupplied item at the risk and cost of the defaulting vendors.

16.2

Delay by the Supplier in the performance of its delivery obligations shall render the Supplier liable to any or all of the following sanctions, forfeiture of its performance security, imposition of liquidated damages, and/or termination of the contract for default.

16.3

If at any time during the performance of the contract, the supplier or subcontractor (s) should encounter condition impending timely delivery of the goods and performance of service, the Supplier shall promptly notify to the Purchaser in writing the fact of the delay, its likely duration and its causes (s). As soon as practicable after receipt of the supplier’s notice, the Purchaser shall evaluate the situation and may at its discretion extend the period for performance of the contract after mutual discussion with the supplier.

17.	Progress Report

17.1

The contractor shall, at its own costs, compile, prepare and submit on time, periodical progress reports (monthly or as required by the purchaser) on the progress of delivery implementation or both, whichever applicable, financial status as well as physical progress of all purchase orders issued by the purchaser.

18.	LIQUIDATED DAMAGES

18.1

The date of successful roll out of the Bureau services stipulated in the acceptance of the tender should be deemed to be the essence of the contract and must be completed not later than the dates specified therein. Extension will not be given except in exceptional circumstances.

18.2

Should the tenderer fail to deliver the services within the period prescribed in the tender, the purchaser shall be entitled to recover Rupees Seven lakhs for each week of delay or part thereof, for a period upto 10 weeks and thereafter at the rate of Rupees Ten lakhs for each week of delay or part thereof for another 10 weeks of delay. Quantum of liquidated damages assessed and levied by the purchaser shall be final and not challengeable by the supplier.

19.	FORCE MAJEURE

19.1

If, at any time, during the continuance of this contract, the performance in whole or in part by either party of any obligation under this contract is prevented or delayed by reasons of any war, or hostility, acts of the public enemy, civil commotion, sabotage , fires, floods, explosions, epidemics, quarantine restrictions, strikes, lockouts, or act of God (hereinafter referred to as events) provided notice of happenings of any such eventuality is given by either party to the other within 21 days from the date of occurrence thereof, neither party shall by reason of such event be entitled to terminate this contract nor shall either party have any claim for damages against other in respect of such non-performance or delay in performance, and deliveries under the contract shall be resumed as soon as practicable after such an event come to an end or cease to exist, and the decision of the Purchaser as to whether the deliveries have been so resumed or not shall be final and conclusive. Further that if the performance in whole or part of any obligation under this contract is prevented or delayed by reasons of any such event for a period exceeding 60 days, either party may, at its option, terminate the contract.

19.2

Provided, also that if the contract is terminated under this clause, the Purchaser shall be at liberty to take over from the contractor at a price to be fixed by the purchaser, which shall be final, all unused, undamaged and acceptable materials, bought out components and stores in course of manufacture which may be in possession of the contractor at the time of such termination or such portion thereof as the purchaser may deem fit, except such materials, bought out components and stores as the contractor may with the concurrence of the purchaser elect to retain.

20	TERMINATION FOR DEFAULT

20.1	The Purchaser may, without prejudice to any other remedy for breach of contract, by written notice of default, sent to the supplier, terminate this contract in whole or in part,

	a.	if the supplier fails to deliver any or all of the goods within the time period (s) specified in the contract, or any extension thereof granted by the purchaser pursuant to clause 16;

	b.	if the supplier fails to perform any other obligation(s) under the Contract; and

c.

if the supplier, in either of the above circumstances, does not remedy his failure within a period of 30 days (or such longer period as the purchaser may authorize in writing) after receipt of the default notice from the purchaser.

20.2

In the event the purchaser terminates the contract in whole or in part pursuant to Para 20.1 the purchaser may procure, upon such terms and in such manner as it deems appropriate, goods similar to those undelivered and the supplier shall be liable to the Purchaser for any excess cost for such similar goods. However the supplier shall continue the performance of the contract to the extent not terminated.

21.	TERMINATION FOR INSOLVENCY

The Purchaser may at any time terminate the Contract by giving written notice to the Supplier, without compensation to the supplier. If the supplier becomes bankrupt or otherwise insolvent as declared by the competent court provided that such termination will not prejudice or affect any right of action or remedy which has accrued or will accrue thereafter to the purchaser.

22.	ARBITRATION

22.1

In the event of any question, dispute or difference arising under this agreement or in connection there-with (except as to the matters, the decision to which is specifically provided under this agreement), the same shall be referred to the sole arbitration of the CMD, BSNL, New Delhi or in case his designation is changed or his office is abolished, then in such cases to the sole arbitration of the officer for the time being entrusted (whether in addition to his own duties or otherwise) with the functions of the CMD, BSNL or by whatever designation such an officer may be called (hereinafter referred to as the said officer), and if the CMD, BSNL or the said officer is unable or unwilling to act as such, then to the sole arbitration of some other person appointed by the CMD, BSNL or the said officer. The agreement to appoint an arbitrator will be in accordance with the Arbitration and Conciliation Act 1996.

22.2

There will be no objection to any such appointment on the ground that the arbitrator is a BSNL employee or that he has to deal with the matter to which the agreement relates or that in the course of his duties as a BSNL employee he has expressed his views on all or any of the matters in dispute. The award of the arbitrator shall be final and binding on both the parties to the agreement. In the event of such an arbitrator to whom the matter is originally referred, being transferred or vacating his office or being unable to act for any reason whatsoever, the CMD, BSNL or the said officer shall appoint another person to act as an arbitrator in accordance with terms of the agreement and the person so appointed shall be entitled to proceed from the stage at which it was left out by his predecessors.

22.3

The arbitrator may from time to time with the consent of both the parties enlarge the time frame for making and publishing the award. Subject to the aforesaid, Arbitration and Conciliation Act, 1996 and the rules made thereunder, any modification thereof for the time being in force shall be deemed to apply to the arbitration proceeding under this clause.

22.4	The venue of the arbitration proceeding shall be the office of the CMD, BSNL, New Delhi or such other places as the arbitrator may decide.

23	SET OFF

23.1

Any sum of money due and payable to the contractor (including security deposit refundable to him) under this contract may be appropriated by the purchaser or BSNL or any other person or persons contracting through BSNL and set off the same against any claim of the Purchaser or BSNL or such other person or persons for payment of a sum of money arising out of this contract or under any other contract made by the Contractor with the Purchaser or BSNL or such other person or persons contracting through BSNL.

SECTION -IV
SPECIAL CONDITIONS OF CONTRACT

(Part-I)

1.

The special conditions of contract Part-I and Part-II shall supplement the ‘Instructions to the Bidders’ as contained in Section II & ‘General Conditions of the Contract’ as contained in Section III and wherever there is a conflict, the provisions herein shall prevail over those in Section II and Section III.

2.

Date fixed for opening of bids is, if subsequently, declared as holiday by the BSNL, the revised schedule will be notified. However, in absence of such notification, the bids will be opened on next working day, time and venue remaining unaltered.

3.	(i)

The bank guarantee for bid security or NSIC certificate for claiming exemption from submission of bank guarantee against bid security, as prescribed in clauses 12.1 & 12.3, Section II of the bid documents shall be submitted alongwith the bids in a separate cover. The bank guarantee so submitted shall be as per format given in Section VIII on prescribed judicial paper with stamps of proper value and should contain full address of the issuing branch of the bank with its Telephone number and FAX number. This cover should be superscribed as “BID SECURITY FOR TENDER NO. MM/IT/072003/000256 issued on July 11, 2003”.

(ii)

In case where the documents of bid security etc. is not submitted in the manner prescribed under clause 3(i) above, cover containing the commercial, technical and financial offers SHALL NOT BE OPENED AND THE BID SHALL BE REJECTED AND RETURNED TO THE BIDDER UNOPENED.

4.

The small scale industries registered with National Small Scale Industries Corporation (NSIC) or the tendered item, under single point registration scheme and desirous of claiming concessions available to such units inclusive of bid security should submit documents in respect of their monetary limit and financial capability duly certified by NSIC.

5.	Purchaser reserves the right to disqualify such bidders who have a record of not meeting contractual obligations against earlier contracts entered into with the purchaser.

6.	BSNL reserves the right to blacklist a bidder for a suitable period in case he fails to honour his bid without sufficient grounds.

7.	BSNL reserves the right to offer counter offer price(s) against the price(s) quoted by any bidder.

8.

Any clarification issued by BSNL in response to query raised by prospective bidders shall form an integral part of Bid Documents and it may amount to amendment of relevant clauses of the Bid Documents.

9.

The bidders, who are given Purchase Order, must give the details of the supplies made against various purchase orders every month on first working day of the following month to Information Technology Cell and MM Cell of BSNL, New Delhi.

10.

The bidder should furnish the name of his collaborator (if applicable), brand name, model no. and type of the products offered in this tender. The technical literatures of the products should also be submitted. No change in either technology or product shall be permitted after opening of bids.

11.

BSNL intends to limit the number of technically and commercially responsive bidders to three from the list of such bidders arranged in increasing order of their evaluated prices starting from the lowest for the purpose of ordering against this tender. Division of the order shall be in accordance with the clause no. 7 of Section IV Part II. However, the purchaser reserves the right for the placement of order of entire tendered quantity on the bidder with the lowest evaluated price.

SECTION -IV
SPECIAL CONDITIONS OF CONTRACT

(Part-II)

1.0 Definitions & Abbreviations

1.1	ASP: Application Service Provider, interchangeably used with Bureau service provider or Agency based solution provider.

1.2	BOM: Bill of Material

1.3	Carrier: Telecom service provider

1.4	CDR: Call Detail Records

1.5	DEL: Direct Exchange Line

1.6	Interconnect Traffic: It is any communication which is transferred to other licensed operator (OLO) or received from an OLO through a Point of Interconnect.

1.7	Interconnect Agreement: Terms of business arrangement under which telecom traffic is handed over by one operator to the other.

1.8	IOBAS: Inter-operator Billing and Accounting System

1.9	ITU: International Telecommunication Union

1.10	IUC: Interconnect Usage Charge

1.11	mn: Million

1.12	NE: Network Element

1.13	Normal Working Hours: Monday to Saturday between 1000 hrs to 1800 hrs.

1.14	POI: Point of Interconnect between carriers at which telecom traffic is handed over by one carrier to another carrier.

1.15	Priced CDR: CDR collected, processed, rated and used in statement generation by the IOBAS.

1.16	OLO: Other License Operator with whom BSNL has signed an Interconnect agreement

1.17	Regulator: Telecom Regulatory Authority functioning in India.

1.18	SDCA: Short Distance Charging Area

1.19	SSA: Secondary Switching Area

1.20	TAX: Trunk Automatic Exchange

TRAI: Telecom Regulatory Authority of India

2.0 Application Service Provider

2.1

ASP shall provide Software solution capable of performing Inter-Operator Billing and accounting system (IOBAS) [refer attached specification no. IT/ASP/IOB-01 APR 2003], both for domestic and international calls of wire-line, wireless and VoIP operations as per industry standard practices like ITU recommended settlement practices, Bilaterally agreed settlement practices, Regulator recommended settlement practices, etc.

2.2

ASP shall have or build the necessary Infrastructure in terms of Computer Hardware, Software and associated equipment necessary for operation and maintenance of the data centers providing the Inter Operator Billing and Accounting System (IOBAS).

2.3

The solution provided by ASP shall enable BSNL to implement the Telecommunication Interconnection Usage Charges (IUC) Regulation, 2003, as amended from time to time, issued by TRAI, the regulatory body. The solution shall be able to incorporate all the regulations, amendments, etc. to be issued by TRAI in future.

2.4

The ASP shall furnish a comprehensive technical document encompassing all the requirements mentioned in this tender document. ASP shall offer a single solution without any options. Non compliance to this clause will lead to technical disqualification of the bid.

3.0 Points of Interconnect

3.1	BSNL interconnects with other service providers / operators at the TAXs (Level-I and Level-2), at Tandem switches or at Local exchanges through E1 or multiple of E1 links.

3.2

Many of the TAXs and Tandems are operating as local-cum-tax or Local-cum- Tandem respectively. Hence, ASP shall filter out (discard) the non-Interconnect CDRs, if any, and process only the Interconnect CDRs further with proper audit trail.

4.0 Collection and Processing of CDRs

4.1

BSNL would make the arrangements to make CDRs available to the Service Providers for collection from the POIs. For this purpose the data center shall be connected to a designated location (Level-I TAX) through a TCP/IP network over a leased line created by ASP. ASP shall furnish space and power requirement for the equipment to be installed at Level-I TAX along with the bid document. The space and power required at Level-I TAX for installing various equipments will be provided free of cost by BSNL to ASP. Inventory of equipment proposed to be provided at each site shall also be furnished along with the bid document.

4.2

Various Switch Technologies/ Network Elements presently used as POIs are C- DoT’s SBM & MBM, Ericsson’s AXE10, Siemens’ EWSD, Alcatel’s OCB283 and Lucent’s 5ESS. The detailed CDR related information of these NEs will be provided during the Requirement Analysis Phase. As and when POIs are established on switches of any other technology/ies, the ASP shall provide necessary Interfaces for the same free of cost and in a time bound manner. Appropriate access account, authentication and authorization would be provided by BSNL to collect the CDRs from these switches.

4.3

The mode of collection of CDRs from the Switches will be a combination of manual and online. Online collection methodology shall constitute aggregation of data either through network layer or through storage as per the convenience of the SSA/ SDCA. Offline collection of CDRs will be through Magnetic Tapes or Cartridges. (Detailed different types of collection mechanism required to be built up is given in the specifications of Data Mediation System No. IT/ASP/MED-01 APR 2003).

4.4

There shall be provision for storage of CDRs after they have been processed for generation of required reports and to back up the bills in case of any disputes as per clause no. 8.9 of Section IV Part-II.

5.0 Reference Data

5.1

Reference data is the master data containing information on various predetermined but modifiable billing input parameters like units of measurement, General Ledger codes, Charge heads, Bill heads, chargeable under different conditions, different business conditions, different switching routes, discounts to be offered and conditions of discounts to be offered, etc.

5.2	Solution shall support a reference data entry process for creating and maintaining master data.

6.0 Data Center

6.1

Data center will be the location at which the entire server infrastructure shall reside for providing the complete solution for IOBAS. This is where all the Interconnect CDRs from BSNL network, in the format as generated by the respective switches (network element) would be brought in and processed further for generation of bills & statements for reconciliation.

6.2

The bidders shall give options for Data Centers locations in two different Indian cities separated by at least 300 km. BSNL reserves the right for selecting any of the options provided by the bidder for data center location. The data centers shall be completely owned and operated by the bidders. No sharing of Data centers amongst the bidders shall be permitted.

6.3

Key business function such as user account management, permission and access controls, CDR Collection, monitoring of rating & billing process, job scheduling, backup and restore processes & procedures, system optimization, archival procedures, preventive maintenance process, etc. shall be well documented and practiced. There shall be periodic status reporting to apprise BSNL of data center activities & metrics.

6.4	There shall be an organizational setup with defined role and responsibility for management of data center on a 24X7 basis.

7.0 Award of work

7.1	The award of work shall be limited to three bidders.

7.2

The bidder wise division is based on the assumption that the number of Interconnect CDRs will be directly proportional to the number of subscribers. Accordingly, the implementation work area for the three bidders is divided on the basis of Territorial Circles, respective subscriber base and respective level-I TAXs existing in BSNL network as indicated below:

7.2.1	L1 bidder- ASP1
SN	NAME OF CIRCLE	DELs	TAX
1	ANDAMAN & NICOBAR	35396
2	AP	3238289	1
3	ASSAM	479206	1
4	JHARKHAND	415182
5	KERALA	2993937	1
6	KARNATAKA	2732244	1
7	NORTH EAST I	187671
8	NORTH EAST-II	137061
9	ORISSA	701447	1
10	TAMILNADU	2878837	1
11	CHENNAI TELECOM DIST.	1065174	1
12	WEST BENGAL	1118865
13	KOLKATA TELCOM DIST.	1342644	1
	Total	17325953	8
	% of Total DELs	48.9% of the total DELs of 35.4 million
	Number of SDCAs #	About 1012

7.2.2	L2 bidder-ASP2
SN	NAME OF CIRCLE	DELs	TAX
1	BIHAR	842753	1
2	CHHATISGARH	277471	1
3	GUJRAT	2960407	2
4	MAHARASHTRA	3921924	2 (1+ Mumbai TAX)
5	MP	1234831	1
	Total	9237386	7
	% of Total DELs	26.1% of the total DELs of 35.4 million
	Number of SDCAs #	About 930
7.2.3	L3 bidder-ASP3
SN	NAME OF CIRCLE	DELs	TAX
	HARYANA	1086178	1
	HIMACHAL PRADESH	464766
	JAMMU KASHMIR	260830
	PUNJAB	2043016	1
	RAJASTHAN	1717308	1
	UP(EAST)	1711343	1
	UP(WEST)	1232998	2 (1+Delhi TAX)
	UTTARANCHAL	337180
	Total	8853619	6
	% of Total DELs	25.0 % of the total DELs of 35.4 million
	Number of SDCAs #	About 864
Note: DEL figures indicated above are tentative and are subject to change. #: Each SDCA can have one or more number of POIs.

7.3

In the event of any of the eligible bidder/ bidders not agreeing to supply the tendered item or not being considered by BSNL for ordering, interse ranking of the vendors below the aforesaid bidder/ bidders will be recast to fill the vacated slot/s. This will be done to ensure that the number of bidders providing the Bureau solution remains the same as earlier.

8.0 Service Specifications

8.1 CDR collection and validation

8.1.1	ASP shall collect the CDRs from BSNL’s network Collected CDRs will be processed & validated through a Mediation system. Only validated records will be sent for further processing by IOBAS.

8.1.2	Refer specifications of Data Mediation System for detail Mediation requirements.

8.2 OLO identification

8.2.1	The OLO involved in a call will be ascertained based on the information in the CDRs.

8.3 Call charging and pricing

8.3.1

ASP shall process and rate the CDRs immediately after receipt and assign the rated CDRs to the appropriate OLO. Errors arising from/ during the process shall be logged into an error file and a report shall be generated.

8.3.2

ASP shall allow the charging and pricing of individual call records based on entered reference data. ASP shall maintain the relevant reference data within the system. ASP shall earmark exclusive work stations within the data centers for monitoring/ analysis by BSNL authorized staff.

8.3.3	ASP shall ensure that BSNL does not miss out any Interconnect CDR from being billed and at the same time it shall not permit unnecessary CDRs to be processed.

8.3.4	ASP shall ensure that all errored CDRs of a billing period are definitely priced and billed during the same billing period after necessary correction.

8.3.5

ASP shall ensure that none of the Interconnect CDR collected by the Mediation server is left unbilled. There shall be a mechanism to monitor the number of CDRs fed to the Mediation server, number of Interconnect CDRs forwarded by Mediation server to the IOBAS, number of errored CDRs, number of priced CDRs belonging to each operator and number of billed CDRs for each operator. ASP shall ensure accounting of each and every CDR collected from switches at POIs. Complete accounting of CDRs in a mutually agreed format shall be submitted to BSNL every month. Any mismatch in this regard shall be treated as violation of Service Level Agreement and shall be assigned Priority Code 1 as defined in Service Level Agreement Clause No. 14.13 of this document.

8.4 Summary data, Invoice generation & Reconciliation

8.4.1

Interconnect billing process shall run, according to a pre-defined schedule, for each OLO with whom BSNL signs an interconnect agreement. Exception bill production requests shall be supported. The bill process shall include both Invoices and expected payment statements, as required, along with a detailed breakdown, if requested by BSNL, on a CD in a pre-defined format.

8.4.2

ASP shall summarize the information on the CDRs by day and by month. There shall be a provision for allowing BSNL to access and analyze the summary tables of IOBAS. It shall also produce reports and billing information for each interconnected operator.

8.4.3	Configuration of at least 10 agreements format shall be undertaken; however there should be a provision for configuring more number of agreements as per BSNL requirement.

8.4.4

Automatic reconciliation process with proper definition of the OLO tolerances will be run for the OLO who has supplied reconciliation details in the prescribed formats. Reconciliation report shall be furnished within five working days.

8.4.5	Refer Specifications of IOBAS.

8.5 On-line services

8.5.1

ASP shall extend a secure remote on-line connectivity from various SSAs falling under its territorial domain to the Data Center through RAS installed at different Level-I TAXs with capability to maintain and input reference data, tariffs, traffic types, the details of Interconnect OLOs, etc and to perform transaction, rejection, error correction, view current situation and initiate ad- hoc reports as per the prescribed rights to the individual remote terminals and users. Log of the changes made from the remote work stations shall be maintained at the data center. Remote work stations should have preferably browser based interface.

8.5.2

TCP/IP network setup for collection of CDRs may also be used for providing connectivity to remote work stations after ensuring system security. Every SSA headquarters will be provided with at least one such connectivity for which necessary PC and required accessories will be provided by BSNL.

8.5.3

It is anticipated that the system shall be available outside normal working hours. Ad hoc remote on-line service outside Normal Hours shall be provided by the ASP, following prescribed security norms, if the request for the same is notified two hours in advance.

8.6 Access Control and Administration

8.6.1	ASP shall follow a secure access control mechanism. Well documented system & data base administration and user access policy shall be in place for smooth functioning of Data center.

8.6.2	The bidder shall provide the Policy framework along with the bid.

8.6.3	The data center shall have an effective Firewall & Intrusion detection system.

8.7 Data processing capacity

8.7.1	ASP shall design/ dimension their data center based on the respective subscriber base of the area assigned to it.

8.7.2	No. of incoming CDRs per subscriber per day	Initial	Ultimate

8.7.2.1	Incoming	2	4

8.7.2.2	Outgoing	1	2

8.7.2.3	Average CDR size		100 bytes

8.7.2.4	All the daily CDR volume given to ASP should be processed through an 8 hours processing window.

8.8 Backlogs

8.8.1

ASP should have sufficient processing capacity to respond to backlogs of up to 1 day of CDRs. ASP shall clear backlogs of greater than 1 day’s CDRs at a rate of 2 working days of processing for every 1 day of backlog.

8.9 Storage of data

8.9.1

IOBAS, Mediation and other servers will have access to the common storage infrastructure on an external storage through a switched fibre channel storage area network (SAN). The control storage system must support multi path automatic load balancing with no single point of failure between servers, central storage system and SAN. The storage solution must have hardware based RAID support for the proposed solution.

8.9.2	Online availability of the data shall be ensured using storage area network. 3 months live database shall be required to be online with the provision of off- line database for the next nine months.

8.9.3	Daily summary tables shall be held on-line for 6 months from creation.

8.9.4	Monthly summary tables shall be held on-line for 2 years from creation.

8.9.5	Operator based Invoices shall be held on-line for 2 years from creation.

8.9.6	Storage system shall be scalable to take future storage requirements. The scalability shall be achieved without compromising performance, availability and functionality.

8.10 Integrity checks

8.10.1	The ASP shall provide facilities for BSNL to produce & check audit and integrity reports. BSNL should be able to view the data and produce reports using appropriate tools provided for this purpose.

8.11 Data loss and recovery

8.11.1	There shall be no permanent Data Loss from the data center in normal operation.

8.11.2

The backup processes within the Bureau should ensure that all lost data, including Interconnect data fed as CDRs can be recovered in the event of data center failure. ASP shall have to demonstrate the above at the time of proof of concept.

8.12 Data processing accuracy

8.12.1

There shall be no corruption of data by ASP. The accuracy of the service algorithms shall be tested using a set of test data and the results reported to BSNL quarterly. All faults uncovered by the tests shall be fixed in a timeframe agreed with BSNL.

8.13 Archiving

8.13.1	From the commencement of 3rd year of the Agreement, ASP shall archive the Monthly Summaries as they are taken off-line. ASP shall hold the archived Monthly Summaries until they are 5 years old.

8.13.2	All the data related to Interconnect settlement dispute shall be archived till such time the dispute settles or BSNL agrees for the removal from the archives.

8.13.3	In the event that the Agreement is terminated for any reason all archived monthly summaries shall be returned to BSNL.

8.14 Protection of data

8.14.1

Unrestricted entry to the data center shall be provided by the ASPs to BSNL’s authorized personnel. Access to BSNL’s data is restricted to personnel authorized by BSNL. In no circumstances any kind of processed or unprocessed data shall be given in any form to any person or organization without the written permission of BSNL. Also refer Non-disclosure Agreement.

8.15 User Manuals

8.15.1

Manuals shall be provided and kept up to date, covering all the user accessible functionality, trouble shooting, security, etc. for data center as well as remote user terminals provided at different BSNL locations.

8.16 Audit

8.16.1	The Service and underlying systems may be audited by BSNL’s appointed auditors. ASP shall facilitate this technical audit and agree an audit programme in advance with BSNL.

8.17 Faults

8.17.1	Reported faults shall be managed in accordance with the requirements of the SLA.

8.18 Planned outages

8.18.1

Suspension of all or part of the Service during Planned Outage time may be required by ASP in order to carry out activities such as, capacity expansions, upgrades or maintenance. Planned Outages, including the estimated backlog clearance time, shall be agreed with BSNL at least 2-3 days in advance and BSNL shall be notified once service is restored. Planned outage period shall in no circumstances be more than 48 hours at a single stretch. Any failure on this account will be treated as total loss of service as specified at clause no. 14.13.1.1.2 and penalty, as applicable, will be imposed.

8.19 Outages due to BSNL

8.19.1	ASP shall take care of the processing impact due to faults or failures on the part of BSNL. Any direct impact in the defined SLA shall be accordingly adjusted.

8.20 Disaster recovery

8.20.1

ASPs’ infrastructure shall constitute primary site and disaster recovery site (secondary site). ASPs shall clearly mention the details of Infrastructure available at secondary site for business continuity in case of full failure of primary site due to disaster or disaster like situation. There shall be an arrangement for replication of data on secondary site so that in no circumstances there shall be a loss of more than six hours data.

8.20.2	In case of disaster ASP shall make the Service available within 3 days (excluding the day of disaster) from the secondary site.

8.20.3	The Bidder must very clearly mention the possible point of failures in ASP Environment and remedial steps for early resolution of the problem.

8.20.4

In circumstances where recovery of data is not possible, the ASP shall request re-presentation of the relevant Customer data, within a mutually agreed time frame. ASP shall not charge BSNL for processing re-presented data in these circumstances.

8.20.5	ASPs shall ensure restoration of primary site within one month.

8.21 Integration

8.21.1

It shall be possible to integrate the solution with the other mediation system, retail billing, interconnect billing, Fraud Management, CRM and Decision Support Systems. . There shall be a provision to send the data from the system to other downstream applications as and when required by BSNL.

8.22 Scalability

8.22.1

The solution shall be linearly scalable without degradation in performance level. The system shall scale both in terms of number of CDRs and the number of OLO agreements supported. There shall be no limitations on these two accounts.

Performance Parameters

	Item	Proposed
8.23.1	Named users	400 minimum
8.23.2	Concurrent users	100 minimum
8.23.3	Billing cycles per month	5
8.23.4	Billing cycle processing rate	Eight hours of processing window
8.23.5	Misc. query response time at full load	< 3 sec
8.23.6	Mediation rate	5 minutes from receipt of CDR
8.23.7	Rating	Immediate after receipt of mediated CDR
8.23.8	Maximum Mediation time	Eight hours of processing window
8.23.9	Rating	Eight hours of processing window concurrently running with Mediation
8.23.10	Retrieval time for processed
8.23.10.1	CDR
	On-line retrieval.	Less than 1 sec.
8.23.10.2	Off-line retrieval.	Within 5 minutes
8.23.11	Billing period	Monthly/ fortnightly/ weekly
8.23.12	Query response time at remote work station (full load)	30 seconds at 33 kbps.
8.23.13	Hard disk capacity utilization	<70%
8.23.14	Availability of the entire Network components installed by ASP	98% in a month and 95% in a year
8.23.15	System availability.	98% in a month and 95% in a year (including planned outages)

8.24 Backup Policy

8.24.1

ASP shall follow industry standard Back up policy with enough precaution to eliminate permanent data loss under any circumstances except disaster. ASP shall submit its detailed Backup policy along with the bid.

8.25 Non Disclosure Agreement

8.25.1	ASP shall treat all documents/data/software or part thereof, which BSNL may provide to them, as strictly confidential and maintain secrecy for the same.

8.25.2

ASP shall not publish, disclose any information about, make available or otherwise dispose of the document/data/software or any part or parts thereof to any third party, directly or indirectly, during or after the contract, without prior written consent of BSNL.

8.25.3

ASP shall restrict access to the documents/data/software only to those of their employees to whom it will be felt necessary and relevant for this project and shall draw the provision of this undertaking to the personal attention of those of its employees to whom access to the document/data/software will be granted.

8.25.4	ASP shall not disclose the agreement to any third party, it signs with BSNL for providing this Bureau service without written consent of BSNL to this effect.

8.26 Development Server

8.26.1

There shall be provision in the hardware for separate Development System for each software application so that production system should not get affected in case of application of patches, versions change etc.

8.27 Management Module

8.27.1

ASP shall provide a customized management module for the application required for the interconnect settlement, which shall be controlled from the ASP’s Data center and shall have a secured access of the set of information from local or remote work stations from the BSNL’s designated centers or the places specified in this specification. It shall also be possible to measure SLA parameters through the management module.

9.0 Scope of Work

9.0.1

The scope of the work is to give an integrated ASP model based Inter Operator Billing and Accounting System and to operate & support the integrated applications for collecting & processing CDRs as per requirement given in the specifications of IOBAS, Mediation and other documents of this tender.

9.1 Responsibilities of ASP

9.1.1	Creation and Management of Infrastructure

9.1.2

All equipments (NEs) needed for making TCP/IP network and other hardware & software required for collection of CDRs at designated centers (Level-I TAX) shall be supplied and managed by ASP. Maintenance, repair & upgradation of the hardware and software systems, equipments and parts thereof shall be done by ASP only and BSNL shall not be liable to interact with any of the partners/ collaborators or subcontractors of ASP. ASP shall have Network Management System in place for managing the NEs installed by it. NMS shall be capable of providing detailed status of NEs availability over the period of time.

9.1.3	Successful rollout of TCP/IP network connecting Level-I TAXs up to Data Center with the necessary equipments.

9.1.4	Implementation and Integration of the Applications.

9.1.5	Project Management concerning creation of Infrastructure at their premises and roll out of basic network.

9.1.6	Timely issue of the bills/ statement for all the operators based on their billing frequency.

9.1.7	Quality Assurance during the contract period.

9.1.8	Technical Support for the Implemented Applications

9.1.9	Reports Generation as per BSNL requirement (formats etc.)

9.1.10	Reference data setup for charging and pricing, client machine setup, etc.

9.1.11

All the activities related to application implementation, setup and configuration, operation of the system & 24 hours and 7 days basis monitoring & maintenance shall be handled and delivered by the ASP.

9.1.12	Before the actual start of the Implementation for the Bureau Service ASP shall deliver detailed document providing BSNL’s system study report, Implementation planning and Analysis document.

9.1.13

ASP shall arrange for free of cost one week training of minimum two BSNL personnel from each territorial circle for handling of IOBAS with respect to various aspects including but not limited to Operation, Process monitoring, reference data management, report analysis, etc. Final training module with detailed requirements will form the part of the contract document.

9.2 Role of BSNL

9.2.1	Leased lines for the network roll out will be provided by BSNL.

9.2.2	ASP will be provided its entire bandwidth requirement meant for collection of data from the BSNL’s designated center to ASP’ data center free of cost during the period of contract.

9.2.3

BSNL will provide E1 R2 & E1 PRI dial up links required at collection infrastructure and server access created at designated center (Level-I TAX) for collection of CDRs from POIs and extending connectivity to remote user workstations free of cost during the contract period.

9.2.4	ASP will not be permitted to use the resources provided for this purpose for any third party in any form.

9.2.5

The bandwidth required for connecting primary data center site with the secondary data center site may be provided on chargeable basis. The contemporary tariffs and discount as applicable to other commercial customer of BSNL will be applicable.

9.2.6

If the proposed data center happens to be in the metro cities of Delhi and Mumbai, where BSNL is not in operation, then BSNL can provide leased line only up to a single point in one of the BSNL’s unit located in these cities. It shall be the responsibility of ASPs to get the leased line at their own cost from the BSNL’s designated center to their data center from MTNL.

9.3 Data Center Design considerations

9.3.1	While deciding physical location of the building and location of the data center following factors shall be considered:

9.3.1.1	Area shall be least susceptible to natural disasters.

9.3.1.2	Area shall have established security, availability of emergency services and availability of utilities.

9.3.2	The design of the data center within the overall facility shall be based on following general consideration:-

9.3.2.1	Isolation from contaminants, Electromagnetic Interference, Industrial pollution, vibration, etc.

9.3.2.2	Proper Access points for movement of hardware item.

9.3.2.3	Proper Access controls mechanism to restrict access of unauthorized personnel.

9.3.2.4	Raised flooring, adequate air conditioning & environment control as per equipment & human requirement.

9.3.2.5	Risk of leaks, Fire detection, suppression & prevention, maintenance of Air quality level.

9.3.2.6	Provision for future expansion.

9.3.2.7	Multiple utility feeds to eliminate single point of failure and power conditioning.

9.4	Bidder shall submit a detailed write up on how precautions are taken keeping in mind the above factors to implement best practices of establishment of data center.

9.5	If the bidder offers an already established data center, it should broadly meet the above criterion, failing which, BSNL reserves the right to ask for change in Data Center.

10.0 Implementation Approach & Methodology

10.1	BSNL would make the arrangements to make CDRs available to the ASP for collection from the POIs. ASP shall have these CDRs processed by the Interconnect Application at the Data Centre.

10.2	The project implementation shall be divided into various phases. The various phases and the activities covered as part of these are detailed below.

10.1 Requirement Analysis

10.1.1

During this phase, ASP shall meet the User departments and collect more detailed information and/or confirm their understanding of the functional design and operational planning requirements of the Interconnect System.

10.1.2

ASP will document BSNL’s business model and methods of resolving differences, if any, between BSNL’s required functionality and ASP’s solution and customize its solution accordingly. ASP shall determine BSNL’s Inter-operator bill format, interface and custom development requirements.

10.1.3

ASP shall provide the entire Solution architecture indicating clearly the physical architecture, software architecture and functional architecture based on the BSNL’s requirement as enumerated in the tender document.

10.2 Implementation

10.2.1

Based on specification given along with the tender document, ASP shall prepare a System Configuration document. BSNL will review and approve the Configuration document. ASP would then on the basis of this document, configure the Agreements and other parameters.

10.3 System Testing

10.3.1	ASP shall carry out the system testing for the configuration that has been developed as part of the above mentioned phases.

10.4 Acceptance testing

10.4.1	After the implementation of the solution BSNL shall be conducting the User acceptance testing as per BSNL test schedule for performance validation for the system.

10.4.2

All bugs/defects found during the User Acceptance will be reported to BSNL. Successful demonstration of User Acceptance Test cases as compared with the expected results shall complete the User Acceptance testing.

10.5 Launch Readiness Testing

10.5.1

After the testing and acceptance of the system by BSNL, ASP would also carry out a launch readiness testing. This is almost like a production environment and would be live on some sample test data provided by BSNL.

10.5.2	Once every thing is validated by BSNL, the system can be declared as launch ready and the same system can continue to operate as production system.

10.5.3

In case any bugs are found at that stage they have to be fixed and the data also be corrected. Even in such case the same system would continue to work as production site after making needed corrections.

10.6 Go Live

10.6.1	The System goes live in this phase.

11.0 Evaluation

11.1	Assumptions on CDR Transaction Size:

11.1.1	No of Subscribers across BSNL	About 36 Million

11.1.2	Average No. of CDRs / subscriber / day	10

11.1.3	Average No. of Interconnect CDRs subscriber / day	/ 3, expandable to 6

11.2	The number of Interconnect CDRs per subscriber per day is only indicative and no volumes are guaranteed.

11.3	Evaluation criterion shall be on the basis of the lowest rate quoted for 1000 CDR for the contract period of three years.

11.4

After the expiry of the contract period, if the contract is renewed by BSNL, then the monthly payment to the ASP shall be made on the basis of a single uniform rate quoted by the ASP for the extended period on yearly basis or at the rate negotiated with the ASP.

12.0 Contract Period

12.1	The Minimum Contract Period shall be for 3 years with an option of per year renewal for maximum two years.

13.0 Data Collection Strategy

13.1

Online collection of CDRs from the POIs should be in place. FTP/ Mediation infrastructure as deemed adequate along with Remote Access Server (RAS) with sufficient number of ports in combination of PSTN dial-up, ISDN dial-up (dial- in and dial-out facility), and leased line should be installed at Level-1 TAXs falling in the area assigned to the ASP.

13.2

Each FTP server on an average will poll CDRs from approximately 250 exchanges as per schedule defined by ASP considering the volume of data to be polled keeping in view the window size of 20 days x 6 hours per month. Enough storage shall be available at each site to hold at least 30 days raw CDRs.

13.3

Leased Line shall be extended from Level-I TAX (FTP site) to ASPs premises and from some of the POIs where it is felt that dial-up connectivity is not sufficient for collection of the data. Accordingly, ASP shall provide adequate leased line ports on the RAS.

14.0 Service Level Agreement

14.1

Bureau shall support SLAs that define the level of service that BSNL expects together with any penalties to be paid by the ASP for failure to deliver against it. The SLA parameters shall include measurements of service delivery, availability, latency, throughput and restoration times etc. It shall be possible to generate management reports providing information on faults and achievement against the SLAs through a monitoring and management software provided by the ASP for all SLA parameters defined for the Data Center and the network.

14.2	Bureau service level definitions have been classified under two specific heads viz. System Performance and Service Performance

14.3	System Performance

14.3.1	Service availability will be maintained by the Bureau in accordance with the SLA terms defined herein. The Bureau will send notices of notices of service interruptions in a timely manner to BSNL.

14.3.2	Planned Outage

14.3.2.1	Notices of such service interruptions termed “Planned Outage” will have prior approval from BSNL. The list of authorized staff of BSNL requiring notification will be communicated to the Bureau.

14.3.2.2	Planned Outages, including the estimated backlog clearance time, will be agreed with the BSNL at least 48 hours in advance and BSNL will be notified once service is restored.

14.3.2.3

Planned Outages to the Bureau may not be allowed during such period when operational needs (e.g. invoicing) will not permit the planned outages. Bureau shall ensure service availability during such period.

14.3.3	Unplanned Outage

14.3.3.1

Unplanned outage is an impairment of the service that is solely attributable to the Bureau, and is such that the services are not available for BSNL in a reasonable manner for the purposes described in this document. Unplanned outages, if any, will attract the penalty clauses mentioned elsewhere in this document.

14.4	Service Performance Level

14.4.1	Fault Management and Support Services

14.4.2	Fault Management and Support Services shall be provided during normal working hours throughout the Term of the Agreement.

14.4.3

The Bureau shall maintain a Fault Management process for services provided to BSNL. Fault Management operations shall prioritize the restoration of service by standard technical practice, including alternate and redundant paths. The Bureau shall provide appropriate access mechanisms for the Fault Management process to BSNL. Security issues shall be treated as top priority within the Fault Management process.

14.4.4

A fault docket shall be provided by the system as and when a fault or service failure is reported and the status of the fault shall be made available online by providing the docket number. The docket shall be cleared only when the service is fully restored.

14.4.5	On-line access to the Service shall be provided from the BSNL premises to facilitate entry and retrieval of specific user accessible data during Normal Working Hours.

14.4.6

ASP shall provide a full fledged support team to cater to the technical issues pertaining to the Bureau solution. Necessary contact addresses, Phone nos., FAX nos., etc of the designated support team shall be provided by the ASP. ASP shall intimate changes, if any, in the contact nos. or addresses to the BSNL designated personnel at the earliest.

14.5	Minimum Service Performance Targets

14.5.1	Permanent Data Loss: In no circumstances there shall be a data loss except in case of a disaster as mentioned at clause no. 8.20 of Section IV Part II.

14.5.2

On-line Service during Normal Hours: Unplanned Outages, excluding those due to BSNL, as measured at the Service interface to BSNL shall not exceed 2 hours in any one day and 4 hours in any one week (Monday to Sunday).

14.5.3	CDR Processing: CDRs collected by the mediation device from the switch or elsewhere shall be processed within 2 hours of receiving.

14.5.4

Bill/ Statement generation: The ASP shall provide the Bills/ statements pertaining to Interconnect settlement for each operator as per the billing frequency of the concerned operator. Delay of more than seven working days in delivering the bills/ statement for any operator shall be treated as violation of Service Level Agreement and shall be assigned Priority Code 2 as defined in Service Level Agreement. Clause No. 14.13 of this document.

14.5.5	Backlogs of up to 1 day caused by ASP: Backlogs of greater than 1 day’s CDRs shall be cleared at a rate of 2 working days of processing for every 1 day of backlog.

14.5.6	Backlogs of up to 1 day caused by BSNL: Same as above

14.5.7

Loss of Summary Level Data: There will be no more than one instance of Data Loss (summary level) within any one operational quarter. No instance of Data Loss (summary level) will be greater than 24 hours of data.

14.6	ASP shall be providing an Uptime SLA of 98% during a month & 95% during an year on the hosted service.

14.7	Unplanned Outages, excluding those due to the Customer, as measured at the Service interface to BSNL shall not exceed 2 hours in any one day and 4 hours in any one week.

14.8

Unplanned outage, i.e. impairment of the Service, that is solely attributable to ASP, such that it may no longer be used by the Customer in a reasonable manner for the purposes described in this document shall attract penalty clause

14.9

The Bureau shall be staffed with Service Center representatives and other technical support staff. Service Center representatives shall be providing the Level 1 Support and may escalate Service issues. The Level 1 support staff shall have access to the highest-level experts available from the Bureau and shall be adequately trained in the system.

14.10

The Service Center shall have quality compliant processes to facilitate management of requests. The Service Center shall respond to phone, fax and on line requests for Services in accordance with agreed terms of the contract. The Service Center shall record requests in a system, which will track the entire life cycle of the request, and will manage the opening, assignment, acceptance, escalation, resolution and closing of the request.

14.11

The Service Center shall manage requests in a way that is transparent to BSNL, including referral of requests involving other services. During a request life cycle, the Service Center shall make available information regarding its status and will notify the State upon completion.

14.12

The Bureau shall employ a judicious approach to prioritize requests. The Bureau shall support different priority targets depending upon the agreed level of business impact on a particular support issue.

Priority codes, Target Resolution time, Escalation levels and

14.13	Penalties in case Defaults

14.13.1	If the ASP defaults in providing the services then the defaults will be classified in following three levels of Priority:

14.13.1.1.	Priority Code I:

14.13.1.1.1	Service failure, which has a major business impact viz.:

14.13.1.1.2	Total loss of service (planned outages for more than 48 hours, etc)

14.13.1.1.3	System or network availability less than as specified (98% per month and 95% during a year)

14.13.1.1.4	Abnormal end of a service, process or function resulting in corrupted data.

14.13.1.1.5	Permanent Data loss other than in case of a disaster.

14.13.1.1.6	Failure on part of a service which has a major business impact for BSNL e.g. revenue affecting, viz. CDR loss, etc.

14.13.1.1.7	Recurring failure happening once or more in a day causing serious disruption for BSNL.

14.13.1.1.8

Recurring mismatch, in the number of collected Interconnect CDRs and priced/ billed CDRs of a particular month for any operator, occurring more than once in a year. The mismatch has to be corrected within two working days from the day of mismatch detection.

14.13.1.2	Priority Code II:

14.13.1.2.1	Service failure, which has a high business impact viz.:

14.13.1.2.2	Partial service loss that renders a unit or group ineffective but does not have major business impact like

14.13.1.2.2.1	FTP server failure

14.13.1.2.2.2	ASP’s Network equipment failure like Router, RAS, etc.

14.13.1.2.3	System suffering from slow response times affecting multiple users.

14.13.1.2.4	Delay of more than seven working days in delivering the bills/ statement for any operator.

14.13.1.3	Priority Code III:

14.13.1.3.1	Service failure, which has a medium or low business impact viz.:

14.13.1.3.2	Delay in submitting reconciliation report

14.13.1.3.3	Delay in submitting various reports requested by BSNL (refer clause 12.0 of IOBAS specifications )

14.13.1.3.4	Slow response times, which do not adversely impact BSNL to the extent of a Priority Code 1 or 2 events.

14.13.1.3.5	Batch failures not affecting the bill run.

14.13.1.3.6	Failure in complying with the time windows specified for various jobs.

14.13.1.3.7	Non availability of Fault Management and support services defined in clause no. 14.4 for more than four hours during working hours.

14.13.1.3.8	Any problems causing inconvenience rather than stopping work.

14.13.1.4	The resolution time, escalation levels and penalties for different priority codes shall be as under:
	Priority	Response and	Escalation level	Penalties
	Code	Resolution time
14.13.1.4.1	I	Response Time: 30 minutes during working hours and 2 hours during non- Within 4 working hours. Resolution Time: Within four hours of reporting.	Within 2 hours of reporting: Support Manager at Data Center. hours of reporting: Service Provider Manager earmarked for BSNL. Within 8 Hours of reporting: Service Provider Director.	If the problem occurs and the ASP defaults in resolution of the problem within the defined time frame, deduction in the payment shall be made in the corresponding month based on following criteria: 1st Time in a year 5% 2nd Time in a year 8% > 3 Times in a year 10%
14.13.1.4.2	II	Response Time: 1 hour during working hours and 12 hours during non- working hours Resolution Time: Within 24 hours of reporting.	Within 12 hours of reporting: Support Manager at Data Center Within 24 hours of reporting: Service Provider Manager earmarked for BSNL. Within 48 Hours of reporting: Service Provider Director.	If the problem occurs and the ASP defaults in resolution of the problem within the defined time frame, on more than 1 occasion during the contract period, deduction in the payment from second occasion onwards shall be made in the corresponding month based on following criteria: 1st Time in six months 2% 2nd Time in six months 5% > 3 Times in six months 8%
14.13.1.4.3	III	Response Time: Next working day Resolution Time: Within 4 days of reporting.	Within 2 days of reporting: Support Manager at Data Center Within 4 days of reporting: Service Provider Manager earmarked for BSNL. Within 8 days of reporting: Service Provider Director.	For this type of problem if the problem occurs and the ASP defaults in resolution of the problem within the defined time frame, on more than 1 occasion during the contract period, deduction in the payment from second occasion onwards shall be made in the corresponding month based on following criteria: 1st Time in six months 2% 2nd Time in six months 4% > 3 Times in six months 6% deduction from the monthly bill (corresponding to the month in which the service failure occurred) submitted by the ASP for payment.
14.13.1.4.4	The percentage deduction indicated under the penalty clause above indicates the

14.14	Change Management

14.14.1	ASP shall carry out changes made by BSNL in the solution requirement arising out of changed business requirement or out of regulator’s policies.

15.0 Time Frame for Implementation

15.1	Demonstration of the Service portfolio and proof of concept within two months from the date of award of contract by each ASP in at least one SSA of minimum subscriber base of 0.3 million.

15.2	Commercial launch, covering entire area allotted to the ASP in the contract, within four months from the date of award of the contract.

15.3	Failure to meet any of the critical service requirement and time schedule may lead to the termination of the contract.

16.0 System Requirement

16.1

Server capacities shall be configured for the performance levels and volumes of CDRs as stated in this document and accordingly number of servers shall be installed to ensure 98% availability of the system in a month and 95% availability of the system during a year for running the application.

16.2	The servers installed shall preferably be using latest versions of Hardware technology and operating system prevalent in Industry.

16.3	The hardware infrastructure in terms of servers, storage & SAN, networking equipment, LAN, etc. shall be provisioned with redundant dedicated UPS.

16.4	Design of Data Center shall take care of any eventuality to ensure the continuity of operation. Adequate hardware and software clustering for servers & storage shall be ensured.

16.5	Exclusive infrastructure in terms of storage requirement, database, application and computation power shall be ensured.

16.6	The IOBAS Data mediation and other servers shall have access to the common Storage Infrastructure on an external storage through a switched Fiber Channel Storage Area Network.

16.7	Storage system shall be easily expandable and scalable to support future storage requirements.

17.0 Transition at the end of the contract

17.1

In case of the expiration of the contract period the ASP shall have to plan well in advance (six months before the expiry of the contract period) for smooth data migration of the existing on line and off line CDR volume, archived data of all types, configuration data and any other data base evolved during the period of operation to either BSNL or any other ASP authorized by BSNL. The hardware infrastructure created by the ASP at Level-I TAXs of BSNL network will be the property of the respective ASP and the ASP can take it back after expiry of the contract period.

17.2

During the changeover phase (Transition phase) Interconnect settlement system shall be running both at the incumbent ASP and at BSNL’s designated system simultaneously for at least three months to ensure smooth migration. Incumbent ASP shall extend all necessary help, as required by BSNL, in validating future system based on experience gained during the contract period, in a time bound manner, free of cost.

17.3

In case of premature termination of the contract ASP shall ensure smooth data migration of the existing on line and off line CDR volume, archived data of all types, configuration data and any other data base evolved during the period of operation to either BSNL or any other ASP authorized by BSNL.

18.0 Legal Issues

18.1	ASP shall be fully and solely responsible for adherence to the rules and regulations of the land with regard to the service it intend to provide to BSNL.

18.2

For the purpose of meeting BSNL’s requirement, ASP shall source or develop the software applications at its own cost and shall be solely responsible for the related license and copy right obligations. No litigation on any account with the third party shall be directly or indirectly passed on to BSNL.

19.0 Fraud on the part of ASP

19.1

BSNL will have the right to terminate the contract and forfeit the performance Bank guarantee of the ASP and to take a legal action as deemed fit against the ASP in the event of detection of ASP’s indulgence in any of the following fraudulent activities including but limited to:

19.1.1	Alteration in the monthly bills or statements of any of the OLO.

19.1.2	Alteration in the furnished reference data belonging to any of the OLO, which results in a financial loss to BSNL.

19.1.3	Deletion or setting aside of CDRs belonging to any of the OLO.

19.1.4	Use of BSNL resources provided to the ASP for any third party or for any of the activities not prescribed in this tender document.

19.1.5	Violation of any of the sub-clause of Clause No. 8.25 “Non Disclosure Agreement”.

20.0 Functional Compliance

20.1	Compliance Rankings

20.2	Clause wise Compliance statement has to be furnished for the tender document stating “Complied” or “Non-complied” for all sections except Section VI (Technical specifications)

20.3	For the technical specifications under Section VI, a compliance report in following format shall be submitted along with the bid document:

20.3.1	Fully complied

20.3.2	Non-complied

20.4	Vendors should claim full compliance only when compliance is 100%, otherwise non compliance should be claimed and an explanation should be given on how it proposes to fully comply the clause.

SECTION-V
SCHEDULE OF REQUIREMENT

S.No.	Description
1	Agency based (Bureau/ ASP model) solution for three years extendable up to five years.

SECTION VI
TECHNICAL SPECIFICATIONS

The following technical specifications are annexed separately:

SN	Item Description	Technical Specification No.
1	Inter-operator Billing and Accounting System	IT/ASP/IOB-01 APR 2003
2	Mediation system	IT/ASP/MED-01 APR 2003

SECTION VII

PART-I
BID FORM

Tender No. MM/IT/072003/000256	Dated July 11, 2003

A: (Name & Address of the Purchaser)

Dear Sir,

1.

Having examined the conditions of contract and specifications including addenda Nos_______________the receipt of which is hereby duly acknowledged, we, undersigned, offer to supply and deliver _______________in conformity with the said conditions of contract and specifications for the sum shown in the schedule of prices attached herewith and made part of this Bid.

2.

We undertake, if our Bid is accepted, to commence deliveries & services within ( ) months and to complete delivery and Commercial launch, covering entire area allotted to the undersigned in the contract, within four months calculated from the date of issue of your purchase order.

3.	If our Bid is accepted, we will obtain the guarantees of a Scheduled Bank for a sum not exceeding 5% of the contract sum for the due performance of the contract.

4.

We agree to abide by this Bid for a period of _______________days from the date fixed for Bid opening and it shall remain binding upon us and may be accepted at any time before the expiration of that period.

5.	Until a formal Purchase Order of Contract is prepared and executed, this Bid together with your written acceptance thereof in your notification of award shall constitute a binding contract between us.

6.	Bid submitted by us is properly sealed and prepared so as to prevent any subsequent alteration and replacement.

7.	We understand that you are not bound to accept the lowest or any bid, you may receive.

Dated this  _______________ day of  _______________ 2003

Name and Signature _______________

In the capacity of _______________

Duly authorised to sign the bid for and on behalf of _______________

witness _______________
Address _______________
Signature _______________

SECTION VII

PART-IIA

PRICE SCHEDULE FOR BUREAU SERVICE

SN	Description	Basic Unit* Price exclusive of all levies & charges	Service Tax		Any other levies/ charges	Unit Price inclusive of all levies & charges (3+5+6)	Discount offered if any	Total Discounted Price (7-8)
			%	Amt.
1	2	3	4	5	6	7	8	9
1	Rate per 1000 CDR for first three years of the contract
2	Rate per 1000 CDR for first year of extension of the contract
3	Rate per 1000 CDR for second year of extension of the contract

*: Unit for this Part of the Schedule -VII implies 1000 CDRs

SECTION VIII
BID SECURITY FORM

Whereas _______________ (hereinafter called “the Bidder”) has submitted its bid dated _______________ for the supply of _______________ vide Tender No _______________ dated _______________ KNOW ALL MEN by these presents that WE _______________ OF _______________ having our registered office at _______________ (hereinafter called “the Bank”) are bound unto Bharat Sanchar Nigam Limited (hereinafter called “the Purchaser”) in the sum of Rs_______________ for which payment will and truly to be made of the said Purchaser, the Bank binds itself, its successors and assigns by these present.

THE CONDITIONS of the obligation are :

1.                 If the Bidder withdraws his bid during the period of bid validity specified by the Bidder on the Bid form or

2.                 If the Bidder, having been notified of the acceptance of his bid by the Purchaser during the period of bid validity.

a)	fails or refuses to execute the Contract, if required; or

b)	fails or refuses to furnish the Performance Security, in accordance with the instructions to Bidders.

We undertake to pay to the Purchaser up to the above amount upon receipt of its first written demand, without the purchaser having to substantiate its demand, provided that in its demand, the purchaser will note that the amount claimed by it is due to it owning to the occurrence of one or both of the two conditions, specifying the occurred condition or conditions.

This guarantee will remain in force as specified in clauses 12 and 28.2 of section II of the Bid Document up to and including THIRTY (30) days after the Period of bid validity and any demand in respect thereof should reach the Bank not later than the specified date/dates.

Signature of the Bank

Name

Name & Signature of witness	Signed in Capacity of

Full address of Branch

Address of witness	Tel No. of Branch
Fax No. of Branch

SECTION IX

PERFORMANCE SECURITY GUARANTEE BOND

In consideration of BSNL, Corporate Office, New Delhi (herein after called the “purchaser”} having agreed to exempt ___________________ (hereinafter called “the said contractor(s)’) from the demand under the terms and conditions of an agreement/(Purchase Order) No ________________dated ____________made between _____________________and __________________for _____________________________for the supply of _______________________(hereinafter called “the said agreement ”), of security deposit for the due fulfillment by the said contractor (s) of the terms and conditions contained in the said Agreement, on production of the bank guarantee for ____________________________________________________we, (name of the bank) _________________________( hereinafter refer to as “the bank”) at the request of ___________________________________(contractor(s)) do hereby undertake to pay to BSNL an amount not exceeding ___________________against any loss or damage caused to or suffered or would be caused to or suffered by the Purchaser by reason of any breach by the said Contractor(s) of any of the terms or conditions contained in the said Agreement.

2.                 We (name of the bank) ____________________do hereby undertake to pay the amounts due and payable under this guarantee without any demure, merely on a demand from BSNL by reason of breach by the said contractor(s)’ of any of the terms or conditions contained in the said Agreement or by reason of the contractors(s)’ failure to perform the said Agreement. Any such demand made on the bank shall be conclusive as regards the amount due and payable by the Bank under this guarantee where the decision of BSNL in these counts shall be final and binding on the bank. However, our liability under this guarantee shall be restricted to an amount not exceeding __________________________________.

3.                 We undertake to pay to BSNL any money so demanded notwithstanding any dispute or disputes raised by the contractor(s)/supplier(s) in any suit or proceeding pending before any court or tribunal relating thereto our liability under this present being absolute and unequivocal. The payment so made by us under this bond shall be valid discharge of our liability for payment thereunder and the contractor(s)/supplier(s) shall have no claim against us for making such payment.

4.                 We( name of the bank) _________________________ further agree that the guarantee herein contained shall remain in full force and effect during the period that would be taken for the performance of the said agreement and that it shall continue to be enforceable till all the dues of BSNL under or by virtue of the said Agreement have been fully paid and its claims satisfied or discharged or till ________________________________________________ (office) BSNL______________________ certifies that the terms and conditions of the said Agreement have been fully or properly carried out by the said contractor(s) and accordingly discharges this guarantee. Unless a demand or claim under this guarantee is made on us in writing on or before the expiry of  ___________________ YEARS (actual period as specified in P.O) from the date hereof, we shall be discharged from all liabilities under this guarantee thereafter.

5.                 We (name of the bank) _________________________ further agree with BSNL that BSNL shall have the fullest liberty without our consent and without affecting in any manner our obligations thereunder to vary any of the terms and conditions of the said Agreement or to extend time of performance by the said contractor(s) from time to time or to postpone for any time or from time to time any of the powers exercisable by BSNL against the said Contractor(s) and to forbear or enforce any of the terms and conditions relating to the said agreement and we shall not be relieved from our liability by reason of any such variation, or extension being granted to the said Contractor(s) or for any forbearance, act or omission on the part of BSNL or any indulgence by BSNL to the said Contractor(s) or by any such matter or thing whatsoever which under the law relating to sureties would, but for this provision, have effect of so relieving us.

6.                 This guarantee will not be discharged due to the change in the constitution of the Bank or the Contractor(s)/supplier(s).

7.                 We (name of the bank) ____________________ lastly undertake not to revoke this guarantee during its currency except with the previous consent of BSNL in writing.

Dated the ________________ day of  _______
for  __________________________________
(indicate the name of bank)

SECTION X

LETTER OF AUTHORISATION FOR ATTENDING BID OPENING
( To reach Director (MMT) before date of bid opening )

To
The Jt.DDG (MMT),
BSNL, Corporate Office,
B-148, Statesman House, Barakhamba Road
New Delhi-110001

Subject : Authorisation for attending bid opening on
________________________________(date) in the
Tender of ___________________________________________________________.

Following persons are hereby authorized to attend the bid opening for the tender mentioned above on behalf of
__________________________________________________________
(Bidder) in order of preference given below.

Order of Preference Name Specimen Signatures

I.

II.

Alternate
Representative

Signatures of bidder
                Or
Officer authorized to sign the bid
Documents on behalf of the bidder

Note :         1. Maximum of two representatives will be permitted to attend bid opening. In cases where it is restricted to one, first preference will be allowed. Alternate representative will be permitted when regular representatives are not able to attend.

2. Permission for entry to the hall where bids are opened, may be refused in case authorization as prescribed above is not recovered.

SPECIFICATIONS

INTER-OPERATOR BILLING AND ACCOUNTING SYSTEM (IOBAS)

(IT/ASP/IOB-01 APR 2003)

1.0 Objective

1.1 The objective of Inter-operator Billing and Accounting System is to:

1.1.1 Produce an invoice for the calls delivered by/ from another operator.

1.1.2 Validate/ check the invoices received from other operators for the calls handled by the system.

1.1.3 Produce a summarized statement (a net settlement between the two operators).

1.1.4 Produce customized reports as per the user requirement.

2.0 Operational Requirements

2.1 The system shall be capable of performing Inter-Operator settlement and accounting, both in case of domestic and international calls for wire-line, wireless and VoIP operations as per industry standard practices like ITU recommended settlement practices, Bilaterally agreed settlement practices, Regulator recommended settlement practices, etc.

The main functions of IOBAS shall be:

2.1.1 To calculate the settlement amounts between various network operators/service providers based on CDRs at a Point of Interconnect (POI). The POI is identified by a ‘trunk group identity’ in a CDR.

2.1.2 To generate billing and invoicing.

2.1.3 To Provide a Graphical User Interface for all user-defined reference data related to Interconnect agreements.

2.1.4 To manage the relevant databases.

2.1.5 To validate, filter, rate and store all CDRs for an operator during a user defined billing period for further retrieval for viewing and printing.

2.2 The Billing system shall support independent databases for the purpose of Inter-Operator Billing for BSNL. (when it is non-exclusive)

2.3 The Interconnect system should be able to uniquely maintain and identify agreement details for eg. Billing cycle, billing format, rates for CDR types, etc. for each of the operators such as FSPs (Fixed Service Providers-Basic & WLL-fixed and Mobile), CMTO (Cellular Mobile Telephone Operators), NLDOs (National Long Distance Operators), ILDOs (International Long Distance Operators), ISPs etc. System should also have flexibility to treat above as separate business units based on their nature of business.

2.4 Calls to various operators shall be identified by ‘trunk group’ identity and/or ‘called number’ in the CDR.

2.5 It shall be possible to rate CDRs with as well as without any ‘Calling number information’ for inter-operator billing.

2.6 The system shall perform syntax and semantic checks. CDRs having errors shall be stored and identified separately with relevant error indicators.

2.7 It shall be possible to map ‘Carrier Selection Code’ contained either in ‘Called Party Number’ or in any other field in CDR, to various long distance operators.

2.8 ‘Carrier Selection Code’ will consist of two-digit Carrier Access Code (CAC) (e.g. ‘10’) followed by two/three digit Carrier Identification Code (CIC). Trunk prefix for national call is ‘0’ and international calls is ‘00’.

2.9 The input information for processing shall be provided by a suitable Mediation System in the form of standard formatted Call Detailed Records (CDRs), which have been verified and accepted by the Mediation System for some pre-determined checks and verifications (like duplicate CDRs to be filtered out, ensuring that the CDR is for inter-connect billing only, etc.) shall be forwarded by the Mediation System to the IOBAS for further processing.

2.10 Reference/Master Data related to Interconnect agreement/s shall be stored in the IOBAS containing information about Network Operator, Carrier, Switches, Trunks/ Routes, Point of Interconnect, interconnect agreement conditions including chargeable rate for various call types, services, products, rating rules, day types, Peak, off-peak, etc. It is essential that:

2.10.1	The stored reference data for unlimited number of interconnect agreements for both national and international traffic must be Operator Modifiable – preferably through a GUI,

2.10.2	The process of modification must be such that the changes can be done offline in an MS Excel (for example) and ported on to a live system with the least intervention.

2.10.3

Security controls like authorization for permissible modifications to be made to the reference data only through BSNL authorized personnel using passwords at different levels must be provided. Additionally System should facilitate creation of various User Groups having access to defined ‘Security Objects’ to grant or prevent access to certain application windows.

2.10.4	An audit trail must be provided for recording all the relevant changes made in the reference data. Audit trail shall include but shall not be limited to:

2.10.4.1	Date and Time Stamping

2.10.4.2	User Identity

2.10.4.3	Before and After Image of the Change

2.10.5 As the reference data can be voluminous, a tool to facilitate the updating and changing of large amount reference data should be available.

2.11 The checks are to be performed to ensure that CDRs contain all required relevant data. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs shall be forwarded for further processing.

2.12 Those CDRs, which are not accepted for onward processing, must be separated and tagged as ‘Error CDRs’ for further action. System must provide an Error Summary Report (either on-line or in printed format) which could be examined by error type (eg. Rate not found, Invalid date etc.) and also by error value. Facility to Drill down to individual CDR in errors would be required.

2.13 The approved and accepted CDRs shall be subjected – using the reference data, with the means of a ‘Pricing Engine’ within the software, to provide the output result in the form of ‘Priced CDRs’ and the same shall be stored under the control of the system.

2.14 The provision has to be made to edit and correct the ‘Error CDRs’ and it should be possible to re-input edited and corrected CDRs for full cycle of processing once again. The systems should also allow for bulk correction of error calls of same error type.

2.15 Provision has to be made for re-pricing of the CDRs, which have already been priced under revised business conditions. This provision should be available not only within the retention period for the CDRs stored but also for the CDRs to be extracted from the warehoused CDRs also.

2.16 System should provide for storage of priced CDRs for 90 days to be known as ‘Retention Period’.

2.17 Provision for making and handling inquiries on Priced CDRs, reference data and any other information within the IOBAS should be available to the user/operator. Additionally system should have a facility to group/summarize the priced CDR information based on ‘User Defined Field’ on the CDR.

2.18 It is essential that the IOBAS should have the capability to drill down the Priced CDRs from daily summary level to individual CDR level.

2.19 The software should produce customized summary reports. The reports may be based on different business requirements including but not limited to pseudo invoices, Summary by Carrier, Route, Services/Products, Slabs or Tiers, .administrative unit wise (SSA, Circle, etc.)

2.20 n addition to the summary reports, the IOBAS must be capable of providing information for other optional downstream products and applications like:

2.20.1 Export of summary data and files as per requirements of Financial Management System

2.20.2 Least Cost Routing Analysis System

2.20.3 Auto Reconciliation Systems

2.20.4 Non-Event Billing Systems

2.20.5 Retail Billing System

2.20.6 Fraud Management System

3.0 Services

3.1 The IOBAS should be able to accept and process different types of CDRs coming from different services including but not limited to:

Basic Telephony (PSTN)
Mobile Telephony GSM & CDMA
WLL Fixed
National Long Distance and Roaming
International Long Distance and Roaming
GPRS
Data calls
Short Messaging Service (SMS)
Free phone and premium rate services
Prepaid cards
Calling cards
Internet services (including VoIP)
                Features such as call forwarding and multiple party conference calls
                (3 or n way calling)
Radio Paging
Indirect Access
Virtual Private Networks (VPN)
Callback
Zero Duration Calls
Intelligent Network Services
Standard or Reverse Charging (CPP)
Transit Calls
Hubbing and Refile
International Resale

4.0 Rating

4.1 IOBAS shall be able to provide different types of rating requirements based on normal industry practices and depending on different business conditions and regulatory norms, from time to time. The IOBAS should be capable to accepting different ratings. It should be possible to use same rating engine for voice CDRs, data IPDRs and SMS and other services as given in clause no.3.1

4.1.1 It shall support rating with different rates for all the combinations of one or more of the following attributes, which should be configurable:

4.1.1.1 POI

4.1.1.2 Duration of call

4.1.1.3 Destination Number

4.1.1.4 Origination Number

4.1.1.5 Unique Trunk Used

4.1.1.6 Call units

4.1.1.7 Start time of Day Breakdown “Peak, Standard, Economy, etc.’

4.1.1.8 Conversation based duration

4.1.1.9 Network based duration

4.1.1.10 Carrier

4.1.1.11 Direction

4.1.1.12 Call type (Local, 95, STD, ISD)

4.1.1.13 Content

4.1.1.14 Volume

4.1.2 All the above combination of parameters to be rated with Units instead of values.

4.1.3 All the above combination of parameters to be rated with Metered Pulses instead of with values.

4.1.4 All the above combination of parameters to be rated by Network based duration instead of conversation based duration and vice-versa

4.1.5 All the above combination of parameters to be rated by both network based duration and conversation based duration.

4.1.6 System must be able to take care of “Summer time savings” in clock changes.

4.1.7 System should be able to rate a call by Seconds, tenths of a second, Hundredths of a second, Minutes, Units of data, Units of time, Zero Duration (by country, by PTT (Public Telephone and Telegraph), by Date range, by product/services and by direction)

4.1.8 System should be able to take cognizance of and rate calls with a “Set Up charge/ monthly/ annual rental, etc.”.

4.1.9 System should be able to do the pricing based on tiered/stepped rates and in conjunction with breakdown of daytime elements.

4.1.10 System should support both direct and cascade billing as well as statement in different currencies.

4.1.11 System should support CDR re-rating and adjustment allocation.

4.1.12 System should be able to handle BSNL’s requirement of rating a call, which covers two or more stepped/tiered rate time zones, for voice or data calls. Standard System functionality should support inter-alia following Rating Criteria:

4.1.12.1 A Call, which covers two or more rate time bands (e.g. Peak and Off-peak)

4.1.12.2 Stepped Rating within a Charge type

4.1.12.3 Call Attempt Charge

4.1.12.4 Flat Rate

4.1.12.5 Minimum Charge

4.1.12.6 Zero Duration

4.1.12.7 Minimum Time

4.1.12.8 Maximum Charge

4.1.12.9 Positive/Negative Rates

4.1.12.10 Time Zones/Charge Bands

4.1.12.11 Units

4.1.12.12 Pulse rating

4.1.12.13 Multiple Currencies with European Union Euro Support

4.1.12.14 Precision (Accurate to Hundredths of a second) Rating

4.1.12.15 Surcharge

4.1.12.16 Call Count (Call start and apportioned)

4.1.13 System should be capable of having a maximum or minimum value for rating purposes in either network based, or duration of conversation based or unit based calls.

4.1.14 System should be capable of rating up to the 6th decimal place.

4.1.15 System should be capable of handling “long duration” calls of up to (10000-0.01) Hours and still rate it for surcharges, and call attempt fees.

4.1.16 For transit calls, the System should be capable of rating each of the incoming and outgoing legs separately.

4.1.17 System should be capable of re-rating the Priced calls at either of CDR or summary levels for rate changes and there must an auditable trail and records of changes carried out by the system.

4.1.18 System should be capable of supporting 2-way payment rating based on BSNL/Other Carrier’s needs to split a call beyond monetary value slab/s.

4.1.19 System should be capable of supporting and creating the revenue share of the rated calls for a third party like ISP provider.

4.1.20 System should be capable of rating based on Element based charging.

4.1.21 It should be possible to apply a special rate for a corporate customer that uses both its network and an interconnect partner’s.

4.1.22 It should be possible to Roll-back CDR files completely, removing all charges.

4.1.23 Number portability in Interconnect Settlements should be supported by the system.

4.1.24 It shall have the ability to apply different rating schemes for different carriers.

4.1.25 The system shall be able to distinguish between incoming, outgoing, incoming transit, outgoing transit, incoming and outgoing ported calls.

5.0 Billing & Accounting

Apart from basic function of generating the billable amount, under the billing system:

5.1 It should be possible to select the periodicity/frequency of generating billing summaries/ bills (monthly, weekly, by specific dates, etc.) with flexibility of having different block periods for different carriers, in different currencies, showing different discounts.

5.2 IOBAS should be able to generate summaries by revenue amount slab for different carrier.

5.3 IOBAS should have the capability to handle late arrival CDRs after a specific billing period is closed so that the amount associated with those CDRs can be accounted for. (provision for suppl. Bill)

5.4 Invoices are required to be produced periodically (e.g. monthly) in a standard format and will be produced per service and operator for individual units (SSA, POIs, circles, organization as a whole, etc.)

5.5 The invoice generated will include; the call types, no. of aggregated calls, quantity, amount and total amount for each combination of service, service class, currency and tariff class rated during a specified period. Final format will be decided by BSNL and the format will be subject to modifications from time to time depending on the requirements.

5.6 It should be possible to produce preliminary statement before final statement for verification of information.

5.7 The system should have the capability that, on production of final statement, General Ledger and the Operator Ledger are updated.

5.8 It should be possible to enter statement number series in the initial set up.

5.9 It should be possible to have one number series for outgoing statements, one number series of incoming statements and one for adjustments.

5.10 It should have the facility to store information about the home operator and all operators with whom settlement is performed.

5.11 It should be possible to keep traffic account balance in the local currency on each operator account.

5.12 It should be possible to display on screen the detailed statement information and also for both outgoing and incoming statements.

5.13 The statement should comprise of the currency used for each transaction, the amount in that currency and the corresponding amount in the local currency.

5.14 It should be possible to adjust operator accounts using an on-line routine, on both at detailed and aggregated level.

5.15 It should only be possible to make adjustment against final statement. The adjustments made should appear on the next statement with a reference to the number of the statement adjusted.

5.16 It should be possible to keep a log of all adjustments.

6.0 General Ledger Interface

6.1 The general ledger interface should provide support for coding the financial transactions produced in the interconnect system, according to the general ledger requirements.

6.2 It should be possible to create routines of the following types in the statement production and Operator ledger module:

6.2.1 Incoming statements

6.2.2 Outgoing Statements

6.2.3 Statement adjusted.

6.3 It should be possible to code the above-mentioned transactions based on

6.3.1 Route in

6.3.2 Route out

6.3.3 Operator

6.4 It should be possible to produce general ledger report on request.

6.5 General Ledger report should have API for providing the general ledger transactions.

7.0 Automatic Reconciliation

7.1 It should be possible to have multiple automatic reconciliation agreements with each Operator.

7.2 It should be possible to flexibly configure the Aggregation level for reconciliation.

7.3 It should have the ability to build new rules for comparison based on the specification (standards) being followed or the agreement with the interconnect operator.

7.4 It should be possible to build rules for generating proposals for discussing and resolving identified discrepancies.

7.5 It should be possible to build rules for automatic Adjustments based on the pattern of adjustments agreed earlier .

7.6 It should be possible to set-up the entire process of reconciliation in a work flow like manner in the application so as to reduce manual intervention as far as possible.

7.7 It should be fairly simple to group tasks as building blocks to build processes.

7.8 It should be possible to add new tasks.

7.9 It should be possible to update the General Ledger as per the latest situation of Reconciliation so that amounts in various stages of reconciliation can be tracked.

7.10 System shall:

7.10.1 Support configuration of complex settlement agreements

7.10.2 Keep track of all settlements made between operators

7.10.3 Keep track of payments made and match them with the invoices

7.10.4 Track outstanding against any particular operator and compute penalties for past dues, if any.

7.10.5 Support netting off between operators

7.10.6 Ability to reconcile service providers statements / bills against information in the IOBAS

7.10.7 Ability to produce reports on variances based on reconciliation; Variance tolerance limits to be configurable

8.0 Least Cost Routing

8.1 The System should be capable of calculations of the Least Cost Route based upon the configuration data already entered.

8.2 The system should be capable of performing simulations.

8.3 The system should be capable of performing margin analysis.

8.4 When doing Least Cost Routing calculations it should be possible to consider expected volume discounts as well as internal cost.

8.5 It should be possible to readily extract such data from the existing system in the form of a text file, spread sheet, etc.

8.6 It should be possible to calculate routing based on time-of-day considerations.

8.7 It should be possible to separate interconnect partners into different categories depending on the quality of service they are providing.

8.8 Once the routing calculations are made, it should be possible to follow up and see how effective the routing changes actually were.

8.9 The application should be able to import rated traffic data (including traffic volumes) to be input into the application.

8.10 The application should allow the operator to follow up and focus on specific problem areas, by providing alarms that can be set on specific parameters.

8.11 The application should be able to input quality of service data inputted in order to provide a more complete picture.

8.12 The system should have the capability to display routing alternatives with the least cost graphically or in text format.

9.0 Discounting

9.1 The IOBAS should have arrangements for providing discounts on billed amounts based on various factors such as commitment of traffic time – either total or during a specific period of the day on a specific day, or total revenue or by product/service or by a destination/location, or by direction. And the discount arrangements with other carriers could be based on business agreements for different periods of calendar time – e.g. the billing cycle may be monthly, but BSNL may have an agreement with a carrier for usage over a quarter or half year period.

9.2 The IOBAS should be capable of generating discounts from the summary statements generated for any of these conditions of criterion.

9.3 IOBAS should be able to calculate discount according to the following parameters:

9.3.1 Service, 9.3.2 Call type,

9.3.3 Originating number,

9.3.4 Country,

9.3.5 Group of countries,

9.3.6 Direction,

9.3.7 Minutes,

9.3.8 Time of day (Peak, Standard, Cheap),

9.3.9 Day of week / month or date range,

9.3.10 Month of year,

9.3.11 Special dates,

9.3.12 Two in one (like two minutes in the price of one),

9.3.13 Customer characteristic (e.g., ID, segment group, type),

9.3.14 Call duration,

9.3.15 Call longer than…,

9.3.16 Event (e.g., registration),

9.3.17 Product,

9.3.18 Units value (Data, Duration),

9.3.19 Volume (Tier, step, Threshold),

9.3.20 Money,

9.3.21 Minutes,

9.3.22 Calls,

9.3.23 Credit Units,

9.3.24 Period,

9.4 The system should support the following discount types :

9.4.1 Flat / bulk

9.4.2 Bulk discounts at CDR level

9.4.3 Tapered 9.4.4 Gross / Net

9.4.5 Discounts sequence / order

9.5 Ability to support discount plan matrix, base on volume & services.

9.6 Discount is given in terms of

9.6.1 Minutes,

9.6.2 Calls,

9.6.3 Money (different currencies),

9.6.4 Bonus points,

9.6.5 Percentage,

9.6.6 Combination of the above

9.7 This discounting will be performed at the closure of a billing period within the application

9.8 The application should support discounting at various levels starting with Account up to CDR level

10.0 Roaming:

10.1 Ability to support TAP3 format for both TAPIN and TAPOUT processing.

10.2 Ability to schedule or run the TAPIN collection process either of the following :

10.2.1 Operator wise

10.2.2 Group of operators

10.2.3 All operators (Default)

10.3 The system should automatically check for the contiguous sequence numbers for each operator and if there is any discrepancy, the TAPIN processing for that operator should be skipped and the errors to be logged in the log and control file

10.4 System should support different TAPIN/TAPOUT file formats for different operators

10.5 There should be provision to support TAP1, TAP2 and TAP3 formats at operator level. Conversion routines should be provided from one format to other.

11.0 Accounts and Payments

11.1 Invoices received shall be reconciled with payments expected to be made.

11.2 System shall generate alarm when discrepancy in reconciliation figures cross a defined threshold.

11.3 When payments are made, a record of the same shall be kept against a certain invoice and operator.

11.4 Provision shall be there to accept/ make advance payment from/ to an operator.

11.5 Payments received from OLOs against invoice/statements generated by IOBAS shall be recorded in the system.

11.6 Details of each transaction like mode of payment (cash, cheque, wire transfer etc), the bank involved, shall be maintained.

11.7 There shall be a Provision to cancel any transaction, both incoming and outgoing.

11.8 There shall be a Provision to pass adjustments like debit or credit notes.

11.9 There shall be a Provision to raise disputes on invoices sent to OLOs. Disputes may be allowed to be settled by passing adjustments.

11.10 A detailed audit trail shall be maintained in respect of changes/ modifications made to either the system or any parameters having financial implications. (eg. in 11.7)

12.0 Reports

12.1 Periodic or Hot Reports for all incoming calls at each POI, payable by other service providers, for any particular period(s) after evaluating each call as per SLA depending on duration and distance for which the calls are carried through BSNL’s network-Access Code wise.

12.2 Periodic or Hot Reports on outgoing calls at each POI, payable to other service providers, for any particular period, after evaluating each call as per SLA depending on duration and distance for which the calls are carried through Other Networks- Access Code wise.

12.3 Periodic or Hot Reports on accounts settlement with other service providers (Gross debits, credits, and the net amount receivable/payable) for any particular period-Access Code wise.

12.4 Details of Payments received by BSNL from other service providers for a particular period-Access Code wise.

12.5 Details of Payment made by BSNL to other service providers for a particular period- Access Code wise.

12.6 (a) Details of cancellations of amounts due from other service providers at any time, with age analysis - Operator wise.

12.6 (b) Details of adjustments made (w.r.to sub-para 11.8) in respect of any operator during any period.

12.7 (a) Details of amounts outstanding against other service providers at any time (Opening balance, additions, payments received and closing balance) with age analysis- Operators wise.

12.7 (b) Details of amounts due from OLOs kept under dispute, at any time and during specified period(s), each OLO-wise (OB, Additions, Settled, CB) along with facility for age-analysis.

12.8 Provision for charging Interest (Simple or Compound), or flat Late Payment Surcharge from other service providers for delay in payment of net dues, and periodic or instant accounting reports thereon – Access Code wise.

12.9 Provision for application of Service Tax/Sales Tax/any other levy, as required by law, at any point of time, on the amounts, receivable from other service providers or payable to other service providers; and accounting reports thereon-Access Code wise.

12.10 Reports on payment habits of each partner service provider with a detailed analysis of the number of days of delay bill wise, and also inter-Other-Operators.

12.11 Reports on volume of traffic both incoming and outgoing POI wise and Access Code wise for any given period.

12.12 Reports on volume of traffic for incoming calls Station/SSA/Circle wise for a particular period for calls not terminating within the local exchange area in which POI is situated- Access Code wise.

12.13 Reports on volume of traffic for outgoing calls Station wise for a particular period for calls not terminating within the local exchange area in which POI is situated-Access Code Wise.

12.14 Analysis of both incoming and outgoing calls (by number/duration/value) over specified period-both Service wise (viz. Basic to Mobile, Mobile to Basic, Mobile to Mobile, etc.) and for each Service, Operator-wise.

12.15 Where a single Operator provides multiple services, Service Wise reports giving details & analysis of incoming & outgoing calls(number/duration/value)over specified period(s).

12.16 Service Provider wise and SSA /Circle/Country-wise exception reports on the number of CDRs received for valuation, number of CDRs valued (and total value) number of error CDRs with details for a particular period.

12.17 Periodic or Hot Reports on final CDRs generated at each POI for all incoming calls to BSNL’s network from Other Networks- Access Code wise for specified periods, and their consolidations.

12.18 Periodic or Hot Reports on Final CDRs generated at each POI for all outgoing calls from BSNL’s network to Other Networks-Access Code wise for specified periods and their consolidations.

12.19 Reports on the reconciliation of CDRs both incoming and outgoing generated at each POI with the electronic details furnished by OLO for any particular periods.

12.20 For incoming calls not terminating within the local exchange area in which POI is situated (i.e. Inter-Circle or Intra-Circle), report on the proportionate value of the calls, to be apportioned amongst the SSAs/Circles through which the calls pass within the BSNL network, for a particular period.

12.22 All reports on billing & accounting aspects must be made available by the IOBAS individually at POI, SSA, Circle and all-India levels, to facilitate proper Internal Check, meet the demands of External Auditors and to simultaneously act as a deterrent to Revenue Frauds and Leakages.

12.23 The following types of reports shall also be generated by the system:

12.23.1 Outgoing Traffic by Route

12.23.2 Outgoing Traffic by Destination

12.23.3 Incoming Traffic by Route

12.23.4 Incoming Traffic by Destination

12.23.5 Report on all Agreement and Relevant rates

12.23.6 Total Out-payment for each Carrier

12.23.7 Total In-payment for each Carrier

12.23.8 Carrier Declaration Statements

12.23.9 Detailed Internal Statements

13.0 Taxation:

13.1 Ability to support different tax packages and tax values coexist in the bill

13.2 Ability to support tax exemption based on a ‘Tax Exempt’ flag

13.3 Ability to generate all tax details for both A/R processing and also for the bill presentation purposes

13.4 Ability to provide taxes with respect to all charge types.

13.5 Reference data administration

13.6 Tax types

13.7 Tax amounts

14.0 System Operation

14.1 The IOBAS shall be able to provide for the user/operator to:

14.1.1	Monitor routine operations under processing.

14.1.2	Maintain routine housekeeping requirements and records on periodic basis as spelled out by the management.

14.1.3	Control the operations under processing in the System.

14.1.4	Able to query the processing under the system.

14.1.5	Make the necessary changes as required in the processing based on business demands – with an audit trail of the changes incorporated.

14.1.6	Provide for adequate security controls to enable only authorized personnel to make the process changes only.

14.1.7	Check the number of CDRs processed vis-à-vis number of CDRs received from the mediation system and to ensure that each CDR is priced and billed correctly.

15.0 General System Features

15.1 The Interconnect System should have following attributes:

15.1.1	Proven, Robust and Scalable.-specify in sp. Conditions

15.1.2	Should have been benchmarked for more than 200 million CDRs/day operations.

15.1.3	Performance Guarantee

15.1.4	Minimal Customization

15.1.5	Ongoing Product development and Focus – Product roadmap

15.2 The Interconnect system should have menu driven Archive and Restore facility.

15.3 The Interconnect system should have comprehensive Error management capability including following:

15.3.1 Descriptive Error codes

15.3.2 Analysis of error records

15.3.3 Presentation of detailed error reports

15.3.4 Editing capability

15.3.5 Audit trail of changes and corrections

15.3.6 Mass change/correction capability

15.3.7 Bulk Authorization

15.4 The Interconnect system should have a facility to set aside the traffic for which no tariff has been finalized. Once the rates are negotiated and captured into the system, the user should be able to submit these un-priced CDRs for rating.

15.5 The Interconnect system should provide extensive online Help.

16.0 Interfaces

16.1 System shall be able to receive CDR files from more than one network element.

16.2 Reference data should be able to be received automatically from more than one system

16.3 Output interfaces should be available to financial systems (General ledger, Accounts receivable, Accounts payable).

16.4 System shall support output files in either ASCII, or HTML formats in the form of flat files for financial system.

16.5 An output interface should be available/ configurable to a management information system (data warehouse).

Data Mediation System (IT/ASP/MED-01 APR 2003)

1.0	Introduction

1.1

The Data Mediation System (comprising of Collection, Mediation & Distribution Modules) collects raw network usage data and transforms it into rich, billable business information. It is flexible enough to accept any event/record format that the network may generate and is able to generate rich records in any format required by IOBAS. It would be preferable that the interfaces are either data driven or rules based. A key mediation objective is to shield the IOBAS from changes in the network elements. It should offer the flexibility; scalability and functionality necessary to achieve this.

1.2

The functionality of Data Mediation System should be to collect, process and distribute Call Detail Records (CDRs) in a compatible format to IOBAS. It shall not be possible to edit the master data collected from network elements within the Data Mediation system (The Mediation System must maintain the master data in “as received” status and must prevent any attempt to edit or modify it). The Mediation System should be able to support the features enumerated in this specification under various clauses.

2.0

Performance Requirements - The system should be able to process the total volume of CDRs collected from BSNL network as given in the Section-IV Part-II of the tender document, without degradation in performance.

2.1	Mediation systems should be capable of polling information from unlimited number of network elements.

2.2	It should be possible to enhance the capability of mediation system to support more Network Elements, and a larger throughput of CDRs.

3.0	Interface Requirements

3.1	The offered system should support GUIs and also have a Web-based user interface. The software design should be such that, it is user friendly and allows for quick menu/ screen access and data entry.

3.2	The Mediation System should support the following protocols/ interfaces for collection of data with minimum data rate of 64 kbps:

3.2.1	FTP, FTAM, MTP, XFER, BC385, AMATPS, CMISE over X.25

3.2.2	RS232

3.2.3	FTP, UDP, AMADNS,RTP ,NFS,NDM over TCP/IP

3.2.4	PAD

3.2.5	DRU,RGA, RADIUS,LDAP,SNMP,NETFLOW over NGN

3.3	Protocols

3.3.1	The Mediation System should support the following protocols for distribution of data over TCP/IP running over an IP compliant LAN/ WAN:

3.3.1.1	FTP

3.3.1.2	CONNECT: Direct

3.3.1.3	ODBC

3.3.1.4	Socket based transmission

3.3.2

Regardless of the communication protocol used, the Mediation system shall guarantee the delivery and integrity of the data so that it is consistent in format and content with the data submitted to the protocol from the originating source.

3.3.3	The Mediation system shall be capable of adapting to the industry standard protocols as they evolve, without significant interruption of service or impact to the system architecture.

4.	Functional Requirements:

4.1	Collection

4.1.1

The collection Module should be able to inter-work with various wire line, Intelligent Network (IN), IP network elements and with other mediation systems supplied by various vendors and able to collect CDRs of any format including but not limited to ASN.1, ASCII, Binary, Hexadecimal, TAP1, TAP2, TAP3, etc as per requirement of BSNL.

4.1.2

The system should have the capability to receive traffic from a switch without any intermediary device. Data Collection Module should support multiple instances of continuous, simultaneous and independent collection of usage record data from multiple network elements of different types from a centralized location.

4.1.3	The collection Module should support various protocols indicated at clause no. 3.2 & 3.3.

4.1.4	The operator configurable collection Module should be able to collect network data, individually or concurrently in: -

4.1.4.1	Non-Real-Time for scheduled polling of primary data

4.1.4.2	Non-Real-Time for Demand Polling of primary or secondary (previously transmitted) data

4.1.4.3	Push/ Passive mode initiated by network element (active mode for NE)

4.1.5	Collection Module should Support Batch Transfer of files using Floppy Disk, Optical Disk, magnetic tape, etc.

4.1.6	Collection Module should support new network element interface protocols (i.e. the application & lower level protocols) for collection when introduced in the network.

4.1.7	The sequence number validation shall be supported during collection so that no files are lost or duplicated.

4.1.8	Collection Module shall support feature of duplicate file detection to ensure that a specific file name has not been previously collected.

4.1.9	The Collection module of the Mediation System shall have proper Audit trails for keeping a track of the CDRs.

4.1.10	The Collection Module shall ensure data integrity & reliability of data being transferred.

4.1.11	It should be possible to maintain individual identity of CDRs collected from single source as well as multiple sources.

4.1.12	Collection process should be activated either based on time or event or both .

4.1.13	Collection system shall raise an alarm and request for retransmission if an input file is deemed incomplete or corrupted.

4.2	Processing

4.2.1

Mediation Module should have a set of standard processing tools as part of its core functionality. It should be possible to integrate additional processing modules as customized tools. It should have individual processing rules for each network element type and data format.

4.2.2

The Module should provide user definable, configurable and table driven rules for discarding CDR records. CDR record discard may be performed according to values of any field in the CDR. The system shall keep a separate log of the discarded CDRs.

4.3	Selection

4.3.1	Selection module should stream and filter CDRs to a file for further distribution to IOBAS.

4.3.2	It should be possible for the user to edit existing selection criteria or create new criteria for selection of CDRs in the user interface (GUI)

4.4	Validation

4.4.1	Mediation module should provide a Validation check by specifying the criteria to ascertain that data records (CDRs) meet the defined logic so that invalid data records can be filtered out.

Validation should be able to filter out Retail CDRs with the help of suitable logic. The CDRs filtered out by the system should be stored in a separate file designated for storing Retail CDRs and the file should be transferred to the BSNL designated location/s.

4.5	Edit / Bulk Edit

4.5.1

It should not be possible to edit the master data collected from network elements within the Data Mediation system. All this data should be stored in its original format. Processing of the master data should result in the generation of derived file. However, it should not be possible to modify the pricing parameters viz. calling no., called destination, duration of the call, etc. of CDRs even in the derived files. Mediation should have user definable retention period for master & derived files both.

4.6	Merge

4.6.1

It should be possible to merge a number of CDRs files from a single source or multiple sources into a larger output file. The criteria for merging the files either from a single source or many sources should be user-definable.

4.7	ID generation

4.7.1	It should be possible for the Mediation Module to generate & insert Unique ID in the CDRs, which may be required/ used by the IOBAS.

4.8	Duplicate CDR Detection - Mediation should have the facility to:

4.8.1	Detect duplicate CDR files and also to ensure that no CDRs are duplicated in the CDR stream.

4.8.4	Filter out the duplicate data and mark that event as duplicate and continue processing.

4.9	Time gap detection

4.9.1	Mediation Module should be able to support time gap detection functionality to ensure that there is acceptable time gap between two CDRs. (partial CDRs)

4.10	Assignment/Manipulation

4.10.1

Mediation Module should support assignment functionality to change the order of the CDR fields, to remove fields in the CDR and to change the data represented in the CDR. Assignment functionality should also support arithmetic operations and conversion of format flexibly.

4.11	Consolidation - Mediation System should have the facility to:

4.11.1	Handle partial CDRs generated by the Network Element for consolidation of CDRs.

4.11.2	Merge the CDRs that belong to the same chargeable call into one CDR.

4.12	Correlation:

4.12.1	It should be possible for the user to define rule-based criteria to match together and combine related records into a single billable event.

4.13	Error Management/ Correction

4.13.1	Mediation module should support several different error statutes with each status should be having a user-defined severity level and processing instructions.

4.14	Alarm Generation

4.14.1	The system should provide the capability for generating several levels of alarm notifications.

4.14.2	It should record all alarms in a log.

4.14.4	Alarm severity level should be user defined.

4.15	Performance degradation warning:

4.15.1

Notifications may be required for partial failure or performance degradation of the system, failure of data collection from the network elements and data distribution to the client applications, Rejected service orders, Failure of essential system processes, Complete rejection of a CDR record file.

4.16	Scheduling

4.

16.1 Mediation System should have a highly flexible scheduler, allowing the user to configure and specify when Mediation System will do system functions (collection, processing and distribution). It should support user-configurable job scheduling, both time and event driven based.

4.17	Distribution - Mediation System should have the facility to Transfer multiple streams of CDR files (or records) to IOBAS.

4.18	Monitoring

4.18.1	Mediation System should facilitate monitoring of active jobs.

4.19	Logs - Mediation device should provide information in the form of following logs:

4.19.1	Audit log

4.19.1.1

Audit log should store information with respect to CDRs and any other data acquired by the Mediation system for a particular function. It should maintain historical information about the processing of received CDR files.

4.19.2	Event log

4.19.2.1

Event log should contain information related to job handling and events from the Mediation System background processes. It should be able to display logs of processes including but not limited to occurrence of an event, status of job of a particular event, user associated with the event and date & time of the logged event.

4.19.3	User log

4.19.3.1

Mediation System should have the capability to log user actions and entities related to these actions. The user log function should assist the system administrator to detect the security violations by any user.

4.19.4	Error and Information Log

4.19.4.1	Error and Information log should keep the information regarding any error conditions that occurred on the system, as well as information regarding routine activities.

4.19.5	Command log

4.19.5.1	Command log should provide the details of all user commands entered along with the time and the user id of the person who entered them.

4.19.6	Data Collection log

4.19.6.1

Data collection log should contain an entry for each file received. The entry should include the file name, the Network Element from which it was received, the size of the file and the time it was received.

4.19.7	Data Transmission log

4.19.7.1

Data transmission log should contain an entry for each file transmitted. The entry should include but should not be limited to the file name, the Billing Entity it was transmitted to, the size of the file, the name of the file on the Billing Entity, and the time it was transmitted.

4.19.8	Tape Log

4.19.8.1	Tape log should contain an entry for each file written to tape. The entry should include file name, the size of the file, the name of the file on the tape and the time it was written.

4.19.9	Disk Cleanup Log

4.19.9.1

Disk cleanup log should provide an entry for each file that is removed from disk by the de-allocation process. The entry should include the name and size of the file, and the date and time of its creation.

4.19.10	Application Log

4.19.10.1	Application Log should contain messages generated by the Mediation Application Modules, such as Filter, Search and Format.

4.20	Management - The data mediation system should have management function like Application, database, restoration and backup procedures.

4.21	Statistics and Reporting

4.21.1

The system should have exhaustive built in statistical and reporting capabilities with option for on-screen viewing, printing and should have relevant software for generation of custom reports by the users. It should have a friendly GUI so that adhoc reports, and MIS graphics can be generated easily. The system should be capable of producing reports including but not limited to:

4.21.1.1	Number of CDR files collected per day from each network element.

4.21.1.2	Number of CDR records delivered to downstream systems.

4.21.3

It should be possible to generate various administrative reports, Rule set reports, collection and transmission reports, verification & processing reports, Record processing accounting report (to provide details of mediation modules) etc apart from system log on errors, commands & events.

4.21.4	Apart from the above auditing reports, it should be possible to define information to be collected that is as per the user requirement (tailor- made reports)

SN	Section	Page	Clause No.	Clause	Query	Reply
1.	I	1	0	The Company proposes to implement Call Detail Records (CDRs) based Inter-operator Billing and Accounting System of Wire line, Wireless, IP Traffic through Agency based (Bureau/ ASP Model) solution.	Please clarify Whether the mediation system has to interface to other type of NEs providing services such as IP, Wireless?	Yes, please.
2.	I	1	2	it is proposed that the Inter-operator billing and Accounting system, in addition to the CDR based billing, shall also support Metered Call Unit (MCU) based billing and settlement.

1. Please confirm, If Metered and pulse data will have the necessary information to enable inter-carrier billing by ASP b) 2. Please indicate how many MCU’s will be treated as one CDR for payment to the ASP by BSNL. 3. Please provide the total number of DELs for which the MCU rating would be required with breakup for L1, L2 and L3 vendors. 4. Provide details of Interface and CDR transfer mechanism from MCU based billing system

1.The data will contain necessary information, which needs to be converted by the system provided by ASP. 2. One MCU per billing cycle corresponds to one CDR. 3.MCU is a rated entity, which has to be included in the statement and invoices. 4.Same interface is used. MCU reading has to be collected over FTP.

3.	I	1	2	Solution should enable BSNL to implement all future changes in IUC	We would design the system which would be scalable and flexible to take care of future requirements, however changes in implementation of new IUC would be handled on case to case basis.	Original clause stands.
4.	I	1	2	Since all the switches do not support generation of 100% CDRs, shall also support Metered Call Unit (MCU) based billing and settlement	a. What is the interface to capture the MCU information? b. Which switches require the MCU interface?	a. Same interface is used. b. Query not clear.
5.	I	1	3	In order to shortlist the interested and eligible …

Are the short listed vendors free to choose any Technology Vendor/solutions, which meets the eligibility criteria as per the current tender for Interconnect Billing and Mediation system or they are bound by the vendor/solutions proposed during the EOI exercise?

						Yes, they are free to choose, provided it meets tender requirements.

SN	Section	Page	Clause No.	Clause	Query	Reply
6.	I	1	3	In order to shortlist the interested and eligible

Pls. confirm the documents that are required to be submitted along with the Tender for conforming to the eligibility of the product vendor, if the proposed product vendor is different than the one indicated during the EOI.

						Eligibility criteria are for the bidder and the solution offered. There is no eligibility criterion for product vendor.
7.	I	2	7.5 bids	Last date & time for submission of	Last date and time for Submission of bids - 14.08.2003 at 11:30 hrs. BSNL is requested to extend the last date of submission by a minimum period of 2 weeks.	It is to be dealt separately.
8.	II	4	2.2.5	It is mandatory for the above four bidders to submit the following documents of both parent and subsidiary or group company along with the technical bid.	X company is owned by Y company. Pls clarify whether the photocopy or printouts of documents of Y company needs to be attested	Copies of documents attested by the Director or secretary of the company shall be provided.
9.	II	4	2.2.5.2	Annual report of last three years	In the event that the bidder (subsidiary or parent) has been incorporated less than 3 years back, is it sufficient to provide annual reports for the years subsequent to incorporation?	Annual reports for the year since company was incorporated are to be furnished.
10.	II	4	2.2.5.4 and 2.2.5.9

Shareholding pattern Board Resolution to the effect that whether the composition of subsidiary company’s Board of Director’s has been controlled by group or parent company, if so, that group or parent company exercise power without consent or ….

We will be providing documents filed with the Securities Exchange Commission as indicative of the (a) Shareholding pattern of the parent and (b) Control exercised by the parent over the subsidiary We would require to know if this will be sufficient. We can share a copy of the same for your reference.

						Yes, latest documents filed with SEBI shall be provided by the bidder.

SN	Section	Page	Clause No.	Clause	Query	Reply
11.	II	4	2.2.5.7	Undertaking to the effect that parent or group companies had committed for sharing resources with subsidiary company in implementing the project.

We will give the following undertaking: WE, [NAME OF PARENT COMPANY], UNDERTAKE THAT WE HAVE COMMITTED TO SHARING RESOURCES (PERSONNEL ONLY) WITH [NAME OF SUBSIDIARY COMPANY] IN IMPLEMENTING THE PROJECT" Please confirm that this is sufficient to meet BSNL’s requirement. Pls explain as to what document is required for the same. It would be difficult to comply with the with the above for tax reasons Parent company does not issue parent guarantees due to tax reasons. We will be providing a guarantee from the parent on sharing of resources with the subsidiary. We would require to know if this will be sufficient. We can share a copy of the same for your reference.

The document required is an undertaking on a stamp paper of appropriate value addressed to BSNL, to the effect that" the parent/ holding/group company shall share its resources with subsidiary in the event of the bidder being found successful. The sharing of resources shall be aimed at for smooth implementation of the project.

12.	II	4	2.2.5.8

Board Resolution as well as General Meeting Resolution of both Group/ Parent and subsidiary company to the effect that providing of corporate guarantee for commitment of sharing of resources with subsidiary or group company or parent unit as the case may be.

					Pls explain as to what document is required for the same

The document required is an undertaking on a stamp paper of appropriate value addressed to BSNL, to the effect that" the parent/ holding/group company shall share its resources with subsidiary in the event of the bidder being found successful. The sharing of resources shall be aimed at for smooth implementation of the project.

13.	II	4	2.2.5.7	Undertaking to the effect that parent or group companies had committed for sharing resources with subsidiary company in implementing the project	Pls explain as to what document is required for the same. It would be difficult to comply with the with the above for tax reasons

The document required is an undertaking on a stamp paper of appropriate value addressed to BSNL, to the effect that" the parent/ holding/group company shall share its resources with subsidiary in the event of the bidder being found successful. The sharing of resources shall be aimed at for smooth implementation of

SN	Section	Page	Clause No.	Clause	Query	Reply
						the project.
14.	II	4	2.2.5.8

Board Resolution as well as General Meeting Resolution of both Group/ Parent and subsidiary company to the effect that providing of corporate guarantee for commitment of sharing of resources with subsidiary or group company or parent unit as the case may be.

"As X company in Y country, the parent company of the bidder company, is a public listed company, board resolutions or general meetings are usually held only once or twice a year. The power to certify such matters has been delegated by the board of directors of X company to certain senior officers of X company. The following certificate signed by such an officer will be given. WE, [NAME OF PARENT COMPANY], CONFIRM THAT WE ARE COMMITTED TO SHARING RESOURCES (PERSONNEL ONLY) WITH [NAME OF SUBSIDIARY COMPANY]" Please confirm that this is sufficient to meet BSNL’s requirement.

The resolution asked for in the clause is to state the fact that the "two companies are holding, subsidiary ot parent or group companies", which do not have any connection with the number of Board Meetings, as the holding/ subsidiary/ group company relationship must be existing on the date of bid submission which has to be substantiated by the bidder.

SN	Section	Page	Clause No.	Clause	Query	Reply
15.	II	4	2.2.5.9

Board Resolution to the effect that whether the composition of subsidiary company’s Board of Director’s has been controlled by group or parent company, if so, that group or parent company exercise power without consent or concurrence of any other party to appoint or remove all or majority of director’s of subsidiary company or the capital of the company’s wholly owned by parent or group company and also hold the majority voting rights in that subsidiary.

"As X company. in Y country, the parent company of the bidder company, is a public listed company, board resolutions or general meetings are usually held only once or twice a year. The power to certify such matters has been delegated by the board of directors of X company to certain senior officers of X company.The following certificate signed by such an officer will be given. WE, [NAME OF PARENT COMPANY], CONFIRM THAT WE ARE COMMITTED TO SHARING RESOURCES (PERSONNEL ONLY) WITH [NAME OF SUBSIDIARY COMPANY]" Please confirm that this is sufficient to meet BSNL’s requirement.

						Provided a proof of delegation of to such senior executive to this effect is also submitted along with the bid.
16.	II	4	2.2.5.9

Board Resolution to the effect that whether the composition of subsidiary company's Board of Director's has been controlled by group or parent company, if so, that group or parent company exercise power without consent or concurrence of any other party to appoint or remove all or majority of director's of subsidiary company or the capital of the company's whollly owned by parent or group company and also hold the majority voting rights in that subsidiary.

					Pls explain as to what document is required for the same

The resolution asked for in the clause is to state the fact that the "two companies are holding, subsidiary of parent or group companies", which do not have any connection with the number of Board Meetings, as the holding/ subsidiary/ group company relationship must be existing on the date of bid submission which has to be substantiated by the bidder.

SN	Section	Page	Clause No.	Clause	Query	Reply
17.	II	6	9.2.(i)

The Basic Unit price of the goods / services, Excise duty, Sales Tax, Freight, Forwarding, Packing, Insurance, Service Tax and any other Levies/Charges already paid or payable by the supplier shall also be quoted separately item wise.

Bid Prices: The basic unit prices of goods/services, excise duty, sales tax, freight forwarding, packing, insurance, service tax etc and any other levies/charges already paid or payable by the supplier shall also be quoted separately.BSNL has asked the prices in Price Schedule (Section VII) for Bureau Service. So its assumed that no break-up of the prices of hardware/software and other components will be given in the price bid. Please confirm.Bidder understands that the items mentioned in price schedule for Bureau Service as per Section VII, Part II A, only to be quoted. Please confirm.

						Yes, please.
18.	II	6	9.3

9.3 The price quoted by the bidder shall remain fixed during the entire period of contract and shall not be subject to variation on any account. A bid submitted with an adjustable price quotation will be treated as non - responsive and rejected.

Service Tax rate is increasing every year and it is difficult to commit to a fixed service tax rate. BSNL is requested to amend this clause to read as - " The price quoted by the bidder shall remain fixed during the entire period of the Contract but statutory changes in tax rates will be applicable." This being the ASP model and BPO concept becoming order of the day, though the taxes/duties/levies that are applicable currently are taken into account, additional service taxes and surcharges that could be applicable later or changes in the current taxes/duties/levies wrt BPO should be payable extra at the time of billing (monthly). Decrease in such taxes/ duties / levies will be passed on to BSNL – while increase will be payable extra on production of proof.

						Request is regretted please.

SN	Section	Page	Clause No.	Clause	Query	Reply
19.	II	6	9.4	9.4 The prices quoted by the bidder shall be in sufficient detail to enable the Purchaser to arrive at the price of equipment/system offered.	The Bidder understands that the prices will only be quoted as per Section VII, Part II A and Clause 9.2 (ii) of Section II.	Yes, please.
20.	II	6	7.2.(c)	A Clause by Clause compliance as per clause 11.3 (c)	Section 11.3[C] is missing	It should be read as 11.2(C)
21.	II	8	11	DOCUMENTS ESTABLISHING GOOD’S CONFORMITY TO BID DOCUMENTS	Do the software solution vendors necessarily have to be part of the bidders consortium, or, they can be simply suppliers to the lead bidder ?	Software Solution Providers may be or may not be a part of bidders consortium, they can be suppliers to the lead bidders.
22.	II	7	9.6	9.6 The price approved by the purchaser for procurement will be inclusive of Levies and Taxes,	The Bidder understands that the prices will only be quoted as per Section VII, Part II A and Clause 9.2 (ii) of Section II.	Already replied.
23.	II	7	10.1	The certification of ISO 9001/ SEI CMM Level 4

We wish to reconfirm that this requirement is applicable for the SIs only and not for the various product vendors. As reputed SI/ partners implement most of the time proven products, the implementation process should not be applicable on the product vendors. Please clarify.

						All the bidders have to furnish the ISO 9001/ SEI CMM Level 4 Certificate.
24.	II	7	10.2

The bidder shall furnish Annual Report and /or a certificate from its bankers as an evidence that he has financial capability to perform the contract (ii) The bidder shall furnish documentary evidence about technical and production capability necessary to perform the contract.

					what is the documentary evidence required for question 10.2 on page 7	Clause is clear, needs no clarification.
25.	II	7	10.3	In order to enable the purchaser to assess the provenness of the system offered, the bidder shall provide documentary evidence regarding the system being offered by him.	Please clarify what kind of documentary evidence has to be provided against this.

Worldwide implementation details of system/ product offered against this tender. Details should contain information like volume of CDR handled by the system per day, no. of OLOs covered by the system, details of network elements interfaced with the system, etc.

SN	Section	Page	Clause No.	Clause	Query	Reply
26.	II	7	10.1.6	Registration Certificate from State Director of Industries or from Secretariat for Industrial Approval (SIA), Ministry of Industries, Govt of India	Pls explain as to what document is required for the same	NA for this tender
27.	II	7	10.1.7	Approval from Reserve Bank of India / SIA in case of foreign collaboration

Pls explain as to what document is required for the same Will BSNL provide a proforma version of the certificate to be obtain from the bankers as evidence that the bidder has financial capability to perform the contract

						Clause is clear, no need of further elaboration. Banker's certificate to this effect is required.
28.	II	7	10.2 (ii)	The bidder shall furnish documentary evidence about technical and production capability necessary to perform the contract	Please clarify the documents required from the (i) ASP (System Integrator) and (ii) Software Vendors to ascertain the technical and production capability required to perform the contract.	This aspect has been covered in the EOI exercise, hence not applicable at this stage.
29.	II	8	10.4

The offered product has to be type approved by the purchaser. For this purpose, the supplier shall submit a sample type for evaluation by the purchaser. The sample would be evaluated for its ability to meet the technical specifications, manufacturability, reliability, testability, ease of installation, maintainability etc. Necessary documents to substantiate these attributes will have to be submitted at the time of application for approval by the supplier for obtaining type approval.

Bidder requires a precise description of the following: (i) What constitutes a sample type for evaluation by the Purchaser?(ii) How the evaluation of the sample type will be done.(iii) Time Frame for the evaluation. Could BSNL please reconfirm which products require type approval? Please confirm whether there are software products which require this approval? Please also confirm which hardware needs this approval? Does interconnect product also have to be type approved, since, the interconnect billing system is not interfacing directly with any bsnl network element ? Please clarify the need for a sample in case of the current requirement which is for a Bureau Based service and also how this can be Type Approved; and also the necessary documentation to substantiate

						NA for this tender

SN	Section	Page	Clause No.	Clause	Query	Reply
				this.

Please confirm for which all components is the Type Approval required for the proposed solution, as this is a ASP model and not sale of products to BSNL. Please confirm if the type approval is applicable to software solution, hardware or entire system. If yes, please provide the process to be followed to obtain "type approval" certification and the details. Since ASP will build, own and operate – this clause of type approval is not applicable and offering a sample for type approval is also not applicable. Pls. Clarify.

30.	II	8	11.1	the bidder shall furnish, as part of his bid, documents establishing the conformity of his bid to the Bid Documents of all goods and services, which he proposes to supply/ provide under the contract.

Please clarify whether all goods which are to be used for the Bureau service shall be “Brand New” or old goods if available with the ASP can be reused. It is recommended to have New Equipment with higher reliability and performance considerations.

						As long as ASP meets the Service specifications contained in Section IV, Part II of the tender documents, its free to use any goods for providing the Bureau service.
31.	II	8	11.2 (b)

A list, giving full particulars including available sources and current prices of all spare parts, special tools etc, necessary for the proper & continuous functioning of the good for 3 years following commencement of use of the goods by the purchaser

					We are not supplying any hardware or software in this solution. This clause may be deleted.	NA for this tender
32.	II	8	11.2 (c)	a clause-by-clause compliance on the purchaser’s Technical Specifications and Commercial Conditions	Shall the clause by clause compliance matrix include Section II	Yes, please.
33.	II	11	19.1	The purchaser shall open the Unpriced, Technical & Commercial Bids in the presence of….

Considering the scope of work, efforts and complexities involved in preparing the bid, we request that an extension of at least 4 weeks be granted for submission of bid from the date of receipt of clarifications addressed by BSNL.

						It is to be dealt separately.

SN	Section	Page	Clause No.	Clause	Query	Reply
34.	II	13	26.1

BSNL will have the right to increase or decrease upto 25% of the quantity of goods and services specified in the schedule of requirements without any change in unit price of the offered quantity or other terms and conditions at the award of contract

					If the actual CDR volume received is below 25% than the assumptions made in the tender document, will BSNL allow for a renegotiation of the contract?	Minimum CDR volume is not guaranteed.
35.	II	13	26.2

In exceptional situation where the requirement is of an emergent nature and it is necessary to ensure continued supplies from the existing vendors, the purchaser reserves the right to place repeat order up to 50% of the quantities of goods and services contained in the running tender/contract with in a period of twelve months from the earliest date of acceptance of APO at the same rate or rate negotiated (downwardly) with the existing vendors considering the reasonability of rates based on the prevailing market conditions and the impact of reduction in duties and taxes etc.

					Repeat order within 12 months from the date of APO at the same rate or downward negotiated rate. This is not applicable and should be deleted from the tender.	Refer clause 1 of Section IV part I
36.	II	14	14.1 (ii), 31.1,	Quality manual	Pls clarify this point	Clause is clear.

SN	Section	Page	Clause No.	Clause	Query	Reply
37.	III	15	3

The supplier shall indemnify the purchaser against all third-party claims of infringement of patent, trademark or industrial design rights arising from use of the goods or any part thereof in Indian Telecom Network.

Patent indemnification to be subject to the following: Patent and Copyright: If a third party claims that a Product Bidder provides to you infringes that party's patent or copyright, Bidder will defend you against that claim at its expense and pay all costs, damages and attorney's fees that a court finally awards or that are included in a settlement approved by Bidder, provided that you promptly notify Bidder in writing of the claim; and allow Bidder to control, and cooperate with Bidder in, the defense and any related settlement negotiations.We cannot indemnify BSNL for claims arising from the use of our machines in the Indian telecom network. What we can provide is defense in the event of a claim that our products infringe 3rd party patent or copyright. The defense will have to be assumed wholly by us (Bidders knows the products better, and can defend the claim better). 3rd party products will come with their own warranty or indemnity. We also request BSNL to grant us the right to replace or modify the products, in the event of such a claim.

						Clause is clear, must be complied with.
38.	III	15	5	Inspection and tests

Does BSNL really wish to undertake the responsibility to test all equipment to determine compliance with specifications, given that BSNL's real interest is in ensuring that the Supplier is able to provide services in accordance with agreed Service Levels? The manufacture will take place outside India and could be at different places, hence it would be difficult to provide this to BSNL

						Clause 10.4 and 10.5 of Section IV, Part II will supercede this clause.

SN	Section	Page	Clause No.	Clause	Query	Reply
39.	III	15	5.1	The Purchaser or his representative shall have the right to inspect and test the goods as per prescribed test schedules	Pls. Clarify the time period within which such test schedules will be provided to us wrt the date of APO.	NA for this tender
40.	III	15	5.3	Notwithstanding the pre-supply tests and inspections prescribed in clause 5.1 & 5.2 above the equipment	What does ‘Purchaser’s premises’ mean here? Will the equipment be delivered to BSNL premises first? Is this applicable to an Outsourcing option?	NA for this tender
41.	III	15	5.4	If any equipment or any part thereof, before it is taken over under clause 5.5, is found defective or fails to fulfill the requirements of the contract, …	We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.	NA for this tender.
42.	III	15	4, 16, 18	Performance Security Delay in the supplier's performance Liquidity damages

"Since the performance security is 5% of the total contract value (Paragraph 4) and the maximum amount of liquidated damages is Rupees 170 lakhs (Paragraph 16), would it be correct to say that the total aggregate liability of the Supplier shall not exceed 5% of the total contract value and Rupees 170 lakhs? Bidder understands that - NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES" Please confirm.

						Clauses are clear.
43.	III	15	5,6,9,11		These clauses should not be applicable as this is a bureau based service offering and not a product supply tender	Clauses are to be read in conjunction with relevant clauses of Section IV, Part II.

SN	Section	Page	Clause No.	Clause	Query	Reply
44.	III	16	5.5

When the performance tests called for have been successfully carried out , the inspector / ultimate consignee will forthwith issue a Taking Over Certificate. The inspector/ Ultimate consignee shall not delay the issue of any “taking over certificate”

1. Bidder understands that the Acceptance Testing will be in accordance to Clause 10.4 and 10.5 of Section IV, Part II. Please confirm. 2. Pls. Clarify the time period within which such taking over certificate will be issued from the date of readiness of the system by the ASP and how does this relate to the submission of first monthly bill that will be submitted for release of payments. 3. Will BSNL be issuing a "Taking Over Certificate", and if so, what will it be 'taking over'? It is our understanding that all equipment, hardware and software will be owned or operated by Supplier and/or its contractors, and therefore, BSNL will not be taking over such items. Please clarify.

						Acceptance Testing will be in accordance to Clause 10.4 and 10.5 of Section IV, Part II
45.	III	16	6.1	Delivery of the goods and documents, its installation and commissioning shall be made by the supplier in accordance with the terms specified by the purchaser

Bidder understands that the title and risk to the goods does not pass to the purchaser at any point of time during the execution of the Contract. Please Confirm.2. We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.3. We assume that the references to delivery of equipment are not applicable, and that BSNL has no interest in owning, possessing or operating relevant equipment, hardware and software to be operated by the Supplier.

						1. Yes, please.2. Relevant clause of Section IV part II will be applicable.3. Yes, please.

SN	Section	Page	Clause No.	Clause	Query	Reply
46.	III	16	6.3

In case of delayed completion of works after delivery period, the advantage of reduction of taxes/duties shall be passed on to the purchaser and no benefit of increase will be permitted to the bidder / supplier

1.Since this is a bid for ASP model, this clause is not applicable. Please confirm. 2.This being the ASP model and BPO concept becoming order of the day, though the taxes/duties/levies that are applicable currently are taken into account, additional service taxes and surcharges that could be applicable later or changes in the current taxes/duties/levies wrt BPO should be payable extra at the time of billing (monthly). Decrease in such taxes/ duties / levies will be passed on to BSNL – while increase will be payable extra on production of proof.

						In case ASP fails to start the service within the implementation time period, this clause will be invoked, apart from other clauses of the tender document.
47.	III	16	7.1

The bidder shall provide free of cost training to the personnel nominated by the purchaser. The training shall be thorough and effective planning, installation, operation/ maintenance etc of the system and after training the trainees should be able to independently handle the installation operation and maintenance of the system.

					Is training to BSNL personnel a part of the outsourcing option? Will the trainees after training, independently handle the operation and maintenance of the system?	Refer clause 9.1.13 of Section IV Part II

SN	Section	Page	Clause No.	Clause	Query	Reply
48.	III	17	8.2

The contractor shall not without prior consultation with the purchaser, change the basic design and construction of the equipment. The purchaser reserves the right during the contract period to ask the contractor for introduction of the latest technology/facilities from time to time whenever considered necessary and the contractor shall fulfill such request from the purchaser at his own cost.

Design: The purchaser reserves the right during the contract period to ask the contractor for introduction of the latest technology/facilities from time to time whenever considered necessary …….The technolgy and solution proposed by bidder will not change, however, it will be bidders responsibilty to keep system updated and in line with latest technology within the proposed framework. Pl. confirm.2.We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.3.Will BSNL be interested in reviewing the design of the equipment/system from time to time, given that the Supplier will (presumably) be required to provide a commitment that it will provide certain standards of services regardless of the design of the equipment/system?

						ASP shall keep its system updated and in line with latest technology within the proposed framework.
49.	III	17	9

The supplier shall be required to provide a list of the following material and notification pertaining to spare parts manufactured or distributed by the supplier of spares including cost and quantity considered for arriving at the price of spares in sec II clause 9.

1. We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document. 2. Will BSNL be concerned with the level of spares kept by the supplier ? 3.As the goods remain the property of the Bidder, no spares will be provided. Bidder shall comply with the commitment given in the Service Level Agreement, Clause 14, Special conditions, Section IV, Part II. Please confirm. 4.This being the ASP model and maintenance / operations are comprehensive – this clause is not applicable. Pls. Clarify.

						Bidder shall comply with the commitment given in the Service Level Agreement, Clause 14, Special conditions, Section IV, Part II.

SN	Section	Page	Clause No.	Clause	Query	Reply
50.	III	17	10

The supplier may be required to provide any or all of the following services : (a) Performance or supervision of on-site assembly and/or start-up of the supplied Goods; (b)Furnishing of tools required for assembly and/or maintenance of supplied Goods; (c) Performance of supervision or maintenance and/or repair of the supplied Goods, for a period of time agreed by the parties provided that this service shall not relieve the supplier of any warranty obligations under this contract

					We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.	NA for this tender.
51.	III	18	11

Warranty 11.1 The contractor shall warrant that the stores to be supplied shall be new and free from all defects and faults in materials used, workmanship and manufacture … 11.2 If it becomes necessary for the contractor to replace or renew any defective portion/portions of the equipment under this clause, the provisions of the clause 10.1 shall apply to the portion / portions of the equipment so replaced or renewed or

Presumably the Contract will require the Supplier to warrant the performance of services and outputs up to the service levels specified in the RFP. The present contract terms contain no such warranties in respect of service levels, but contain warranties regarding materials used in building the system, which presumably are not applicable. 2. This being the ASP model and maintenance / operations are comprehensive for the specified period– this clause is not applicable from the point of view of 12 months warranty. Pls. Clarify. 3. We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document. Since this is an ASP model does warranty apply here as well? We supply newly manufactured machines. Also, "of the highest grade" - this is not objective.

						ASP shall have to meet the service level requirements as enumerated in the tender document.

SN	Section	Page	Clause No.	Clause	Query	Reply
52.	III	18	12.1

Payment against Services: Month- wise payment of the services will be made on the basis of the priced CDRs of one calendar month. The payment will be made for the particular calendar month after deducting the liquidity damage

Its requested to BSNL to clear the payment against the monthly invoice in 15 working days. 2. Will the payment be released from a central location ? Pls. Clarify the details of location / paying authority.

						Payment terms are clearly specified in the tender document. 2. Details will be provided along with the PO.
53.	III	18	12.2 (b)

Any increase in taxes and other statutory duties / levies after expiry of the delivery date shall be to the contractor’s account. However, benefit of any decrease in these taxes / duties shall be passed on to the Purchaser by the supplier.

This being the ASP model and BPO concept becoming order of the day, though the taxes/duties/levies that are applicable currently are taken into account, additional service taxes and surcharges that could be applicable later or changes in the current taxes/duties/levies wrt BPO should be payable extra at the time of billing (monthly). Decrease in such taxes/ duties / levies will be passed on to BSNL – while increase will be payable extra on production of proof.

						Replied elsewhere.

SN	Section	Page	Clause No.	Clause	Query	Reply
54.	III	18	12.3 (i)	Invoice

For claiming payment BSNL has asked for invoice but in Section XI there is no specification for invoicing or billing. Kindly elaborate this requirement. Please clarify the need of a legal invoice. BSNL has mentioned at many places as Statements and as well invoices. We understand the requirement is IOBAS (Inter-Operator Billing and Accounting & Billing System) Definition of Invoice: Invoice is understood as a summary of charges including current charges (Recurring, One Off Charges and Usage Charges). It also includes taxes, late fees, Discounts, payments, adjustments at item level and as well summary level etc. Balance Carry Forward is also one of the key features of Legal Invoice.At times invoice also reflects one product at monthly charges and other at Quarterly charges Definition of Statement: Statements are generally understood as summary of current charges which primarily includes Usage Charges and does not account for balance carry forward including Payments, taxes etc. We understand broadly BSNL would require Invoicing solution as stated above instead of statements. Please confirm.

						Clause is clear.
55.	III	18	12.3 (ii)	Receipt of the Interconnect Bills/ statements from all the circles falling under the respective implementation area of the ASP.

Bidder needs clarity on what is receipt of inter connect Bills/Statements from all the circles under the respective implementation area of the ASP. 2. Pls. Clarify who would provide a receipt for the same. Would it be at the PoI?

At present various OLOs are operating circle wise in the country. In order to settle their interconnect bills, ASP shall have to provide bill of each OLO operating in that particular circle for settlement. Receipt of these bills has to be submitted by the ASP for payment. Further details to be provided along with the PO.

SN	Section	Page	Clause No.	Clause	Query	Reply
56.	III	19	13	Prices	As this is a bureau based service offering so this clause may not be applicable.	Clause is applicable.
57.	III	19	13.1	Prices

Since BSNL will give all CDRs from these POIs to ASP and ASP has to filter our non interconnect CDRs, which number of CDRs (pre or post filtering) will be used to calculate the revenue owed to ASP. since BSNL wants the ASP to provide both mediation & interconnect services, therefore the revenue should be calculated based on total number of CDRs collected by ASP and then processed either via mediation or both mediation & interconnect systems

						Not agreed
58.	III	19	13.1.(i)(b)	In the case of revision of Statutory Levies/Taxes during the finalization period of tender the Purchaser reserves the right to ask for reduction in the prices.	The clause may kindly be amended as follows: “Any changes in taxes will be to Purchaser’s account”.	Request is regretted please.
59.	III	20	16.1	Delivery of the Goods and performance of the services shall be made by the Supplier in accordance with the time	We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.	Original clause stands.
60.	III	20	18	LIQUIDATED DAMAGES	LD should be applicable only when the delay is from the ASP end and not because of BSNL e.g supplying the E1 link	Yes, please.

SN	Section	Page	Clause No.	Clause	Query	Reply
61.	III	20	18.2

Should the tenderer fail to deliver the services within the period prescribed in the tender, the purchaser shall be entitled to recover Rupees Seven lakhs for each week of delay or part thereof, for a period upto 10 weeks and thereafter at the rate of Rupees Ten lakhs for each week of delay or part thereof for another 10 weeks of delay. Quantum of liquidated damages assessed and levied by the purchaser shall be final and not challengeable by the supplier.

Amt of LD – Purchaser’s decision is final. This should be allowed for Arbitration, decision of Purchaser cannot be final.2. In the case of ASP model the LD can only be applicable for the installation and set up of the system. Thereafter, the penalties as per Clause 14.13.1.4 of Page 41 of Tender document is applicable.Pls. Clarify. The ASP shall not be liable for non-performance of its delivery obligations due to reasons attributable to BSNL. Pl confirm3. What is the basis for fixing the quantum of liquidated damages for any short coming in the services provided? Does is have a relation with the severity of delayed item?

						Request is regretted please.2. Services should be commissioned within the scheduled time period. 3. Refer clause 18.2 of section III.
62.	III	20	19	Force Majeure-19.1 and 19.2

How can BSNL determine the acquisition cost of products in the event of a termination for force majeure? 2. Such prices should be mutually discussed. Please amend the clause suitably. 3. We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.

						Acquisition of material is not a part of this tender.
63.	III	21	20.0	Termination for default -

We request BSNL to exclude special, indirect, incidental and consequential damages.Bidder cannot be responsible for 3rd party claims against BSNL for damages. Our liability for direct damages must be capped at the value of the products or service that is the subject of the claim.

						Request is regretted please.

SN	Section	Page	Clause No.	Clause	Query	Reply
64.	III	21	20.2

In the event the purchaser terminates the contract in whole or in part pursuant to Para 20.1 the purchaser may procure, upon such terms and in such manner as it deems appropriate, goods similar to those undelivered and the supplier shall be liable to the Purchaser for any excess cost for such similar goods. However the supplier shall continue the performance of the contract to the extent not terminated.

					We are not supplying any goods but services and hence, this clause is not applicable and we request that it be deleted from tender document.	Procurement of goods is not a part of this tender.
65.	III	21	21	Termination for insolvency	We request bidders be entitled to payment for goods and services already supplied to BSNL	Request is regretted please.

SN	Section	Page	Clause No.	Clause	Query	Reply
66.	III	21	22.1

In the event of any question, dispute or difference arising under this agreement or in connection there-with (except as to the matters, the decision to which is specifically provided under this agreement), the same shall be referred to the sole arbitration of the CMD, BSNL, New Delhi or in case his designation is changed or his office is abolished, then in such cases to the sole arbitration of the officer for the time being entrusted (whether in addition to his own duties or otherwise) with the functions of the CMD, BSNL or by whatever designation such an officer may be called (hereinafter referred to as the said officer), and if the CMD, BSNL or the said officer is unable or unwilling to act as such, then to the sole arbitration of some other person appointed by the CMD, BSNL or the said officer. The agreement to appoint an arbitrator will be in accordance with the Arbitration and Conciliation Act 1996.

					We request that the Sole Arbitrator be a mutually acceptable person.	Request is regretted please.

SN	Section	Page	Clause No.	Clause	Query	Reply
67.	III	22	23

Any sum of money due and payable to the contractor (including security deposit refundable to him) under this contract may be appropriated by the purchaser or BSNL or any other person or persons contracting through BSNL and set off the same against any claim of the Purchaser or BSNL or such other person or persons for payment of a sum of money arising out of this contract or under any other contract made by the Contractor with the Purchaser or BSNL or such other person or persons contracting through BSNL.

					We request that setoff by purchaser be permitted only against this contract and not any other contract.	Request is regretted please.
68.	IV	24	9

The bidders, who are given Purchase Order, must give the details of the supplies made against various purchase orders every month on first working day of the following month to Information Technology Cell and MM Cell of BSNL, New Delhi.

					This clause is not applicable in case of ASP model. Pls. confirm	The OLO wise bills and statements provided are to be provided.

SN	Section	Page	Clause No.	Clause	Query	Reply
69.	IV	24	11	BSNL intends to limit the number of technically… with the lowest evaluated price.

There are 2 scenarios emerging from these :While the L1 bidder gets 48.9% of the Dels, and the balance is shared between L2 and L3. Does BSNL want the L2 & L3 bidder to match the prices of L1 and then the contract is awarded to L2 & L3 for their share of Dels subject to their accepting and matching the L1 prices. Our observation is that this will be a difficult proposition, because for L2 & L3 bidders matching the L1 prices, and that too for a lower volume of Dels. All the bidders have been asked prices / charge for 1000 CDRs. BSNL will appreciate that the pricing will be arrived / calculated by the bidders keeping the Highest indicated volume (i.e. L1) as the benchmark. This is also in BSNLs interest. If the scenario indicated in no. 1 as above is not true, then is BSNL going to place the order on L2 & L3 bidders at the prices they have indicated for 1000 CDRs? Once again the issue comes up that the L2 and L3 bidders would have priced keeping the highest volumes in mind and then to extend same prices for a much lower volume will be difficult proposition. BSNL is requested to please clarify on the above.

						There will be only one Price at which all the three selected bidders will be awarded the contract.
70.	IV	25	2.2

ASP shall have or build the necessary Infrastructure in terms of Computer Hardware, Software and associated equipment necessary for operation and maintenance of the date centers providing the Inter Operator Billing and Accounting System (IOBAS).

					Since the current model is proposed to be an ASP model, the infrastructure may be leased, subcontracted or owned. It should not be of relevance to BSNL since the model is Build Own and Operate.	Please read the clause in conjunction with the reply to queries of similar nature provided elsewhere in this document.

SN	Section	Page	Clause No.	Clause	Query	Reply
71.	IV	25	2.3

The solution provided by ASP shall enable BSNL to implement the Telecommunication Interconnection Usage Charges (IUC) Regulation, 2003, as amended from time to time, issued by TRAI, the regulatory body. The solution shall be able to incorporate all the regulations, amendments, etc. to be issued by TRAI in future.

1. In case there are any changes by TRAI, BSNL or any other Body, which requires change or development in hardware and software, will BSNL compensate for additional cost that would be incurred by the bidder for implementing these changes? The cost of implementing such changes can be mutually agreed.2. It may not be possible to comply to future unanticipated changes from TRAI. Such compliance would need to be subject to change control clause 3. The regulations, amendments etc to be issued by TRAI in future should be handled by a change control mechanism since the future requirements are not known at this time. The implementation of regulations may require an investment/ cost implication by the ASP, which can be mutually ascertained at the time of change.

						1. No. 2. Request is regretted please. 3. Request is regretted please.
72.	IV	26	3	Points of Interconnect	Please confirm that BSNL will collect the CDRs from various switches and make it available at the POI.	Refer clause 4.1 of Section IV, Part II.
73.	IV	26	3.1	BSNL interconnects with other service providers / operators at the TAXs (Level-I and Level-2), at Tandem switches or at Local exchanges through E1 or multiple of E1 links.	List the switches at POI 2. Please provide details of level-2 TAX and POIs required to be a part of the TCP/IP network (number of level-2 TAX, POIs and their locations) ?	Refer clause 4.2 of Section IV, Part II. Details to be provided at the time of implementation

SN	Section	Page	Clause No.	Clause	Query	Reply
74.	IV	26	3.2

Many of the TAXs and Tandems are operating as local-cum-tax or Local- cum-Tandem respectively. Hence, ASP shall filter out (discard) the non- Interconnect CDRs, if any, and process only the Interconnect CDRs further with proper audit trail.

1.Can you please provide us the Volume of non-interconnect CDRs that may arrive at the ASP 2. We assume that the CDR will contain adequate fields to identify an Interconnect CDR from a Non-Interconnect CDR. Please confirm. 3. Which CDRs are counted - ALL CDRs that billing mediation extracts/gets (Which are not necessarily IC) or only IC CDRs that are priced? 4. Who will filter out the Non Interconnect CDRs, mediation or billing?

						1. The volume of such CDRs will be very less. 2. Yes. 3. For payment to ASP priced CDRs will be counted 4. Mediation system.
75.	IV	26	4.0	For this purpose the data center shall be connected to a designated location (Level-I TAX) through a TCP/IP network over a leased line created by ASP.

1.If CDR based, then - i. Please mention collection interface available like X.25, X.21, and serial port etc. ii. Please mention file transfer method like FTAM, FTP, and MTP etc.iii. How many communication ports can be made available for mediation and at what speed they operate at? 2. If Meter based, then ---i. How can meter be read, for example MML command can be used for reading the meter?ii. If MML command can be used, then what is the connection mechanism like serial port etc. 3. Is network connectivity available to all network elements and servers which are required to be polled by Inter-mediatE. 4. Please clarify if CDOT Exchanges do they support FTAM or FTP or both 5. What is the type of Storage and capacity of Storage required at the individual POIs 6. On the current network infrastructure, Do various switches support electronic file transfer?

1. i. X.25, Serial port, Ethernet port, etc.ii. FTP, FTAM, MTP, CMISE, etc.iii. In general one communication port will be provided with speed varying from 9.6-64kbps 2. Same as CDR based. 3. All the POIs will be linked to the data centers of the ASP through the L1 TAXs 4. FTP only 5. BSNL will make arrangements for storage of seven days data at the POIs. 6. Switches do not support electronic file transfer on TDM network. However, switches support electronic file transfer using X.25/ serial interface. 7. All switches at POI have CDR generation capability. 8. Approximate number is: AXE10-38 5ESS-76 EWSD-361 OCB-609

SN	Section	Page	Clause No.	Clause	Query	Reply

7. Also, please indicate CDR based and Meter based switches separately? Please provide a segregated list. 8. On the Current network Infrastructure,Please provide a complete list of all the switches indicating number of switches of each type 9. What is the type of Storage and capacity of Storage at individual POI ? 10. Whether the bidder has to collect the data from all the POIs or the CDRs can be collected from Level-1 TAXs alone? Whether BSNL collects the data from other TAXs and make it available at Level-1 TAXs ?

C-DoT-7111 9. Type-Hard DiskCapacity-1GB to 18 GB 10. Refer clause 4.1- BSNL would make the arrangements to make CDRs available to the Service Providers for collection from the POIs. However, Mediation system should have the capability and necessary interface for direct data collection from the switch over X.25.

76.	IV	26	4.1

BSNL would make the arrangements to make CDRs available to the Service Providers for collection from the POIs. For this purpose the data center shall be connected to a designated location (Level-I TAX) through a TCP/IP network over a leased line created by ASP. ASP shall furnish space and power requirement for the equipment to be installed at Level-I TAX along with the bid document. The space and power required at Level-I TAX for installing various equipments will be provided free of cost by BSNL to ASP. Inventory of equipment proposed to be provided at each site shall also be furnished along with the bid document.

Will the ASP / bidder be in any case be responsible for the collection of data or maintenance at the POI locations, and hence plan for some staff / resources? Or will this be something totally managed by BSNL staff and out of scope of work of the bidders. Also, will BSNL arrange on the X.25 cable, etc. enabling connectivity to the switch (at TAX or any other location where the bidders are desired to collect the CDRs from the switch) on the X.25 port? This should also include any support and / or additional equipment from the NE vendor.

CDR files will be transferred either manually or online to a computer available at POI or at a designated location from where ASP shall pick up the data through the infrastructure setup at Level1 TAX location. However, Mediation system should have all the capability to directly collect the data from NEs to utilize future leased line network setup by BSNL.

77.	IV	26	4.1		What is the typical size of a file from each type of network element and within each region. (Mb and numbers of records or blocks)	AXE10- 2 MB, 1000 sub records C-DoT- max 16MB
78.	IV	26	4.1		Do the bidder need to provide the leasedlink redundancy from TAX to Data Center and from POI to TAX ?	Where ever possible leased lines will be provided from the network having redundancy.

SN	Section	Page	Clause No.	Clause	Query	Reply
79.	IV	26	4.1		Does the TCP/IP network boundary is limited to the TAX or should it be extended to SDCA, SSA, POIs? If so, please provide list of all SDCA, SSA and POIs

Dial up TCP/IP network and in few cases, wherever felt necessary by the ASP, leased lines will be extended up to POIs. However, in such case network equipment required for terminating the leased line at POI has to be provided by the ASP.

80.	IV	26	4.1		For online queries, how many simultaneous sessions would be coming from each workstation via the link from the POI ?	Refer clause 8.23.2 of Section IV, Part II
81.	IV	26	4.1		In case of DC power, is there a need for the bidder to provide inverters ?	AC & DC power are available at TAX locations.
82.	IV	26	4.1		In case of multiple incoming links to the data center, will BSNL provide the MUX along with the links ?	No
83.	IV	26	4.1		Is ASP required to set up the WAN network to all PoIs to collect the CDRs or BSNL would collate this data at TAX and make it available for ASP to collect ?	Replied elsewhere.
84.	IV	26	4.1		Is POI power AC or DC ?	Both
85.	IV	26	4.1		Is TAX power AC or DC ?	Both

SN	Section	Page	Clause No.	Clause	Query	Reply
86.	IV	26	4.1

Please clarify as to how BSNL will make arrangements for CDR collection, what arrangements will be made by BSNL and what will BSNL provide to the ASP. Please clarify whether BSNL will provide MTE or equivalent interface product for Alcatel OCB 283 switches. Please clarify whether BSNL will provide XOT routers, wherever required. Please confirm that CDOT exchanges have CDRs available through X.25 port and also indicate the protocol (FTP, FTAM etc.) that are supported by these switches. Please clarify if modem, ISDN cards etc are part of the connectivity that BSNL is providing or ASP needs to procure these. Will CDR’s from Alcatel and C-DOT switches be provided on a server such that mediation system will be able to poll these using FTP? Polling Alcatel switches directly (using CMISE over X.25) will not be required – confirm. Or will BSNL enable and test the X.25 port and CMISE protocol on these switches before handing over to the ASP. If polling of C- DOT switches is required, what protocols are available/required to be used?

Replied elsewhere, however, Mediation system should have the collection capability as specified in Data Mediation System specifications and necessary interface for direct data collection from the switch over X.25.

87.	IV	26	4.1		Please clarify as to how BSNL will make arrangements for CDR collection.	Replied elsewhere.
88.	IV	26	4.1		Please clarify if modem, ISDN cards etc are part of the connectivity that BSNL is providing or vendor needs to procure these.

Modem, ISDN cards required at POIs will be provided by BSNL as applicable. However, in case of leased line connectivity from POI, the network equipment required for terminating the leased line at POI has to be provided by the ASP.

89.	IV	26	4.1		Please clarify whether BSNL will provide MTE for Alcatel OCB 283 switches	At present, No.

SN	Section	Page	Clause No.	Clause	Query	Reply
90.	IV	26	4.1		Please clarify whether BSNL will provide XOT routers, wherever required	BSNL does not propose any router to be installed in the exchanges. However ASP is free to provide the same if it feels the need.
91.	IV	26	4.1		Please confirm that CDOT exchanges have CDRs available through X.25 port and also indicate the protocol (FTP, FTAM etc.) that are supported by these switches	CDR can be made available using PAD on X.25 network. FTP only.
92.	IV	26	4.1		The meter reading file provided by BSNL at the PoI server needs to have an appropriate naming convention. Pls. Confirm that BSNL shall provide the same and load on the ASP server at the PoI	Unique naming convention has to be devised by the ASP during the implementation time.
93.	IV	26	4.1

We understand that BSNL would provide the CDRs or meter records in files at the POI locations on a PC having a RAS port and in waiting to receive mode. The ASP would be responsible to dial into these PCs from the TAX locations and collect the CDR data using FTP. BSNL would provide STD dial-up lines to dial out from the TAX locations at their cost. Please confirm this understanding.

						Yes, STD dial up will be provided for data collection only.
94.	IV	26	4.1		Which protocol would be used : FTAM or secure FTP ?	SFTP, initially.
95.	IV	26	4.2	Various Switch Technologies/ Network Elements presently used as POIs are C-DoT’s SBM & MBM, Ericsson’s AXE10, Siemens’ EWSD, Alcatel’s OCB283 and Lucent’s 5ESS.

Polling Alcatel switches directly (using CMISE over X.25) will not be required – confirm. 2. Will CDR’s from Alcatel and C-DOT switches be provided on a server such that Inter-mediatE will be able to poll these using FTP.

Refer clause 4.1- BSNL would make the arrangements to make CDRs available to the Service Providers for collection from the POIs. However, Mediation system should have the capability and necessary interface for direct data collection from the switch over X.25.

SN	Section	Page	Clause No.	Clause	Query	Reply
96.	IV	26	4.2

In the event that BSNL is not providing connectivity and CDR collection, following clarifications are required. For the C DoT Switch : What is the data capture interface offered by this switch? We understand that it provides a serial interface. Please provide more details. What is the data transfer protocol used on top of the serial communications? For other switch types :Ericsson AXE10, Siemens EWSD, Alcatel OCB283 and Lucent 5ESS offer tape interfaces (as well as X.25). For each switch, we need the following clarification: Switch vendor and switch model number 2. Active or Passive collection? 3. Is the MTU a SCSI or Pertec type tape drive? 4. If the interface type is Active and Pertec, then what are the MTU tape speed (IPS) and tape density (BPI)? 5. MTU connector manufacturer, model and gender (male/female). A diagram will help. 6. MTC connector manufacturer, model and gender (male/female). A diagram will help. 7. Provide MTC- MTU cable pin assignments, if available. 8. Cable distance between MTE and MTC 9. Cable distance between MTE and power source

						Query not clear.
97.	IV	26	4.2

BSNL is also asking to develop interface for the new switches to be procured in future free of cost with a time frame. a. Please confirm whether these will all be Standard Class 5 and /or above switches b. Please confirm the maximum number of such switches which shall be required for each of the ASPs – 1, 2 and 3.

						Class 5 and/ or future generation switches will be installed. Number of such switches can not be provided at this stage.

SN	Section	Page	Clause No.	Clause	Query	Reply
98.	IV	26	4.2		Please provide the CDR format for various switches mentioned in this clause	To be provided at the time of implementation.
99.	IV	26	4.2

Please provide us the details of physical and file transfer protocol for each NE in BSNL Network. If there is no physical as well as file transfer interface, can we assume that CDR files will be manually dumped to pre-determined location from where mediation can pick-up the same? Please clarify?

CDR files will be transferred either manually or online to a computer available at POI or at a designated location from where ASP shall pick up the data through the infrastructure setup at Level1 TAX location. However, Mediation system should have all the capability to directly collect the data from NEs to utilize future leased line network setup by BSNL.

SN	Section	Page	Clause No.	Clause	Query	Reply
100.	IV	26	4.2

The other switches also offer X.25 interfaces. For each switch, we need the following clarification: 1. Switch vendor and switch model number 2. X.25 interface type (V35, RS449, RS232, etc.) 3. Is the switch DTE or DCE? 4. Cable distance between DCMS and MTC 5. Cable distance between DCMS and power source To how many level 1 TAXs, does the ASP have to connect to collect the CDRs. How many POIs are there per TAX location today and planned in the future? This is required to configure the Router at the TAX location with sufficient number of RAS ports. Can we assume 10 dial-in ports on an average per TAX location? This means that there would be 10 simultaneous connections per circle from SSA HOs to access the IOBAS system. What is the maximum CDR data volume getting generated at a POI in a day? What is the average size of each file? In case the TAX location is also a POI, who is responsible to collect the data from the switch whether BSNL or ASP? Please confirm. If ASP is responsible, please provide the list of switches for all such TAX locations. If Meter based, then - a. How can meter be read, for example MML command can be used for reading the meter? If MML command can be used, then what is the connection mechanism like serial port etc.

						Details as deemed necessary, will be provided at the time of implementation.

SN	Section	Page	Clause No.	Clause	Query	Reply
101.	IV	26	4.2

If the points of Interconnect increases, the same would have a cost implication for the ASP. Hence it will have to be handled by a mutually agreed change control mechanism. Please confirm. 2.Most of the standard mediation systems do not support switches such as Alcatel and C-DOT and cannot poll data. In such a situation, will BSNL take the responsibility of loading the soft format of CDRs on the servers provided by ASP at PoIs.

1. As and when the POIs are introduced in the network, ASP shall have to provision for the same free of cost. 2.It is presumed that all good mediation systems have inbuilt adapter for different technology switches or capability to develop the adapter.

102.	IV	26	4.3	The mode of collection of CDRs from switches will be a combination of manual and online. Online collection methodology shall

1. In case of storage will the same be part of the switch or is the capability for the same to be built by the bidder. 2.Also if the collection is manual – will BSNL provide the tape media or do the bidders have to organize for the same.

						1. Part of the switch. 2. BSNL will provide the tape media.
103.	IV	26	4.3		Can the bidder assume that MTE will not be required for online collection as BSNL would already make the arrangements to make CDRs available to the Service Providers.	Yes
104.	IV	26	4.3		Can we have the exact figure of the total number of PoIs in each Territorial Circle and number of PoIs in each Territorial Circle for manual CDR transfer ?	At present there are around 1200 POIs in BSNL network. This figure is dynamic.
105.	IV	26	4.3		Can we have the percentage of manually collected CDRs out of total CDR volume?	To be provided at the time of implementation.
106.	IV	26	4.3		For offline collection of usage, will BSNL provides MTU to read the tape and convert the tape information into CDR format ? Or shall the bidder quote for MTU ?	Bidder has to quote the rate for interconnect CDRs only as indicated in price schedule (Section VII Part IIA)
107.	IV	26	4.3		Please provide list of manual and online CDR collection modes	Query not clear.

SN	Section	Page	Clause No.	Clause	Query	Reply
108.	IV	26	4.3		Pls. Elaborate the meaning of “convenience of SSA/ SDCA”. The location of data storage can have cost implications and should be specified right now, instead of keeping it open ended.	Not concerned with ASP.
109.	IV	26	4.3		Will BSNL provide Courier facilities to Transfer Mag. Tapes/Cartridges From POIs To Data center?	Yes, but from POI to Level1 TAX location only, if required.
110.	IV	26	4.3		1. Please specify the number of tapes per day for each switch and 2. the tape retention period required. 3. Also mention the method of transferring the processes CDRs to the retail billing system	1. One, in general. 2. Tape has to be returned to BSNL after transferring the data. 3. Query not clear.
111.	IV	26	4.4	There shall be provision for storage of CDRs after they have been processed …	Based on the both requirements, please confirm whether the archived CDRs are retained as flat files.	Any format can be used provided it is easily retrievable.
112.	IV	26	4.4

1. Is it acceptable to compress the records prior to archival? 2. Is the mediation system required to provide historical storage of the processed records (i.e., derived records) once delivered to the downstream applications, or is that the responsibility of the downstream applications (i.e., IOBAS).

						1. Any format can be used provided data is retrievable. 2. ASP can decide on storage of derived records between the applications.
113.	IV	26	4.4		Whats the time period for which the bills are to be backed up for dispute resolution purposes?	Refer clause 8.13.2 of Interconnect specification.

SN	Section	Page	Clause No.	Clause	Query	Reply
114.	IV	26	5.1

Reference data is the master data containing information on various predetermined but modifiable billing input parameters like units of measurement, General Ledger codes, Charge heads, Bill heads, chargeable under different conditions, different business conditions, different switching routes, discounts to be offered and conditions of discounts to be offered, etc.

Is complete reference data currently available in a format, which may be imported by our mediation system?. Incase it is not available; the creation of it will have impact on the delivery schedule. Pls. Let us know by when it will be made available by BSNL.

						No, reference data has to be retrieved from the agreement document and the format for the same has to be finalized by the ASP in consultation with BSNL.
115.	IV	27	6.1

Data center will be the location at which the entire server infrastructure shall reside for providing the complete solution for IOBAS. This is where all the Interconnect CDRs from BSNL network, in the format as generated by the respective switches (network element) would be brought in and processed further for generation of bills & statements for reconciliation.

Is it correct to assume that EACH option for the data center location separated by at least 300 km shall include 2 sites (one primary and one secondary site) ? For example, if we chose Kolkata and Mumbai as the two options, we will have 2 sites (one primary and one secondary) in Kolkata and 2 sites (one primary and one secondary) in Mumbai.

						Provided the DR site is 50 kms apart from the primary site.

SN	Section	Page	Clause No.	Clause	Query	Reply
116.	IV	27	6.2	The data centres shall be completely owned and operated by the bidders. No sharing of data centers amongst the bidders shall be permitted.

Does ownership of the data center have to lie with the principal bidder or can, as per item 9.1.2 on page 34, the ownership lie with a collaborator or an external entity or can it be leased?– Bidder does not purchase any new property as a matter of policy and chooses to lease such center/s.
2. Does the reference to owning of the Data centre by the bidder mean that the Data centre has to be necessarily hosted from the “Bidders Premises”. Will BSNL consider the leasing of the Datacentre by the bidder from organizations providing such services be treated as against the statements per the said tender requirements. The bidder will ensure full security of the BSNL Data.
3. What is meant by ownership of data centres? Does it mean that premises has to be owned by the bidders?

The bidder can own the data center or can have it on lease. In case the bidder intend to have the data center on lease provided it fulfills all applicable clauses of the tender document apart from the following mandatory conditions are to be fulfilled:
a. The lease agreement has to be for at least four years extendable for two more years, .
b. The lease shall not be terminable before the agreement period of four years. Necessary clause in this respect shall have to be a part of the lease agreement.
c. The bidders who intend to have a Data center on lease are required to furnish the lease agreement along with the bid.
d. The bidder shall have to make necessary amendments in the agreement clause/ s if asked for, by BSNL.
e. Complete responsibility of the data center will lie with the bidder only. In any case, bidder shall not be allowed to share the responsibility with the lessor.

117.	IV	27	6.2		Does the two data centers refer to a primary data centre and a disaster recovery center?	No
118.	IV	27	6.2		Is it acceptable to BSNL if the data center owner is a subcontractor / partner of the bidder ?	No

SN	Section	Page	Clause No.	Clause	Query	Reply
119.	IV	27	6.2	No sharing of Data centers amongst the bidders shall be permitted

Please Clarify. Does this mean that none of the winning bidders will share facilities or does it imply that at the time of placing the bid, BSNL requires each bidder to have their exclusive Data Centers available?

i. Sharing of data centers amongst the winning bidders is not permitted.
ii. Data center may or may not be in place at the time of submission of the bid. However, the bidder shall be able to provide the service within the stipulated time frame from the data center, which shall be either completely owned or acquired on lease by the bidder.

120.	IV	27	6.2

Since the current model of operation is ASP, and Build Own as well as Operate, the relevance of requiring 2 options of Data Centre and also Owning the same is questionable. The bidder may have a Data Centre in only one city. In such a case, he would be unable to provide the option of a second location since that would involve setting up a new Data Centre. When the bidder is taking responsibility for the security requirements and other conditions in the tender,the Data Centre need not be owned by the bidder. In an effort to provide a competitive price to BSNL without jeopardizing the security requirements, bidder can make use of a facility of any other non-bidder.Pls. Clarify.

						Original clause stands, for further details on leasing of data center refer replies provided in this document elsewhere.
121.	IV	27	7.00	Award of woek	Kindly define the number of SSA 's in each circle in ASP 1, ASP2 and ASP 3?	List of SSAs is available on BSNL territorial circle's websites.
122.	IV	27	7.1	The award of work shall be limited to three bidders.	Whether you have to submit separate bids for L1/L2/L3?	No.

SN	Section	Page	Clause No.	Clause	Query	Reply
123.	IV	27	7.2

The bidder wise division is based on the assumption that the number of Interconnect CDRs will be directly proportional to the number of subscribers. Accordingly, the implementation work area for the three bidders is divided on the basis of Territorial Circles, respective subscriber base and respective level-I TAXs existing in BSNL network as indicated below:

1. The assumption made for the Interconnect CDR of 3 per subscriber may vary depending on the demographic characteristics of the region.BSNL is distributing DELs amongst L1, L2,L3. But the assured revenue to the parties is only on the basis of priced CDRs. This does not assure the L1 bidder of assured revenues or revenues higher than or equivalent to the other two.There has to be a mapping between no. of CDRs and DELs per Circle instead of a common average (as provided in the tender document) and BSNL should assure the minimum no. of CDRs to the parties. 2. BSNL needs to clarify who will reconcile the statements of the same OLO generated by L1, L2 as well as L3. Pls. 3. Clarify whether there is any requirement for reconciliation at the CDR level between L1, L2 and L3. 4. Also, if it is required, who will be responsible for the same? 5. To identify the cost implications for the purpose of the tender, it is imperative for BSNL to clearly specify the PoI locations instead of mentioning the circles only. 6. Also, along with the locations, the details of the TAX/ Tandem switches have to be provided. 7.Can BSNL also give the type and number of interfaces available at the POI.

1. Minimum CDR volume is not guaranteed.2. Circle wise invoices/ statements of each OLO has to be submitted all three ASPs for the zone allocated to them. If needs arises for the aggregate statement for an OLO, L1 Bidder will be provided the relevant data for the generation of the same, free of cost.3.No4.Not applicable.5-7. to be provided at the time of implementation.

124.	IV	27	7.2.1	L1 Bidder – ASP1……………

1. What is the exact number and locations of POIs in each circle / SSA?2. What are the number of POIs for each type of connectivity i.e. PSTN Dialup, ISDN Dialup or Leased line connectivity. This is required to size number of dialup/leased ports in the RAS3. What is the context in which TAX locations are

1&2. To be provided at the time of implementation3. These are level-1 TAX locations which are supposed to be one aggregation point in a circle.4. POIs are different points of interconnect in circles where interconnect CDRs are generated. These interconnect CDRs are then to

SN	Section	Page	Clause No.	Clause	Query	Reply

mentioned – Are these NLD / ILD Gateways4. What is the relationship, if any, between the TAXs and the POIs5. How many POI's (Switches?) / TAXs are going to double up as Local switch / TAX / POI – Traffic Volumes per switch / local switch + TAX6. What are the Traffic Volumes Per POI7. It is requested that the bidder be provided with the list of all POIs with the type of switch installed, software version of the switch, number of X.25 ports on those switches, speed of these ports, and whether those ports are functional.8. What is the capacity of each type of switch in terms of holding CDRs internally. This is required to plan the polling strategy and the redundancy plan in the network.9. Please provide the details (nos., exact location) of the switches supporting Meter Based Billing, and also the above relevant details10. How will the metered details be provided11. How will the details of the operator through which the calls are routed provided in the metered calls (Is the information regarding Calling number, called number, start date and time, incoming and outgoing trunk id available per call record in metered billing.)12. What are the no. of TT/CDR Files on daily basis that are generated at each of these switchesa. Are these files generated on time basis or size basisb. What are the sizes of these TT Filesc. What is usually the count of the CDRs in these TT/CDR files13. While BSNL will provide all the necessary bandwidth requirements, will it be costed to look the overall cost of solution from the bidder(s), assuming be aggregated at the Level1 TAX locations for further processing.5-7, 12. Information as deemed necessary will be provided at the time of Implementation.8-11. Replied elsewhere.13. Refer clause 11.0 and its various sub clauses under this clause of Section IV, Part II

SN	Section	Page	Clause No.	Clause	Query	Reply

different bidders may have different Bandwidth requirements which would be based on their understanding of the BSNL requirements, and hence they might have different network , architecture and bandwidth.

125.	IV	28	8.1.1	“ … ASP shall collect the CDRs from BSNL network. Collected CDRs will be processed …”

Pl clarify as this point seems to be in contradiction with the above stated clause 4.1., where it is mentioned that BSNL would make arrangements to make CDRs available to Service Providers for collection from PoIs.

						There is no contradiction. BSNL will make the CDRs available at POIs and ASP shall collect it.
126.	IV	28	8.2.	OLO identification	How many interconnect partners would BSNL be interconnected to. Will BSNL be doing interconnect settlement between BSNL Circles/SSAs ?	Depends on the business conditions.
127.	IV	29	8.3.2	ASP shall allow the charging and pricing of individual callrecords

Reference Data Management Page 29, Clause 8.3.2 reads reference data management to be done by ASP. Page 29, Clause 8.5.1 reads that this would be done by BSNL using the remote connectivity Please clarify.

						Final Responsibility of maintaining the reference data will lie with the ASP. BSNL may at times use the remote connectivity for the purpose of checking or adding any data.
128.	IV	29	8.3.4	ASP shall ensure that all errored CDRs of a billing period are definitely priced and billed during the same billing period after necessary correction.	Incase the errored CDR is at the source end and introduced by the Tandem/TAX switch, the same cannot always be corrected by the ASP. Such CDRs should be excluded from this clause.	Errored CDRs are to be corrected by the ASP and if required with the help of BSNL personnel.

SN	Section	Page	Clause No.	Clause	Query	Reply
129.	IV	29	8.3.5

ASP shall ensure that none of the Interconnect CDR collected by the Mediation server is left unbilled. There shall be a mechanism to monitor the number of CDRs fed to the mediation server, number of Interconnect CDRs forwarded by Mediation server to the IOBAS, number of errored CDRs, number of priced CDRs belonging to each operator and number of billed CDRs for each operator. ASP shall ensure accounting of each and every CDR collected from switches at POIs. Complete accounting of CDRs in a mutually agreed format shall be submitted to BSNL every month. Any mismatch in this regard shall be treated as violation of Service Level Agreement and shall be assigned Priority Code 1 as defined in Service Level Agreement Clause No. 14.13 of this document.

Kindly clarify the dispute resolution mechanism in case there is a disagreement between BSNL and the bidder on whether the CDR processing is complete. This is essentially required to be clarified by BSNL to make clear the Reconciliation procedure.

						ASP shall finalize the Dispute resolution mechanism at the time of implementation in consultation with BSNL. However, BSNL’s decision in this regard would be final.
130.	IV	29	8.3.5		Format of accounting of CDRs to be submitted to BSNL - is one format for all OLOs? Please provide format.	Replied elsewhere.
131.	IV	29	8.4.1	Interconnect billing process shall run, according to a pre-defined schedule, for each OLO with whom BSNL signs an interconnect agreement	Are the dates for generating the invoices flexible or fixed by BSNL? Does BSNL have any preferred dates for generating the invoices?	Date of invoice generation and its frequency may vary as per the agreement BSNL signs with OLO.
132.	IV	29	8.4.1	Exception bill production requests to be supported	Kindly elaborate. Is this a one time bill generation of a legal invoice on demand?	Whenever such requirement arises, the same will be asked for.
133.	IV	29	8.4.3	Configuration of at least 10 agreements format shall be undertaken	How many domestic agreements does BSNL have in place as of today?	Around 150 agreements.
134.	IV	29	8.4.4	Automatic reconciliation process with proper definition of the OLO tolerances	Reconciliation with OLOs - will the format be the same for all OLOs?	NO

SN	Section	Page	Clause No.	Clause	Query	Reply
135.	IV	29	8.5	On-line services	Is RAS provided by BSNL? If yes, please provide the specification, Model No, and the configuration of these RAS ?	No
136.	IV	29	8.5		What level of system security is BSNL looking for?	Adequate system security to meet all the related requirement enumerated in this tender will serve the purpose.
137.	IV	29	8.5.1	ASP shall extend a secure remote on- line connectivity from various SSAs falling under its territorial domain to the Data Center through RAS installed at different	Please provide us listing of number of SSAs to be connected to the RAS located at each Level-1 TAX in each territorial domain.	To be provided at the time of implementation.
138.	IV	29	8.5.2	TCP/IP network setup for collection of CDRs may also be used for providing connectivity to remote work	It is requested that the exact no. of SSA locations and the no. of users per location per SSA location	List of SSAs is available on BSNL territorial circle's websites. For number of users refer clause 23.1 and 8.23.2
139.	IV	29	8.5.2		Should the WAN be extended beyond the TAX / Point of Interconnect Locations to SSAs?	Dial up TCP/IP network and in some cases leased lines will be extended up to POIs.
140.	IV	30	8.6.2		Does the policy framework imply only access control policy or a comprehensive security policy?	Comprehensive security policy.
141.	IV	30	8.6.3	The data center shall have an effective Firewall & Intrusion detection system.	Please define an effective firewall & intrusion detection system – what are the specifications BSNL would like in this area?	Industry standard Firewall and IDS will serve the purpose.
142.	IV	30	8.7	Data Processing Capacity	Please provide us details about CDR volume growth over multiple years.	No comments.
143.	IV	30	8.7		The average input CDR is 100 bytes in length – confirm. Are there any CDR’s which are significantly different from this length.	CDR size may vary between 50 bytes to 130 bytes.
144.	IV	30	8.7		What is the expected/forecast volume of records at startup, after 1 year, after 2 years.	No comments.
145.	IV	30	8.7		What will be CDR volume growth over multiple years, please clarify?.	No comments.

SN	Section	Page	Clause No.	Clause	Query	Reply
146.	IV	30	8.7.2		It would be helpful if year wise CDR volume growth is provided.	No comments.
147.	IV	30	8.7.2	No. of incoming CDRs per Initial Ultimate

1. What is the expected/forecast volume of records at startup, after 1 year and after 2 years? This data is required for Hardware sizing of the Data Centre in Yr. 1/2/3 of opeation.2. What is the approximate percentage of records, which would require correlation from each network element group? What is the duration (days, hours etc) required for storage of records to be correlated.Will correlation be required from single source or across multiple sources of input streams? Will there be partial records created for long duration calls. If so, will record assembly required? What is the duration (days, hours etc) of the correlation-matching period required before records may be released from matching?

						1. No comments.2. Configuration data. To be provided at the time of implementation.
148.	IV	30	8.7.2, 11.1		Are these volumes for IC CDRs only or for all CDRs ?	Interconnect CDRs only
149.	IV	30	8.7.2.3	Average CDR size 100 bytes

As specified, the average input CDR is 100 bytes in length. Pls. Specify the Max. and Min. length of the CDRs as well If there are to be CDR’s of significantly larger size than the 100 byte average length, what percentage of the total CDR volume are these expected to comprise.What is the typical size of a file from each type of network element and within each region? (Pls. Specify Mb and numbers of records or blocks)

						Replied elsewhere.
150.	IV	30	8.7.2.3		The average input CDR is 100 bytes in length – Pls. Confirm. Are there any CDRs, which are significantly different from this length?	Replied elsewhere.

SN	Section	Page	Clause No.	Clause	Query	Reply
151.	IV	30	8.7.2.4	All the daily CDR volume given to ASP should be processed through an 8 hours processing window.

In some cases, the processing can take more than 8 hours. But as long as the ASP meets the SLA terms of BSNL, the processing time is irrelevant. Please confirm.
Same query against clause no. 8.23.4, 8.23.8 & 8.23.9

						Refer clause 14.13.1.3.6.
152.	IV	30	8.9	Storage of Data

What is the CDR retention period for raw and mediated data for the mediation application? Mediation application typically would not recommend data storage of more than 15 days (raw CDR files) and 3 days for mediated files as this has impact to the storage requirement

						Refer clause 13.2 of Section IV, Part II.ASP can decide on the storage period for mediated files
153.	IV	30	8.9.1	“ … servers will have access to common storage infrastructure on an external storage	Pl clarify whether there is a requirement of SAN at Disaster Recovery site also or alternate methods are acceptable.	ASP shall have to keep in view the requirements enumerated in clause 8.11 and 8.20 before finalizing the design.
154.	IV	31	8.11	Data loss and integrity

Our responsibility can be limited to backing up from the last archive. we will assume the cost for restoration, no more. we cannot be liable to pay damages for data loss, simply because the value of data is impossible to ascertain.

						In case of loss of data clause 14.13 will be invoked.
155.	IV	31	8.11		Whether the offered system has to support fail- over configuration at mediation collectors and central mediation locations? Please clarify?	ASP to decide.
156.	IV	31	8.11.2		Is the offsite storage of data back up required by BSNL apart from data storage within the data center ?	Refer clause 8.11 and 8.20 to finalize.
157.	IV	31	8.11.2		Please explain what all is expected from the bidder at "proof of concept" stage?	All features enumerated in the tender will be validated during the POC.
158.	IV	31	8.13.1	From the commencement of 3rd year of the agreement, ASP shall archive the Monthly	As long as the contract is in place, the archived data will be stored by the ASP. Thereafter, storage of the Data by the ASP is irrelevant. Pls. Clarify	The clause defines the life of the data. In any case ASP shall have to provide the archived data to BSNL as and when demanded and after the expiry of the contract period.

SN	Section	Page	Clause No.	Clause	Query	Reply
159.	IV	31	8.14.1		Will BSNL personnel be manning any of the terminals at the data centre?	May be.
160.	IV	32	8.19.1	ASP shall take care of the processing impact due to faults or failures on the part of BSNL.	Pls. Elaborate “Take Care” and how is the ASP going to resolve a problem which is under the purview of BSNL?.	In case of any failure on the part of BSNL, the system should be capable of clearing the backlog and bearing the increased load.
161.	IV	32	8.20	ASPs’ infrastructure shall constitute primary site and disaster recovery site (secondary site). ASPs shall clearly mention the details of Infrastructure available at secondary site	Is the secondary site an exact replica of the first site? Should the secondary site have to be synchronised on-line with the primary site? Please clarify?	Online replication of data is required. However, ASP is free to decide the synchronous or asynchronous data transfer mode to meet the requirement of this clause.
162.	IV	32	8.20		Please clarify whether the scope also includes the formulation of 'disaster recovery plan' as well?	Yes
163.	IV	32	8.20		What is the formal definition of disaster according to BSNL?	Disaster is an event that makes the continuation of normal functions impossible
164.	IV	32	8.20.1	ASPs’ infrastructure shall constitute	For the Disaster Recovery solution : do	Network from POI to DR site is

primary site and disaster recovery site (secondary site). ASPs shall clearly mention the details of Infrastructure available at secondary site for business continuity in case of full failure of primary site due to disaster or disaster like situation. There shall be an arrangement for replication of data on secondary site so that in no circumstances there shall be a loss of more than six hours data.

					the bidder needs to provide data availability from Data Centre to Disaster Recovery site only or does it also involves network from POI to Disaster Recovery site ?	required to be extended hence, additional leased line will be provided free of cost. In that case back to back connectivity of the primary and DR site will not be required.
165.	IV	32	8.20.1		Can the primary site and secondary site (DR site) be located in the same city?	Primary and secondary sites are to be at least 50 kms apart.
166.	IV	32	8.20.1		Primary and disaster recovery sites. This can mean two identical sites from server , storage and n/w point of view. This needs to be elaborated	Clause is clear, no need of further elaboration.
167.	IV	32	8.21.1	It shall be possible to integrate the solution with the other mediation system,	What are the specific external systems BSNL is considering to integrate the IOBAS with?	Details of the Specific external system/s will be provided during the contract period.

SN	Section	Page	Clause No.	Clause	Query	Reply
168.	IV	32	8.22.1	“ … the solution shall be linear scalable without degradation in performance … there is no limitation … ”

Pl clarify as to what is meant by System should be scalable to any limits without degradation in performance. How will it be ascertained? Will it be through an architectural discussion or through a Benchmark? If Benchmark is conducted, does vendor need to provision resources for that?

						Refer clause 11.1.1 and 11.1.3 to adjudge the scalability requirement. Scalability will be tested on the installed system during the POC.
169.	IV	33	8.23.5	Misc. query response time at full load - <3 sec	Is the required response time from station on the LAN or station outside (using the network from POI) ?	Within the LAN- 3 secs Station outside - 6 secs
170.	IV	33	8.23.5		These parameters are for simple queries of the reference data and do not apply to complex queries spanning hundreds of records. Kindly confirm.	Will be applicable for queries resulting at least 1000 records.
171.	IV	33	8.23.6		Is the 5 minutes mediation time starting from POI, from TAX location or from the time the CDR has reached the data center ?	As soon as CDR reaches the Data Center.
172.	IV	33	8.25	Non disclosure Agreement	"We agree to the non-disclosure obligations. However, such obligations should be made mutual. Please amend the clause suitably.	In absence of any firm requirements from the bidders, clause can not be amended.

SN	Section	Page	Clause No.	Clause	Query	Reply
173.	IV	33	8.25.2

ASP shall not publish, disclose any information about, make available or otherwise dispose of the documents/data/software or any part or parts thereof to any third party, directly or indirectly, during or after the contract, without prior written consent of BSNL.

We wish to include exclusions as under: " Confidential information will not include information which: (i) is now,or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public: (ii) was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure; (iii) is hereafter rightfully furnished to the receiving party by a third party,without restriction as to use or disclosure: (iv) is information which the receiving party can document was independently developed by the receiving party; (v) is required to be disclosed pursuant to operation of law or for compliance with Regulatory bodies, provided the receiving party uses reasonable efforts to give the disclosing party reasonable notice of such required disclosure; or (vi) is disclosed with the prior written consent of the disclosing party."

						Not agreed
174.	IV	33	8.25.3	ASP shall restrict access to the documents/data/software only to those of their employees to whom it will be felt necessary and

Pls. Note that in the current ASP model of operation, involvement of Subcontractors is required. Access to documents etc. has to be provided to the subcontractors also. But the ASP shall ensure non disclosure by the subcontractor also as per the agreement between the Asp and BSNL.

						An undertaking from the subcontractor and written permission to this effect from BSNL is mandatory.
175.	IV	33	8.26		Can the Test/Development server be on the same machine in a partition rather than a separate machine?	Permissible provided it does not the production system in any case.

SN	Section	Page	Clause No.	Clause	Query	Reply
176.	IV	33	8.27.1.	ASP shall provide a customized management module for the application required for the interconnect settlement…

we recommend a management system whereby we review the confidential information from time to time and destroy or return information that we do not require from time to time. Kindly elaborate on the functionalities expected from the management module

						Functionality in general is explained in this clause.
177.	IV	34	9.1.3	Successful rollout of TCP/IP network connecting Level-I TAXs up to Data Center with the necessary equipments.

“Successful rollout of TCP/IP network collecting level-1 TAX up to Data Centre with necessary equipment”. According to section 4.3 (page 26) the CDRs are collected from SDCA/SSA. Please clarify if this is over the TCP/IP network

						Replied elsewhere.
178.	IV	35	9.2.1	Leased lines for the network roll out will be provided by BSNL

Based on the RFP document, the links from PoI’s to the TAX location will be provided by BSNL. How will its redundancy be ensured? 2.What Service levels can be expected from BSNL to ensure that these links are up and running? In the context of link failure, is the 8 hours processing time still valid?

						A redundant dial up link will be provided from POI to TAX location. 2. Refer clause 8.19.1
179.	IV	35	9.2.3

BSNL will provide E1 R2 & E1 PRI dial up links required at collection infrastructure and server access created at designated center (Level-I TAX) for collection of CDRs from POIs and extending connectivity to remote user workstations free of cost during the contract period.

According to the RFP, the connectivity from PoI to TAX will be PSTN dial-up or ISDN dial-up or leased line. Can there be any indication of approximate numbers of lines of each types coming in to each TAX locations? This is to help ascertaining the network termination arrangement required at each TAX.

						Break up of the type of connectivity can not be provided at present.
180.	IV	35	9.2.3		If some POI (due to high volume of CDRs) are required to be connected to RAS over leased lines, will BSNL provide those leased lines free of cost.	Yes, (Refer clause 13.3 of Section IV, Part II) provided equipment for the termination of the leased line is made available by the ASP.
181.	IV	35	9.2.3		Whether bidder has to provide equipments at POI to collect the data from Exchanges?	No

SN	Section	Page	Clause No.	Clause	Query	Reply
182.	IV	35	9.2.5	The bandwidth required for connecting primary data center site with the secondary data center site may be provided on chargeable basis.	What is the charge for the bandwidth to connect between primary and secondary data center sites	For ascertaining the charges, please visit our website www.bsnl.co.in.
183.	IV	34	9.3.1.2, 9.3.2.3	Area shall have established security, availability of emergency services and availability of utilities. Proper Access controls mechanism to restrict access of unauthorized personnel.

Please elaborate on Level of security is recommended. Is it only proximity cards or the following is essential for security of critical application :
- Access control through bio- metric/electronic device viz. palm geometry
- Door sensors, video surveillance. CCTV monitoring for surveillance of building entrance, exits and critical areas where customers components are installed

						Adequate security to meet the entire related requirement enumerated in this tender will serve the purpose.
184.	IV	35	9.0 & 6.3	There shall be periodic status reporting to apprise BSNL of data center activities & metrics.	What monitoring reports are required?	Format to be finalized at the time of implementation.
185.	IV	35	9.3.2.4	Raised flooring, adequate air conditioning & environment control as per equipment & human requirement.

Are the following specifications essential :
- Redundant precision air conditioning
- Temperature at server room to be maintained at 18-22 degree centigrade (+/- 1 degree). Humidity to be controlled at +/- 0.1%)
- Dust control: Maximum 5 microns
Please elaborate on specifications of Raised flooring, adequate air conditioning & environment control?

						Data center design meeting the generic requirements enumerated under clause 9.3 is acceptable to BSNL.
186.	IV	35	9.3.2.5	Risk of leaks, Fire detection, suppression & prevention, maintenance of Air quality level.

Is the following specifications recommended :
- Detection to be analog addressable microprocessor based. Data Center should have multiple zoned fire and smoke detection capability
- Fire Suppression: dry pipe, fm 200 inert gas based
Please elaborate on Risk of leaks, Fire detection, suppression & prevention, maintenance of Air quality level. Please

						Data center design meeting the generic requirements enumerated under clause 9.3 is acceptable to BSNL.

SN	Section	Page	Clause No.	Clause	Query	Reply
					provide the specifications?
187.	IV	35	9.3.2.7	Multiple utility feeds to eliminate single point of failure and power conditioning.	Is the specification only restricted to feeder lines from different substations ? Or is redundant power required till the rack, where servers are installed ?	Redundant power till the racks is required
188.	IV	36	10.1	BSNL would make the arrangements to make CDRs available to the ASP for collection from the POIs. ASP shall have these CDRs processed by the Interconnect Application at the Data Centre.	In continuation of abovementioned query against clause 4.1, Please clarify how BSNL will make arrangements for CDR collection

CDR files will be transferred either manually or online to a computer available at POI or at a designated location from where ASP shall pick up the data through the infrastructure setup at Level1 TAX location.

189.	IV	36	10.4.1	After the implementation of the solution BSNL shall be conducting the User acceptance testing as per BSNL test schedule for performance validation for the system.

Please clarify BSNL’s acceptance criteria. Will implementation of IUC rates as per TRAI guidelines lead to acceptance by BSNL? Does BSNL wish to see a demonstration of the features listed in IOBAS Specifications with Dummy data?

						It will be validated as per the clause using dummy data as well as actual data.
190.	IV	37	10.6	The System goes live in this phase.	Also please clarify that taking over Certificate as per Clause 5.5 will be issued as per clause 10.6 -Section IV (when the system goes live.)	No taking over certificate will be issued.
191.	IV	37	11	“ … no. of CDR per subscriber per day is only indicative and no volumes are guaranteed ”

Pl share with us the basis of this assumption of 3 CDR per subscriber. Is it based on any actual/ statistical information available with BSNL? Can BSNL share any available data on this ? The question is very important since this will determine the viability of the project.

						This is a realistic estimate based on traffic pattern.

SN	Section	Page	Clause No.	Clause	Query	Reply
192.	IV	37	11		Since BSNL has not defined any volume gowths so is it possible that BSNL can give us data for last 24 months and is it possible to propose slab based pricing system.	No.
193.	IV	37	11.2	The number of Interconnect CDRs per subscriber per day is only indicative and no volumes are guaranteed.

It is requested that BSNL give a commitment on the number in order for the bidders to arrive at some bare minimum fixed revenue being assured, and cost for the system accordingly. 2. It is requested that BSNL specifies a MINIMUM CDR volume so that the least cost per 1000 CDR can be offered. If no CDR volumes are guaranteed, various assumptions have to be made which will make the prices go higher.

						Minimum CDR volume is not guaranteed.
194.	IV	37	11.3	Evaluation criterion shall be on the basis of the lowest rate quoted for 1000 CDR for the contract period of three years.

The Tender says that the evaluation is based on the lowest rate created for 1000 CDR. But for the bidder to arrive at this figure he has to consider software and hardware required .Since BSNL is dividing the work into three territorial domains , then the hardware sizing, software licencing and investment will differs for each territorial domain .It becomes difficult for the bidder to quote a common figure for the whole project as he is going to implement only for one Territorial domain. IN other words, if our proposal is for 100% of CDR estimation, then we might incur loss if we are awarded contract for lesser value.

						No comments.
195.	IV	37	12.1	The Minimum Contract Period shall be for 3 years with an option of per year renewal for maximum two years.	Does the 3 years contract period mentionned in the tender includes the design and build phase ?	No

SN	Section	Page	Clause No.	Clause	Query	Reply
196.	IV	37	13.1	“ … FTP/mediation infrastructure as deemed adequate along with RAS”

Please clarify as to provision of FTP Server/RAS/mediation infrastructure etc for data collection is the responsibility of BSNL OR ASP? In case CDR collection is responsibility of the ASP then will BSNL allow the vendor to install its equipment/PC at each of the POI, where online CDR collection is not possible, for the purpose of data collection?

						All equipments required at L1 TAX shall be provided by the ASP. All equipments (other than specified elsewhere) required at POIs will be provided by BSNL.
197.	IV	37	13.2

Each FTP server on an average will poll CDRs from approximately 250 exchanges as per schedule defined by ASP considering the volume of data to be polled keeping in view the window size of 20days x 6hours per month. Enough storage shall be available at each site to hold at least 30 days raw CDRs

1. How many such polling sites would be required to get data from all the exchanges.
2. Whether CDRs will be polled (in case of on-line) from Intermediate PCs (Servers) or directly from Switch?
3. What is the maximum capacity of Switch (or PC where CDRs are kept) in terms of holding / storing the CDRs internally.
4. What is the storage media / drives available at the exchanges for CDRs. Please provide details per location where off-line / manual (thru tape) retrieval is required. It is also requested that BSNL identifies a single point of contact for issue resolution per POI location

						1. Refer clause 13.1 of Section IV, Part II. 2. Intermediate PCs 3. Equivalent to 7 days data 4. Storage media- Hard disk Data retrieval will be done by BSNL.
198.	IV	37	13.2		How many NEs are there per each TAX? Please specify the exact numbers of NEs to be interfaced to each mediation located at each TAX	To be provided at the time of implementation.

SN	Section	Page	Clause No.	Clause	Query	Reply
199.	IV	37	13.2

1.We understand from the requirements that there are totally only 11 Tandem/TAX exchanges from where the CDRs need to be collected. Collection from 250 exchanges is not the responsibility of the ASP for Interconnect Billing mediation. Please confirm. 2. What is the difference in record volumes received from peak to off-peak periods during a typical day, are there any network elements or locations which are significantly outside this variation figure. Assumption is busy hour rate of arrival of CDR’s is no more than double the average rate over the day, busy day CDR volumes are not more than 20% higher than average for the week/month.

1. BSNL would make the arrangements to make CDRs available to the Service Providers for collection by ASP from the POIs. 2.This is a offline billing and daily average of the CDR data may be taken for calculation.

200.	IV	37	13.2		Pl clarify as to what is meant by the storage of raw CDR at the site for 30 days. Will that be total polled CDR or just the interconnect CDR’s, pl clarify?	Interconnect CDRs only
201.	IV	37	13.2

The raw CDRs polled from the switch may contain non-Interconnect CDRs also. As it may not be possible to filter the non interconnect CDRs at Level 1 TAX please indicate the total number of CDRs (Interconnect and Non-Interconnect) per exchange for sizing of the storage at Level 1 TAX.

						Volume of such CDRs will be very less.
202.	IV	37	13.3	Leased Line shall be extended from Level-I TAX (FTP site) to ASPs premises and from some of the POIs where it is felt that dial-up	To arrive at the data collection mechanism (leased line, ISDN, dialup) please provide list of subscribers per POI & list of POIs per circle.	To be provided at the time of implementation.
203.	IV	38	14.4.3	The Bureau shall maintain a Fault Management process for services provided to BSNL…	1. What is the scope of work for fault management? 2. Does this include down time on the links provisioned by BSNL.	1. For scope refer clause 14.4.3 2. Query not clear.
204.	IV	39	14.6	ASP shall be providing an Uptime SLA of 98% during a month & 95% during	Please clarify difference in uptime commitment in month and an year	Downtime in excess of 14.4 hours in a month will invoke the penalty clause

SN	Section	Page	Clause No.	Clause	Query	Reply
				an year on the hosted service.		as enumerated in clause no. 14.13.1.4.
205.	IV	39	14.7	Unplanned Outages, excluding those due to the customer, as measured at the Service interface to BSNL shall not exceed 2 hours in any one day and 4 hours in any one week.	Pls. Define “Customer” Same query against clause 14.8.	BSNL.
206.	IV	39	14.5.4	Bill/Statement generation : The ASP shall provide the Bills/statements pertaining to Interconnect settlement for each operator	Are the dates for generating the invoices flexible or fixed by BSNL?does BSNL have any preferred dates for generating the invoices?	Replied elsewhere.
207.	IV	40	14.13	Priority codes, Target Resolution time, Escalation levels and Penalties in case Defaults	Penalty for not meeting SLA’s is the penalty mentioned the maximum deduction or it is per instance	Per instance
208.	IV	40	14.13.1	If the ASP defaults in providing the services then the defaults will be classified in following three levels of Priority :

Since the Reference Data is being maintained by BSNL, faults or processing errors due to faulty or incomplete reference data is the responsibility of BSNL. In such a case, the same cannot be attributed to the ASP and penalties levied

						Final Responsibility of maintaining the reference data will lie with the ASP. BSNL may at times use the remote connectivity for the purpose of checking or adding any data.
209.	IV	40	14.13.1.1.3	System or network availability less than as specified (98% per month and 95% during a year)	Availability of the leased line and the SLA on the same is the responsibility of BSNL. Hence it cannot be attributed to the ASP	Refer relevant SLA clauses.
210.	IV	41	14.13.1.1.6	Failure on part of a service which has a major business impact for BSNL e.g. revenue affecting, viz. CDR loss, etc.	The corrupt or lost CDR data from the point of origin, which cannot be retrieved, should be excluded from this clause.	Agreed
211.	IV	42	14.14.1	ASP shall carry out changes made by BSNL in the solution requirement arising our of changed business requirement or out of regulator’s policies.

The cost, schedule and SLA terms of this contract may be revised after mutual agreements arising out of these changes. If there is no significant impact, the changes will be implemented by the bidder free of cost.

						Future changes in business requirements with regard to IUC and changes in IUC for the contract period of three years are to implemented free of cost.
212.	IV	42	15.1	Demonstration of the Service portfolio and proof of concept within two months from the date of award of contract by each ASP in at least one SSA	Bidder needs clarifications on what is: a. Service Portfolio. b. Proof of Concept. c. Bidder understands that Demonstration means Submission of Service Portfolio and proof of Concept.	a. Service Portfolio means all services required under this tender document. b. POC will require validation of all features enumerated in this tender document.

SN	Section	Page	Clause No.	Clause	Query	Reply
						c. Agreed
213.	IV	42	15.1		For showing proof of concept atleast 16 weeks are required from the PO, as hardware / storage and network equipments require minimum 8 weeks to deliver from the date of order.	No comments.
214.	IV	42	15.3	Failure to meet any of the critical service requirement and time schedule may lead to the termination of the contract	In order to meet the time schedule, significant participation from BSNL is required. BSNL should consider termination of the contract only after other avenues have been mutually discussed.	Suggestion noted.
215.	VII (Part – IIA)	47		Rate per 1000 CDR for first year of extension of contract, Rate per 1000 CDR for second year of extension of contract

Request if BSNL could provide the details on the projected number(s) of the POIs and TAX locations, and the subscriber base with the CDR volumes as they could exist during the first and second year of extension of contract.

It is obligatory on the part of BSNL to provide POI in each SDCA. Regarding projected CDR volume please refer clause 11.1.3 of Section IV, Part II. No comments with regard to no. of TAXs and no. of subscribers.

216.	VII (Part – IIA)	47

1. The price is different for ASP1, ASP2 and ASP3 portions. We would not like to quote for a same rate for all three. Instead we urge BSNL to ask for three quotes one each for ASP1, ASP2 & ASP3 portions. The least price bid for ASP1 would be the winner. The ASP1 winner would not be considered for ASP2 and the least price bid for ASP2 (excluding the ASP1 winner) would be the winner for ASP2. Similarly, for ASP3. 2. How would the prices be evaluated just by adding the rates quoted for Year 1 to Year 5 or just by adding rates quoted for first three years? 3. We would plan the infrastructure for a minimum CDR load. There should be a guaranteed volume of CDRs for which the ASP should get paid. This minimum guaranteed volume should be same as the CDR load for which we are planning the infrastructure. 4. Is there

						1. Not agreed. 2. Refer clause 11.3 of Section IV, Part II. 3. No CDR volume guaranteed. 4. There is no provision for Technical ranking.

SN	Section	Page	Clause No.	Clause	Query	Reply
					any technical ranking for the bids and any weightage for that to impact the commercial evaluation criteria?
217.	VIII	48

The Banker requires the following standard clause added in the Bid Security Form Not withstanding anything contained here in
1. Our liability under this Bank Guarantee shall not exceed Rs. [Amount of Bid] (Rupees [Amount of Bid] only)
2. This Bank Guarantee shall be valid up to [Date of expiry] and
3. It is a condition to our liability for payment of the guaranteed amount or any part thereof arising under this Bank Guarantee that we recevied a valid written claim or demand for payment under this Bank Guarantee on or before [Date of expiry], failing which, our liability under the Guarantee will automatically cease.
We would require to know if this will be agreeable to BSNL

						Original clause stands.
218.	VI	52	2.2	The Billing system shall support independent databases for the purpose of Inter-Operator Billing for BSNL. (when it is non-exclusive)	Please provide more details / clarify this requirement	In case the data center and its resources are shared for providing services to another OLO, this clause will be invoked.
219.	VI	52	2.2	Calls to various operators shall be identified by ‘trunk group’ identity and/or ‘called number’ in the CDR

Which are the known / probable cases where the operator cannot be identified on the basis of the trunk group identify and called party number is to be referred to. Also, will trunk route id be unique for a operator circle wise or will trunk route will be unique for a switch and operator

						OLO can be identified by Trunk group identity or called number. Provision shall be there in the software to identify the OLO by both of these parameters.

SN	Section	Page	Clause No.	Clause	Query	Reply
220.	VI	53	2.11

The checks are to be performed to ensure that CDRs contain all required relevant data. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs shall be forwarded for further processing.

Missing specification on the automatic detection of new call scenario in addition to the completeness in reference data checks Original statement:The checks are to be performed to ensure that CDRs contain all required relevant data. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs shall be forwarded for further processing. Suggested statement: The checks are to be performed to ensure that CDRs contain all required relevant data and including the detection of new call types. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs and legitimate interconnect call scenario shall be forwarded for further processing.

						Original clause stands.
221.	VI	53	2.11

Please provide clarifications on the automatic detection of new call scenario in addition to the completeness in reference data checks. Are the checks are to be performed to ensure that CDRs contain all required relevant data and including the detection of new call types. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs and legitimate interconnect call scenario shall be forwarded for further processing.

						Relevant data checks include detection of new call types.
222.	VI	53	2.8

‘Carrier Selection Code’ will consist of two-digit Carrier Access Code (CAC) (e.g. ‘10’) followed by two/three digit Carrier Identification Code (CIC). Trunk prefixes for national calls is ‘0’ and international calls is ‘00’

					Can ‘+’ be used for international calling. In this case will the prefix be 00 or nothing	Query not clear.

SN	Section	Page	Clause No.	Clause	Query	Reply
223.	VI	53	2.90

The input information for processing shall be provided by a suitable Mediation System in the form of standard formatted Call Detailed Records (CDRs), which have been verified and accepted by the Mediation System for some pre-determined checks and verifications (like duplicate CDRs to be filtered out, ensuring that the CDR is for inter-connect billing only, etc.) shall be forwarded by the Mediation System to the IOBAS for further processing.

					Duplicate CDR checking 1. the criteria for the check – ‘A’ number; Route; ‘B’ number (when available); Start time; duration? 2. Over what period of time should checking be for – Day, Week, Month. etc?	Standard mediation criteria and time period, which can be decided at the time of implementation.
224.	VI	53	2.90		Assumption of 100% of records will require duplicate checking – confirm.	Yes
225.	VI	53	2.90		What is the duration (days, hours etc) of the duplicate detection matching period required before records may be released from matching.	Will be defined at the time of implementation.
226.	VI	53	2.10.2	The process of modification must be such that the changes can be done offline in an MS Excel (for example) and ported on to a live system with the least intervention.

Reference Data maintenance – The requirement states that the maintenance function should support loading of data from an EXCEL sheet – it also states a requirement for Bulk update capabilities – Is this a ‘Mutual’ requirement or 2 ‘ Exclusive’ requirements ?

						Two Exclusive requirements
227.	VI	53	4.1.11

Missing specification on re-rating Original statement: System should support CDR re-rating and adjustment allocation Suggested statement: System should support adjustment allocation and provide the following CDR re-rating features: - Re-pricing - Full re-rating which includes re-classification of calls based on agreement changes - Full re-rating by invoice and call types Please clarify?

						Original clause stands.

SN	Section	Page	Clause No.	Clause	Query	Reply
228.	VI	54	2.15

Provision has to be made for re-pricing of the CDRs, which have already been priced under revised business conditions. This provision should be available not only within the retention period for the CDRs stored but also for the CDRs to be extracted from the warehoused CDRs also.

Re-pricing of rated but unbilled CDRs is understood. It is understood that state of warehoused CDRs would be rated, billed and invoiced. Please explain how the re- pricing would be done for warehoused CDRs. Standard Industry practice is to provide adjustments for the billed and invoiced CDRs and Re-pricing/Re-rating is done for rated/un-rated but unbilled and un-invoiced CDRs

						Original clause stands.
229.	VI	55	3.1	The IOBAS should be able to accept and process different types of CDRs coming from different services including but not limited to : Hubbing and Refile International Resale

International Accounting settlement with international carriers is not envisaged in this contract since BSNL does not possess an International Long Distance Operator license. Therefore Hubbing ad Refile is not anticipated to be used by BSNL.
Similar query against clause no.4.1.12.13, 4.1.10, 5.1, 5.5 & 9.6.3.

						BSNL owns ILD license.
230.	VI	55	3.1		Please explain Hubbing and Refile?

In case of ILD, there are instances when a via call to a country is cheaper than a direct call. In such cases hubbing or refile of traffic is resorted to through which one country is used to collect traffic and switch this traffic to other countries.

231.	VI	55	4.1

IOBAS shall be able to provide different types of rating requirements based on normal industry practices and depending on different business conditions and regulatory norms, from time to time. The IOBAS should be capable to accepting different ratings. It should be possible to use same rating engine for voice CDRs, data IPDRs and SMS and other services as given in clause no.3.1

					Does this clause imply that IOBAS rating engine should be capable of Retail rating of different services viz Voice, Data, SMS etc.?	Clause is clear and refers only to different types of interconnect CDRs.

SN	Section	Page	Clause No.	Clause	Query	Reply
232.	VI	56	4.1.11	System should support CDR re-rating and adjustment allocation

Please provide clarifications on the re- rating. Does BSNL require features like Re-pricing, Full re-rating which includes re-classification of calls based on agreement changes, Full re-rating by invoice and call types etc.

						Yes.
233.	VI	56	4.1.2	All the above combination of parameters to be rated with Units instead of values.	Please explain with example	Like per X units of time (in sec), per kilobyte, per Pulse, per connection.
234.	VI	56	4.1.3	All the above combination of parameters to be rated with Metered Pulses instead of with values.	Please explain with example. Also please explain which system will do the conversion of duration to pulses- Mediation or Interconnect Billing?	Like per X units of time (in sec). Preferably by Interconnect Billing system.
235.	VI	56	4.1.4	All the above combination of parameters to be rated by Network based duration instead of conversation based duration and vice-versa	Please explain the difference between Network based duration and conversation based duration.	Conversation based duration starts from the time the call is answered. Network based duration is for usage of the network irrespective of the answered or unanswered calls.
236.	VI	56	4.1.5	All the above combination of parameters to be rated by both network based duration and conversation based duration	What is the difference between network based duration and conversation based duration. What is the terminology used for the call duration figure in the CDR	Conversation based duration starts from the time the call is answered. Network based duration is for usage of the network irrespective of the answered or unanswered calls.
237.	VI	56	4.1.6	System must be able to take care of “Summer time savings” in clock changes.	Currently India does not use ‘Daylight saving time’ with clock changes. Can this requirement be omitted? Is the assumption that India will introduce ‘Daylight saving time’ with clock changes ?	No, Feature is required for ILD purpose.
238.	VI	56	4.1.7

System should be able to rate a call by seconds, tenth of a second, hundredths of a second, minutes, units of data, units of time, zero duration ( by country, by PTT (Public Telephone and Telegraph), by date range, by product/services and by direction

					Will the CDR contain / provide the duration of the call in 10th, 100th of a second, etc. or will this need to be computed as part of the IOABS	It may be contained in the CDR.

SN	Section	Page	Clause No.	Clause	Query	Reply
239.	VI	56	4.1.8	System should be able to take cognizance of and rate calls with a “Set Up charge/monthly/annual rental, etc”.	How does the same apply in case of Interconnect Billing. Is the same desired to be for the operator. 2. Requirement not clear. Please provide more info.	OLO may be charged for Setup charge/ monthly or annual rental.
240.	VI	56	4.1.8	System should be able to take cognizance of and rate calls with a “Set Up charge/monthly/annual rental, etc.”	The set up charge should be billed in the retail subscriber bill. This requirement is not envisaged in the inter-operator billing.	OLO may be charged for Setup charge/ monthly or annual rental.
241.	VI	57	4.1.18	System should be capable of supporting 2-way payment rating based on BSNL/Other Carriers needs to split a call beyond monetary value slab/s	How is two-way payment rating carried out based on BSNL/OLO needs to split a call beyond “Monetory Value Slabs”. Please clarify what is meant by this requirement.	Two way payment rating - the interconnected partners allow the call to be priced to a certain monetary value, and once hit will invoke a value to be reversed from the accumulated value.
242.	VI	57	4.1.20	System should be capable of rating based on Element based charging	Element based charging method is a method used in UK, it may not be relevant to the Indian “circle based” charging method. Original statement: System should be capable of rating based on Element based charging. Suggested statement: System should be capable of supporting rating based on the charging method published by the Telecommunication Regulatory Authority of India.2. Does BSNL require thata the system should be capable of supporting rating based on the charging method published by the Telecommunication Authority of India?	Original clause stands.
243.	VI	57	4.1.20		What is being referred to as element based charging. Is it the fixed charging for some types of calls	Charging based on the number of network elements used.
244.	VI	57	4.1.21	It should be possible to apply a special rate for a corporate customer that uses both its network and an interconnect partner’s.	1. Can the same be identified on the basis of the trunk id 2. Pl clarify since the requirement looks more of for a retail billing.	1. Trunk id, calling party number etc, are required for identification 2. This requirement also concerns IOBAS.

SN	Section	Page	Clause No.	Clause	Query	Reply
245.	VI	57	4.1.22	It should be possible to Roll-back CDR files completely, removing all charges	Please clarify on rollback of CDR files completely removing all charges.	Required for re-rating
246.	VI	57	4.1.23	Number portability in Interconnect Settlements should be supported by the system	Request that this requirement be clarified, possibly by way of example

Number portability feature requires that the system should be able to distinguish between incoming, outgoing, incoming transit, outgoing transit, incoming and outgoing ported calls and shall be able to rate them correctly.

247.	VI	57	4.1.25	The system shall be able to distinguish between incoming, outgoing, incoming transit, outgoing transit, incoming and outgoing ported calls.	Kindly elaborate what is “Ported Calls”.	Ported call corresponds to the number portability feature.
248.	VI	58	5.13	The statement should comprise of the currency used for each transaction, the amount in that currency and the corresponding amount in the local currency.

The statement should comprise of the currency used for each transaction, the amount in that currency and the corresponding amount in the local currency. Billing will happen only in one currency instead of multiple currencies. However, any foreign currency on the bill would be converted in local currency. But the actual bill currency to an operator will remain INR or Foreign currency. Please confirm the understanding of clause 5.13 as above.

						Yes.
249.	VI	58	5.2	IOBAS should be able to generate summaries by revenue amount slab for different carrier.

Please clarify further on 5.2. What does it mean by ‘revenue amount slab’? Summaries by revenue amount slab referring to the statement/report by carrier, with the call direction of ‘incoming’ and ‘outgoing’ to determine the revenue?

						Summaries for operators falling in a particular revenue slab are to be provided.
250.	VI	58	5.3	IOBAS should have the capability to handle late arrival CDRs after a specific billing period is closed so that the amount associated with those CDRs can be accounted for. (provision for suppl. Bill)	How does BSNL wish to treat Late arrived CDRs? 2. Late arrival CDR’s – Is there a validity period for a CDR? E.g. Not acceptable after 7 days	There should not be any validity period for CDRs.

SN	Section	Page	Clause No.	Clause	Query	Reply
251.	VI	58	5.8	It should be possible to enter statement number series in the initial set up.	It is understood that statement number series is Invoice Number series. Please confirm.	There can be two different number series, one for invoices and other for summarized statements. Exact details to be provided at the time of implementation.
252.	VI	59	6.1	The general ledger interface should provide support for coding the financial transactions produced in the interconnect system, according to the general ledger requirements.

Please provide the details of the financial application e.g. SAP GL or Oracle GL that BSNL use. The above statement made reference to GL requirements and it is a very broad statement. If std. applications are not used, complete details of sub-ledger level to be interfaced for the existing system are requested.

						There is no application in use at present
253.	VI	59	7.1	It should be possible to have multiple automatic reconciliation agreements with each Operator.	Requirement is not clear. Please provide example of multiple automatic reconciliation agreement with an operator.	Reconciliation agreements can be more than one.
254.	VI	60	8.00	Least Cost Routing

Least Cost Routing – a. Is this for ‘Outgoing Calls’ originated on the BSNL network only, or ALL outgoing calls including transit? b. Can it include volume discounts? Or is it based on standard charges?

						a. All outgoing calls b. refer clause 8.4 of IOBAS specifications
255.	VI	60	8.5	It should be possible to readily extract such data from the existing system in the form of a text file, spread sheet, etc.	Please provide information about existing system and the data.	There is no system existing as of now.
256.	VI	62	10.00	Ability to support TAP3 format for both TAPIN and TAPOUT processing	ROAMING – the requirement indicates that IOBAS is to operate as a TAP mediation facility, not a full TAP accounting facility, is this correct?	Refer clause 3.1 of IOBAS specification.
257.	VI	62	13.2		What is the desired retention period for the mediation CDRs both RAW and mediated CDRs	Replied elsewhere.
258.	VI	62	9.4.2	Bulk discounts at CDR Level	Please clarify further on discount type of ‘Bulk discounts at CDR level’	Depends on the volume of the CDRs

SN	Section	Page	Clause No.	Clause	Query	Reply
259.	VI	62	9.4.3	Tapered	Please clarify further on discount type of ‘Tapered’	Depends on the slab of usage/ CDR volume.
260.	VI	62	9.4.4	Gross/Net	Please clarify further on discount type of ‘Gross/Net’ ?	Needs no clarification
261.	VI	62	9.4.5	Discount sequence / order	Please clarify further on discount type of ‘Discount sequence/order’	This refers to multiple discounts.
262.	VI	62	9.6.4	Bonus Points	Bonus Points – We assume that the IOBAS system will only compute and issue the points, and possibly show them on a statement, but not operate the Bonus Points Ledger. Please confirm	Bonus point ledger needs to be managed
263.	VI	62	9.6.4

Bonus points is the terminology used in retail billing environment. Does it mean volume discounting? Could further clarification be provided for this requirement Could the functionality of this requirement be defined and how it applies and how it is calculated to discounts for BSNL?

						Based on volume, bonus points may be given to the OLO.
264.	VI	62	4.12

What is the approximate percentage of records which would require correlation from each network element group? Will correlation be required from single source or across multiple sources of input streams?

						1. Statistics not available 2. May be from single or multiple sources.
265.	VI	62

What is the CDR retention period for raw and mediated data for the mediation application? Mediation application typically would not recommend data storage of more than 15 days (raw CDR files) and 3 days for mediated files as this has impact to the storage requirement.

						Replied elsewhere.

SN	Section	Page	Clause No.	Clause	Query	Reply
266.	VI	62	4.12		What is the duration (days, hours etc) of the correlation matching period required before records may be released from matching.	Configuration detail. Will be provided at the time of implementation.
267.	VI	62			For online queries, how many no. of such simultaneous sesion would come from each POI?	Replied elsewhere.
268.	VI	62

If polling of C-DOT switches is required, what protocols are available/required to be used. If polling of RAS device is required, what protocols are available/required to be used. Is the protocol to be used FTP over TCP/IP?

						FTP over TCP/IP
269.	VI	62			Is complete reference data currently available in a format which may be imported by mediation system? If not, or if only partially, when will all reference data required for mediation be available?	Will be provided at the time of implementation.
270.	VI	62

Is it possible for BSNL to provide an indicative diagram of the network showing different entities SDCA,SSA ,POI ,Level 1 -TAX and Data Center.The diagram should clearly indicate CDR collection and the Adminstrative links clearly.

						May be possible at the time of implementation.
271.	VI	62			Is network connectivity available to all network elements and servers which are required to be polled by Mediation system ?	Is to be established.
272.	VI	62

Mediation – a. Will this facility be the primary mediation for traffic from the network elements? Or is it limited to IAA CDR’s only? b. If IAA only how does the switch identify the difference? c. Can a network element support both Interconnect and Retail traffic?

						Query not clear.

SN	Section	Page	Clause No.	Clause	Query	Reply
273.	VI	62	4.8		What is the duration (days, hours etc) of the duplicate detection matching period required before records may be released from matching?	Configuration detail. Will be provided at the time of implementation.
274.	VI	62			What is the reporting needs? Do mediation vendor have to support any specific package or database?	Refer clause 4.21 of Data Mediation system specification
275.	VI	62			Will Alcatel switches need to be polled directly using CMISE over X.25?	May be.
276.	VI	62			Will all input streams (or network elements) require duplicate checking?	Yes
277.	VI	62			Will CDR’s from Alcatel and C-DOT switches be provided on a server such that mediation system will be able to poll these using FTP?	In most of the cases.
278.	VI	63	12.1

Periodic or Hot Reports for all incoming calls at each POI, payable by other service providers, for any particular period(s) after evaluating each call as per SLA depending on duration and distance for which the calls are carried through BSNL’s network-Access Code wise.

BSNL has indicated Hot Reports as a requirement in technical specifications. We understand Hot Reports as following During the rating of CDRs, a criteria is defined as filter or grouping of CDRs. The criteria will comprise of complete SQL statement that works online on a raw CDR and is thus many time faster. This way Hot Reports can be generated for quicker access instead of running reports for many hours in a normal reporting scenario. Please confirm the understanding of Hot Reports.

						Agreed, in general.
279.	VI	64	12.12	Reports on volume of traffic for incoming calls Station/SSA/Circle wise for a particular period for calls not terminating within the local exchange area in which POI is situated- Access Code wise.	Can the same be explained with the help of the example	To be provided at the time of implementation.

SN	Section	Page	Clause No.	Clause	Query	Reply
280.	VI	64	12.13	Reports on volume of traffic for outgoing calls Station wise for a particular period for calls not terminating within the local exchange area in which POI is situated-Access Code Wise	Can the same be explained with the help of the example	To be provided at the time of implementation.
281.	VI	65	12.20

For incoming calls not terminating within the local exchange area in which POI is situated (i.e. Inter-Circle or Intra-Circle), report on the proportionate value of the calls, to be apportioned amongst the SSAs/Circles through which the calls pass within the BSNL network, for a particular period

					What is the case being referred here. Can the same be explained with the help of the example. Also will the CDR have information on the transient networks.	To be provided at the time of implementation.
282.	VI	65	12.23.8 & 12.23.9	Carrier Declaration Statements Detailed Internal Statements	Please elaborate	Format to be provided at the time of implementation.
283.	VI	66	15.1.2	Should have been benchmarked for more than 200 million CDRs/day operations.	Are we required to submit the Benchmarking Test Report as documentary evidence to comply with Clause 15.1.2? Please confirm.	Yes
284.	VI	66	15.1.2	Benchmark for more than 200 million CDR’s/ day operation	Is this benchmark for an 8-hour day or 10 hour day? Kindly elaborate.	8-hour window.
285.	VI	66	15.1.3	Performance Guarantee	Please explain what is the requirement.	System should be scaleable linearly.
286.	VI	66	15.3.7	Bulk Authorization	Requirement not understood. Please elaborate.	Refers to bulk authorization of errored records for their location, error type, etc.
287.	VI	66

1. Definition of benchmark Original statement: Should have been benchmarked for more than 200 million CDRs/day operations. Suggested statement: Should have reference site details for processing more than 200 Million CDR/day operations. Please clarify 2. Are we required to submit the Benchmarking Test Report as documentary evidence to comply with Clause 15.1.2. Please confirm?

						1. Not agreed. 2. Yes.
288.	VI	66			Does BSNL require the reference site	Free to provide.

SN	Section	Page	Clause No.	Clause	Query	Reply
					details which are processing more than 200 Million CDR/day operations?
289.	VI	68

In section 4.2, the Tender lists the following network elements: C-DoT SBM & MBM, Ericsson AXE10, Siemens EWSD, Alcatel OCB283 and Lucent 5ESS. What are the specific network elements in the data network beyond these voice switches? Specifically, what is the source of data (i.e. network element manufacter and model) which uses the protocols mentioned in Clause 3.2 at page 68.

						At present these NEs are available in the Network.
290.	VI	68

Please provide realistic estimates for the total number of network elements to ensure that the system can be sized appropriately. Specifying the total of network elements is not intended to restrict the customer, but rather to ensure that the hardware platforms are sized appropriately for the duration of its operation.

						Approximately: 8195
291.	VI	68			Polling Alcatel switches directly (using CMISE over X.25) will not be required – confirm.	It may be required.
292.	VI	68			What is the approximate percentage of records, which would require correlation from each network element group?	Statistics not available
293.	VI	68

What is the transfer protocol used that requires the socket-based transmission? Is this a standard or proprietary interface? Is mediation system providing one side (client or server) or both sides of the interface (both client and server)?

						TCP socket connection. It can be either of the two. One side.

SN	Section	Page	Clause No.	Clause	Query	Reply
294.	VI	69	3.3.1.4 4.1.2	The Mediation System should support the following protocols for distribution… Socket based transmission TAP1, TAP2, TAP3 support Receive data from a switch without any intermediary device

What is the transfer protocol used that requires the socket-based transmission? Is this a standard or proprietary interface? Is Mediation required to provide one side (client or server) or both sides of the interface (both client and server)? TAP standard is used to receive data from other Network Operator. Do we need to incorporate CDRs generated in other operator's network also? What is the meaning of intermediary device? Do we need to connect to X.25 port directly for data collection? Since ASP has to provide interfaces for BSNL's new POI switches free of cost, what will happen if BSNL commissions a new switch type (for which a new interface has to be written or modified by ASP) towards the end of the Contract period - the balance contract period may not be adequately long to recover the costs of writing the new interface. BSNL may accept the plea that any new interfaces that are to be provided in the last year of Contract, should be on chargeable basis, with the charge being indicated by the bidders in their price bid How many POIs will require manual CDR collection, and how many support on-line collection

						Replied elsewhere.
295.	VI	69

Since ASP has to provide interfaces for BSNL's new POI switches free of cost, what will happen if bsnl commissions a new switch type (for which a new interface has to be written or modified by ASP) towards the end of the contract period - the balance contract period may not be adequately long to recover the costs of writing the new interface. BSNL may accept the plea that any new

						Request is regretted please.

SN	Section	Page	Clause No.	Clause	Query	Reply
					interfaces that are to be provided in the last year of contract, should be on chargeable basis, with the charge being indicated by the bidders in their price bid.
296.	VI	71	4.12		What is the duration (days, hours etc) required for storage of records to be correlated.	Configuration detail. Will be provided at the time of implementation.
297.	VI	71	4.8

a) Assumption of 100% of records will require duplicate checking – confirm.
b) What is the duration (days, hours etc) of the duplicate detection-matching period required before records may be released from matching?

						Yes. Configuration detail. Will be provided at the time of implementation.

SN	Section	Page	Clause No.	Clause	Query	Reply
298.	VI	71	4.11 4.11.1 4.11.2 4.12 4.12.1

Consolidation - Mediation System should have the facility to: Handle partial CDRs generated by the Network Element for consolidation of CDRs. Merge the CDRs that belong to the same chargeable call into one CDR. Correlation: It should be possible for the user to define rule- based criteria to match together and combine related records into a single billable event.

What should be done in cases when not all CDRs to be consolidated/correlated are not available (e.g., delayed or lost)? Should the system continue to wait for the missing records to arrive? What is the default for this (user-configurable) time to wait? If the record still does not arrive in the allowed time frame, what should be done with the partial chain? Should it be forwarded for billing, or should it be discarded as errors, or should it be set aside for reprocessing/ If after reprocessing, there is still missing information, what should be done with the incomplete chains? What should be done if delayed records arrive after the billing period? Can it still be processed and forwarded for billing? Assuming all records are available, what is the end result of the consolidation process? Is it to simply associate the related calls into a group, or is a new “consolidated” CDR generated that summarises the complete chain of CDRs? If a consolidated CDR is generated, is it still required to retain the individual CDRs?

						Configuration detail. Will be provided at the time of implementation.
299.	VI	71	4.8.1	Detect duplicate CDR files and also to ensure that no CDRs are duplicated in the CDR stream.

Pls. Confirm whether 100% records need to be checked for duplicacy?What is the duration (days, hours etc) of the duplicate detection-matching period required before records may be released from matching?What is the criteria for the duplicate checking – ‘A’ number; Route; ‘B’ number (when available); Start time; duration?

						1. Yes. 2. Configuration detail. Will be provided at the time of implementation. 3. ASP shall have to decide.
300.	VI	71			Other than saving the alarm notifications, what other interfaces are required? Do we need to generate SNMP traps for network management platforms ?	Refer clause 4.14.1 of Data Mediation System Specification

SN	Section	Page	Clause No.	Clause	Query	Reply
301.	VI	71

What should be done in cases when not all CDRs to be consolidated/correlated are not available (e.g., delayed or lost) - 1. Should the system continue to wait for the missing records to arrive? What is the default for this (user-configurable) time to wait? 2. If the record still does not arrive in the allowed time frame, what should be done with the partial chain? Should it be forwarded for billing, or should it be discarded as errors, or should it be set aside for reprocessing? 3. If after reprocessing, there is still missing information, what should be done with the incomplete chains? 4. What should be done if delayed records arrive after the billing period? Can it still be processed and forwarded for billing? 5. Assuming all records are available, what is the end result of the consolidation process? Is it simply associate the related calls into a group, or is a new “consolidated” CDR generated that summarises the complete chain of CDRs? If a consolidated CDR is generated, is it still required to retain the individual CDRs?

						Replied elsewhere.

SN	Section	Page	Clause No.	Clause	Query	Reply
302.	VI	72	4.19

Mediation device should provide information in the form of following logs :Audit log, Event log, User log, Command log, data Collection log, Data transmission log, Tape log, Disk cleanup log, Application log Switch documentation Raw cdr record structure

1. How long the logs have to be kept by the mediation system. What is the archiving principle that BSNL wants Asps to follow.
2. Will the detailed documentation of each switch including software version, CMISE/GDMO detail required for online interfacing with Network Element be provide by BSNL. As getting this information directly from Switch vendor is not practical for ASPs. Will the detailed documentation for each raw cdr format from different switch vendors will be provide by BSNL

						1. Minimum one year. 2. Information as deemed necessary will be provided at the time of implementation.
303.	VI	79			TAP standard is used to receive data from other Network Operator. Do we need to incorporate CDRs generated in other operator's network also?	Yes, if required.
304.	VI	79			What is the meaning of intermediary device? Do we need to connect to X.25 port directly for data collection?	Mediation system should have the capability and necessary interface for direct data collection from the switch over X.25.
305.			General		Can we assume that the Local Area Network (LAN) infrastructure is operational & can be used by the bidder at the SDCA, SSA, POI, TAX and BSNL will provision the LAN wherever applicable?

Refer clause 13.0 and its various sub clauses under section IV, Part II. However, BSNL can consider the provision of LAN connectivity in the places where such network is in place and is possible to extend. However, in such case all equipment required to extend the connectivity has to be supplied by ASP.

306.			General		Will CSU/DSU for the connectivity provided by BSNL?	Query not clear.
307.			General		Is TEC GR compliance required for networking products ?	Optional.

SN	Section	Page	Clause No.	Clause	Query	Reply
308.

Also as per Section I Clause 7 (Schedule and other important instructions), the following dates have been mentioned. 4. Issue of Clarifications : 8.8.2003 5. Last Date & time for submission of bids : 14.8.2003 at 11.30 Hrs It is felt that if BSNL response to the clarifications sought by the bidders, were to have some major commercial / technical impact on the bid content / composition / commercials, a 6 day time-frame would be inadequate to submit the proposal. Hence it is request that BSNL please extend the last date of submission of bids suitably to help the bidders put in a qualified bid response.

It is to be dealt separately.
309.

Are all the BSNL switches prepared to produce the CDR data? Please confirm that it is BSNL’s responsibility to prepare the switches to produce the CDR data, by installing appropriate elements such as the MTEs or relevant gateways.

Yes.
310.					As there is benchmarking requirement in Interoperator Billing system do we also need similar benchmarking for Mediation System for appropriate volumes. Please confirm the requirement and the volumes.	It should meet the throughput requirement of IOBAS.
311.					Can bidder outsource the data center to a 3rd party under contract, or, does the data center have to be owned by the bidder ?	Sharing of data center amongst the bidders is not permitted. Further clarification provided elsewhere.
312.					Do the bidders have to ensure compliance to any of the TEC GRs with respect to any / all of the components asked for as part of the IOABS tender.	Optional.

SN	Section	Page	Clause No.	Clause	Query	Reply
313.					Do we need to provide the leasedlink redundancy from TAX To DataCentre or POI to TAX	Where ever possible leased lines will be provided from the network having redundancy.
314.					For online queries, how many no. of such simultaneous sesion would come from each POI.	Refer clause no. 8.23.2
315.					In case mulitple links coming will BSNL provide the MUX along with links?	No
316.					It is presumed that BSNL will provide the routers at the exchange level, maintain them and ensure its redundancy. Please confirm.	Dial up port on a computer will be made available.
317.

Please provide information on the following: Number of exchanges per TAX location: In order to do a sizing for the number of ports per TAX information of number of POIs per tax is required. Please provide the indicative number of POIs per TAX.

To be provided at the time of implementation.
318.

Since BSNL will give all CDRs from these POIs to ASP and ASP has to filter out non interconnect CDRs, which number of CDRs (pre or post filtering) will be used to calculate the revenue owed to ASP? Since BSNL wants the ASP to provide both mediation & interconnect services, therefore the revenue should be calculated based on total number of CDRs collected by ASP and then processed either via mediation or both mediation & interconnect systems.

For payment to ASP priced CDRs will be counted
319.					The data collection requires equipment to be installed for a TCP/IP network at each point of collection. will BSNL provide the equipment at suppliers design or supplier has to cost this?	Replied elsewhere.

SN	Section	Page	Clause No.	Clause	Query	Reply
320.

The selection of Vendors has been made on the basis of the EOI exercise for Agency Based solution. Are the shortlisted bidders allowed to change / offer a different product / solution than what they had proposed in the response to EOI?

Yes.
321.					What are the recommended security guidelines generally followed or recommended by BSNL in the specific context of this tender?	ASP has to chalk out the complete security plan in consultation with BSNL.
322.					What is the Number of the Analog/Sync/Async/ISDN ports to be given in RAS for each TAX?	Refer clause 13.2 of Section IV, Part II.
323.					What is the type of power that will be provided at the TAX locations? E.g –48V DC or 230 V AC. What is the power back- up arrangement?	Refer clause 4.1 of Section IV, Part II. Power back up arrangement has to be planned and provided by ASP.
324.					What kinds of records are produced by the BSNL switches using the bulk metering? Does it provide number of pulses?	It provides the number of pulses.
325.					What type of connectivity is available at the routers installed in exchanges, is it X.25, FTAM or FTP?	BSNL does not proposes any router to be installed in the exchanges. However ASP is free to provide the same if it feels the need.
326.					What type of physical security will be provided for the equipments and infrastructure at the TAX locations installed by ASP?	Existing physical security at the TAX location will be available. Insurance coverage of the ASP's equipments has to be done by ASP.
327.					Will BSNL ensure the redundancy of the links from all TAX locations to the Data Center?	As far as possible.

SN	Section	Page	Clause No.	Clause	Query	Reply
328.					Will BSNL provide redundant leased lines to the Disaster Recovery Centre also?	Network from POI to DR site is required to be extended hence, additional leased line will be provided free of cost.
329.					Will the detailed documentation for each raw CDR format from different switch vendors will be provide by BSNL?	Information, as deemed necessary will be provided at the time of implementation.
330.

Will the detailed documentation of each switch including software version, CMISE/GDMO detail required for online interfacing with Network Element be provide by BSNL. As getting this information directly from Switch vendor may not possible for ASP.

Information, as deemed necessary will be provided at the time of implementation.
331.					Will there be partial records created for long duration calls. If so, will record assembly required?	Correlation and merging of partial records is required.
332.					Would BSNL provide Multiplexers required at the TAX locations, if any?	No.

Annexure B (Compliance Responses: (Documents submitted to BSNL)

Annexure B1 –	Annexure B2 –
Technical Proposal S	Technical Compliance

The following Documents are attached:

File Name: Annexure-Bi - Technical Proposal submitted to BSNL

File Name: Annexure-B2 - Technical Compliance submitted to BSNL

Confidential Information

Technical Proposal for
Interconnect Billing System
For BSNL

Version 2.0 28
May 2004

This document is a confidential property of Systeam. Forwarding to others through email, photocopying and printing unauthorized copies is STRICTLY prohibited without the written consent of Systeam.

? Systeam India 2004

Confidential Information

Revision History

No.	Date	Version	Author	Remarks
1	25 May 2004	0.5	Eliano Chiacchiararelli	Initial Draft
2	27 May 2004	1.0	MV Balasubrahmanyam	Reviewed and modified.
3	28 May 2004	2.0	MV Balasubrahmanyam	Added Implmentation Methodology
4
5

Confidential Information

Contents

1	INTRODUCTION			4

	1.1	SOLUTION OVERVIEW		4

2	PRODUCT DESCRIPTION			5

	2.1	MODULA/M EDDY		5
		2.1.1	Acquisition and Normalization	5
		2.1.2	Product Structure	6
	2.2	MODULA/INTERTRACE		6
		2.2.1	Modula/InterTrace Least Cost Routing (LCR) module	7
		2.2.2	Product Structure	8
	2.3	MODULA/RECONCILIATION		8
	2.4	MODULA/OPENBILL		9
		2.4.1	Product Structure	11
	2.5	MODULA PRODUCT STRUCTURE		11
		2.5.1	Acquisition Module	11
		2.5.2	Normalization Module	13
		2.5.3	Rating Module	14
		2.5.4	Invoicing Module Configuration	16
		2.5.5	Ricycle Manager Module	17
		2.5.6	Repricing Manager Module	17
		2.5.7	Output Management Module	17
		2.5.8	Aggregation Module	18
		2.5.9	Reporting Module	18
		2.5.10	Archive Module	18
		2.5.11	Correlation Module	18

3	IMPLEMENTATION METHODOLOGY			19

Confidential Information

1 Introduction

This document provides a technical proposal form Systeam, the leading OSS/BSS solutions provider, to BSNL for InterConnect Billing System.

1.1 Solution overview

The proposed solution is based on the integration of referenced products focused on flexibility and configurability with the goal to set-up a completely convergent infrastructure.

The proposed solution includes the following products:

  Modula/MedDy (mediation)

  Modula/InterTrace (interconnection rating)

  Modula/OpenBill (interconnection invoicing)

  Modula/Reconciliation (interconnection invoices settlement)

The following figure shows how products cover the different application areas.

NOTE: The use of OpenBill is limited to the invoicing for interconnection billing as OpenBill is used as an upgrade for InterTrace on the same servers.

Confidential Information

2 Product Description

2.1 Modula/MedDy

The evolution of the fixed and mobile Telecommunications world and the type and amount of data to be processed and correlated has led to an increasingly complex system of networks (Voice, IP, GSM, GPRS and UMTS) whose integration requires an extremely flexible and high-performance mediation tool.

Furthermore, the business opportunities that modern telecommunications networks offer together with the customers’ needs for a truly flexible invoicing system, require equally flexible OSS/BSS - and in particular mediation systems - in order to create detailed and consistent billable events and invoices.

Systeam has called upon its extensive experience in traffic data management to develop MedDy - a flexible general-purpose, fully configurable and highly scalable mediation device - as part of its Modula suite.

                    MedDy reads non-sequential record file formats from the network by consolidating one or more records in various formats, which can subsequently be used by other systems after the mediation has taken place (e.g., Billing, Interconnection, Fraud Management, Data Warehousing, etc.).

                   MedDy’s GUI guarantees ample flexibility to network operators who can configure record correlation rules directly in the application. The format of income records can also be configured, and thus even minor changes can quickly be absorbed by simply altering the relevant configuration.

2.1.1 Acquisition and Normalization

MedDy’s Acquisition and Normalisation modules easily adapt to the format of the traffic data provided: the Acquisition module enables the rapid configuration of incoming data formats, which can be easily modified “on the fly”. In addition the Acquisition module supports all of the following formats for data exchange:

  ASCII with fixed format

  Binary with fixed format

  ASN.1

  XML

  IPDR

  Etc.

This module will be configured to get from several exchanges automatically collecting files produced by COM or ingesting data from media storage (tape, CD, DVD, etc.).

File processing can be done automatically on a configured period basis or manually triggered (for example in case of tape stored data).

IPDR records coming from IP network elements and even value added services generated record such as video on demand or e-commerce logs can be handled with MedDy: this is possible thanks to MedDy real convergence in data management that enables the customer to easy produce additional configuration packages to handle new technologies and new service types.

Confidential Information

File validation is supported: Acquisition module can be interfaced with different data provider in order to allow a correct handshaking in order to automatically ask a file retransmission case of not correct, missing or duplicated files: specific procedures can be added as to fix specific errors and configured in the Acquisition as external procedures.

Native records are stored in the database enriched by additional information such as the original file identification and the position of the record in the original file: it is therefore possible to analyse those data filtering and sorting records wit h MedDy internal GUI or with other reporting tool able to analyse data stored on Oracle database: in this way is possible to analyse usage data making aggregates and displaying results in meaningful reports.

The open database storage allows also an easy ex porting of stored data in file or in dump format.

The Normalisation module transforms any incoming format into a single format known to the system while uncoupling subsequent processes from any changes to the incoming format. During this step the important features of generic incoming records can be identified and the contents of the unique normalised file can be defined according to specific needs.

As the Normalisation module’s configuration is based on SQL-like language expressions, the contents of normalised fields can be expressed as a combination of any native format fields, supporting filtering rules in order to trash specific record categories (i.e. not chargeable, test data, etc.).

Normalization module stores all produced records in the Oracle database: as it has been described for the native records also normalized records can be accessed by reporting and analysis tools getting data from the oracle database.

All the action performed by MedDy processes are stored in appropriate log file while data about the ingested data are stored in the database as specific counters.

Those counter report in detail all the information about records ingested and produced by the system: meaningful reports are produced on counters values basis in order to identify volumes behaviour in terms of record number and call duration. Specific alarms will be configured to warn in case of not normal traffic amount, gaps in data, etc. In addition the Customer will be trained to be able to update and add new reports and procedures.

2.1.2 Product Structure

The product structure is based on basic modules (that are able to work in parallel to increase system throughput), which create a processing "chain" integrated with the Bea Tuxedo platform. The system and its configuration can be fully controlled through a WEB based interface integrated with the system as a whole through J2EE compatible application servers.

The main modules composing MedDy are:

??      Acquisition
??      Normalization
??      Archive
??      Correlation
??      Reporting
??      Output Management

2.2 Modula/InterTrace

The telephony services currently on offer use sections of the network controlled by different operators, which means that the overall volume of traffic between these operators needs to be measured. Because of the increased number of services available and the large number of interconnection agreements between the various operators, to measure interconnection traffic it is often necessary to evaluate several different economic values for the same type of traffic. In addition, as these interconnection agreements may well be linked to tariff schemes and promotions offered by the various telephony companies, they are likely to vary considerably over time.

Modula/InterTrace is a versatile, flexible solution that adapts simply and effectively to existing infrastructures and is designed to provide a rapid response to interconnection reporting requirements by providing access to all the necessary values and data.

The system structure is based on basic modules (that are able to work in parallel to increase system throughput), which create a processing "chain" integrated with the Bea Tuxedo platform. The system and its configuration are fully controlled through a WEB interface integrated with the system as a whole through the J2EE application server.

Confidential Information

InterTrace can be integrated straight away with the other Modula systems, and in particular with the Memory option, which enables large quantities of data to be stored permanently on DVD. This additional option enables the system to supply details of individual calls within a given aggregation (batch of traffic) in order to provide a full record of operations carried out over long periods.

Modula/InterTrace can be configured on various levels:

Acquisition/Normalization: various (native) input data formats can be defined and expressed in a single (normalized) internal format in which the sequence of processing steps can then be defined; this freedom in defining the normalized format enables users to personalize the information content for each element of traffic to suit their usage requirements. The proposed solution includes Modula/MedDy (mediation device) in order to correlate partial records coming from the network and obtain single billable events for rating purposes.

Rating: as the system uses an SQL*Like language for the definition of expressions and it is possible to define an evaluation algorithm, complex traffic measurement procedures can be developed using specific data that can be easily modeled within the system and then used at any level required. Pricing policies based on any combination of time bands, volume or threshold based discounts, etc. can be defined, all of which can be personalized for each single traffic category.

Traffic Reports: to produce reports presenting interconnection data that have been suitably evaluated and aggregated, enables users to generate any data representations they require in a very short timescale.

InterTrace can be integrated with Modula/OpenBill in order to provide discounting and invoicing functionalities by means of OpenBill Invoicing module.

2.2.1 Modula/InterTrace Least Cost Routing (LCR) module

A TLC operator interconnected with a big number of Carriers supplying both national and international terminations needs to manage the routing of calls originating from or passing on its network, using the most convenient routing.

The convenience of a routing is a trade-off among its price and several technical/economic features (quality, agreement, etc.)

The module Modula/InterTrace/LCR is an additional part of the Modula/InterTrace product of the Modula suite, Systeam’s solution for handling Traffic Data, which allows billing of interconnection traffic.

The module allows, starting from the Price Lists of interconnected Carriers with all their significant technical features (quality, sizing, routes, etc…), to choose the most convenient routing using configurable rules and parameters.

Price Lists in any currency, even using different currencies within the same Price List, as long as the currency will be specified in the proper format and will be present in the currencies list of the system.

All costs are converted to a unique default currency, selected by the user, and in output phase they can be converted to any currency among those defined in the currencies list of the system.

Confidential Information

Price Lists manage costs differentiated by time band and destination.

Information on Least Cost Routing will be provided as options in order of descending convenience at the Carrier level.

It is possible to:

??      output files in several formats and user defined format
??      output files entirely showing the newly generated Least Cost Routing, or just the differences between the newly generated Least Cost Routing and the previous one, or another one taken as reference.
??      define different Least Cost Routing, for different traffic contexts, and impose absolute or relative bounds on the choice of routing.
??      Impose choices on routing (forced choices)
??      impose grouping rules to reduce the number of distinguished routings.
??      test a routing plan with a real traffic sample, previously extracted from interconnection traffic already processed, verifying the resulting interconnection costs.

All information, either related to the input data (Price List, rules, bounds, etc.) or to product LCR, is logged.

The Modula/InterTrace/LCR module provide a powerful tool, integrated with the Interconnection Billing System, to calculate the least cost routing to achieve these advantages:

??      Cut down interconnection costs
??      Quickly change network routing plan (flexible output)
??      Quickly test new interconnection opportunity/agreements (simulation)
??      Easy Price Lists setting (directly from Interconnection billing System)

2.2.2 Product Structure

The product structure is based on basic modules (that are able to work in parallel to increase system throughput), which create a processing "chain" integrated with the Bea Tuxedo platform. The system and its configuration can be fully controlled through a WEB based interface integrated with the system as a whole through J2EE compatible application servers.

The main modules of InterTrace are:

??      Acquisition module
??      Normalization module
??      Rating module
??      Archiving module
??      Aggregation module
??      Recycle Manager module
??      Output Management module

2.3 Modula/Reconciliation

Modula/InterTrace Reconciliation option supports the settlement between owner interconnection data and interconnected carrier data: many input format can be defined and a new format is easily configurable by users to retrieve data from interconnected carrier.

All traffic data from the previous months and the current one can be used to analyze and consolidate data and several Analysis Report are available while new reports can be easily defined on absolute data and/or on discrepancies.

Complex rules can be defined through a GUI to automatically check and analyze data discrepancies in order to simplify data validation. Several analysis features are available as drill up and drill down features.

Reconciliation provides a record-by-record cross check between record events with a flexible correlation tool: correlation tool criteria are easily configured by the user allowing a useful cross check both of owner internal data flow or between owner data flow and interconnected carrier (on a specific data subset).

Complex rules on checking criteria can be fixed to simplify the analysis and all settlement information like discrepancies recovery and/or adjustment can be managed.

Although interconnection billing systems effectively produce consistent and precise data, they loose some of this effectiveness when they are required to compare passive invoice data from other operators with data calculated by their own systems. In fact, there is too much difference in the detailed information exchanged among operators from a formal and semantic viewpoint.

This often leads to extensive manual operations, which thereby imply increased costs for staff, a high rate of errors and subsequent non- recovery of profits - which are often considerable. Furthermore, the fact that differences are not recorded means that discrepancies are not detected and may therefore cause considerable reduction in long-term income.

The key point of the Reconciliation Option is that it is extremely configurable. The Acquisition module may be configured to read any format of input data via an intuitive and WEB- based graphic interface, whereas the Normalization mod ule can be used to perform semantic checks and calculations to produce normalized records.

The Classification module can be used to configure a third-generation algorithm for classification of incoming data. At this point, data saved in the Oracle database are aggregated, compared and made available for the production of reports, to ensure verification of discrepancies and detection of any polarization for differences.

Confidential Information

The Reconciliation Option includes all the functions of a Modula suite in terms of scalability, flexibility and performance. More specifically, the Reconciliation Option guarantees compatibility with any interconnection billing product that produces output in a documented format (integration is direct in Modula/InterTrace) and the possibility of exporting reports in PDF and Microsoft Office formats or in another format selected by the user (Output Management).

Various input data formats coming from other Carriers can be defined and expressed in an internal format in which the sequence of processing steps can then be defined.

Reporting Module produces cross check reports between internal interconnection data and Interconnected carrier data enables users to generate any data representations they require in a very short timescale.

2.4 Modula/OpenBill

Modula/OpenBill Convergent Billing System allows the required flexibility in a continuously changing technological environment without impacts on carrier business development.

Scalability and performance are other two OpenBill key points: the Modula framework, ba ased on Bea Tuxedo, the leading transactional engine product, reaches the highest level of performance, ensuring no data loss and data consistency.

In the same way, load balancing and fault tolerance, based on Tuxedo features, deliver robustness and high availability along with performance and scalability.

Thanks to its open architecture and to the modular design, Modula framework allows easily changing and developing the system architecture to follow carrier infrastructure changes.

As the types of service and service operation are continually evolving, the Modula/OpenBill system is highly flexible and can readily adapt to new and different service modes and pricing as system customization is achieved through a third generation language that allows the system to be configured rapidly to fit changing needs.

 OpenBill is able to manage different incoming data flows. Due to the application architecture, it will be possible to increase the number and types of data that will be analyzed according to needs and future development of the technology. It will not be necessary to change platform or to develop ad hoc codes.

The main benefits of Modula/OpenBill are the following:

??      It is highly configurable according to new data input
??      Management of multiple input data format
??      Hardware and Software independent

Confidential Information

??      Configurable data flows within the systems
??      Configurable internal record format Database is independent from data format (external and internal)
??      WEB interface, no clients maintenance, Multilingual
??      High scalability
??      Modularity of the solution
??      Secure access with smartcard systems (if required)

Confidential Information

??      Encryption on DB and secure connection with WEB
??      Short time required for Integration
??      Distributed configuration, even between multiple sites

Summarizing, OpenBill gives the follo wing key advantages:

??      true convergent platform;
??      reduction of application platforms number;
??      operation and maintenance costs;
??      flexibility for new services and new offers;
??      flexible integration via a state-of-the art EAI bus with other (and future) company systems
??      Maximum integrity, accuracy and transparency for customer invoicing
??      Billable event chain end-to-end monitoring
??      Minimization of erroneous invoices

OpenBill billing platform, receives event records on file or record: Acquisition Module allows to define and configure, by means of WEB Based User interfaces, the parameters that let the system to acquire the data that will be used for further actions.

By setting these parameters it is possible to define the data sources from which to get the information necessary to the system to work.

The Normalization Module aims to convert the input, heterogeneous, native records into a unique, homogeneous, record format named normalized: normalization rules can be configured defining the content of the various fields of the normalized record as a function of the fields value of the native record.

The Normalization rules can also be modified during system life: for example, the rules can be altered by adding new fields to the normalized record format.

Each rule will be defined as an expression in the SQL-like language (Systeam’s own language with SQL-like syntax); constants (either numbers or strings) and/or sets of functions and referenced fields of the native record using their name may be used for this purpose.

Once the record has been normalized, it may be sent to other modules for further processing defining Routing Rules: as more than one normalization service may be active at the same time, it is also possible to define an independent routing table for each service.

Rating Module is the OpenBill rating engine with the following characteristics:

??      event based
??      convergent
??      flexible classification algorithm
??      configurable rating and discount curves
??      multiple rating with no record duplication
??      configuration oriented (no development)

Modula/OpenBill rating intrinsic configurability allows configuring virtually every type of service also during the lifecycle of the system. The same approach has to be considered for tariff plans definition and discount plan management, thanks to SQL-like 3rd generation language that guarantees total flexibility and fast implementation, allowing a true personalization towards the Customer.

Confidential Information

The solution can be customized by a smart user using a simple GUI interface defining specific parameters without modifying program code as several kind of pre-defined packages are available to implement any kind of rating and discount rule for multiple billing period use.

In addition, new packages be easily created with a GUI interface to perform business requirements without modifying program code.

The strong configuration flexibility allows to support all network technologies and the proposed billing platform guarantees all functional requirements of CDR or event record based billing.

The rating engine of billing system can implement complex rule based on information charge matrix: structure of charge matrix can be simply adapted to implement different rule according to any business requirements and detailed record charging information.

Confidential Information

The billing platform can also support billing with various and personalized bill frequencies and all billing parameters are easily defined with GUI.

All services can be charged and billed as much calculation can be performed on a unique events record with different complex rule and multiple event records services can be related and completely rated.

Billing on demand, hot billing and conditioned billing features are also available along with multiple cycle of billing.

Every charging option information like service quality, content, etc., can be used to define complex charging rules and all measurable elements in detailed event record like time, volume, transactions etc., can be used to implement charging rule and It is possible to take in account time bands, call units, set up fee etc.

Adjustments are also available via GUI along with historical handling of adjustment. Reports shall be customized as specified by the customer in order to add new reports to the existing report set.

2.4.1 Product Structure

The product structure is based on basic modules (that are able to work in parallel to increase system throughput), which create a processing "chain" integrated with the Bea Tuxedo platform. The system and its configuration can be fully controlled through a WEB based interface integrated with the system as a whole through J2EE compatible application servers.

The main modules composing OpenBill are:

??      Acquisition
??      Normalization
??      Rating
??      Archiving
??      Invoicing
??      Reporting
??      Recycle Manager
??      Output Management

2.5 Modula Product Structure

Modula products structur e is based on basic modules (that are able to work in parallel to increase system throughput), which create a processing “chain”, integrated with the Bea Tuxedo platform. The system and its configuration can be fully controlled through a WEB based interface integrated with the system as a whole through J2EE compatible application servers.

In the following paragraph functionality of each module are described.

2.5.1 Acquisition Module

The Acquisition module enables the user to define and configure the parameters in order to acquire data for further actions.

Setting the parameters enables the user to define the data sources from which the system gathers information.

The Acquisition Module can be configured to read the following supported input data formats:

??      Fixed and variable format ASCII
??      Fixed format Binary
??      ASN.1
??      IPDR XML
??      mail log

Confidential Information

??      http log
??      LDAP
??      Other...
??      The supported protocols are:
??      FTP
??      Mail
??      Stream

Acquisition via EAI bus (Tuxedo, WEBMethods, Tibco, Vitria, etc.)

This module will be configured to get from several exchanges automatically collecting files produced by COM or ingesting data from media storage (tape, CD, DVD, etc.).

File processing can be done automatically on a configured period basis or manually triggered (for example in case of tape stored data).

IPDR records coming from IP network elements and even value added services generated record such as video on demand or e- commerce logs can be handled with MedDy: this is possible thanks to MedDy real convergence in data management that enables the customer to easy produce additional configuration packages to handle new technologies and new service types.

File validation is supported: Acquisition module can be interfaced with different data provider in order to allow a correct handshaking in order to automatically ask a file retransmission case of not correct, missing or duplicated files: specific procedures can be added as to fix specific errors and configured in the Acquisition as external procedures.

Native records can be stored in the database enriched by additional information such as the original file identification and the position of the record in the original file: it is therefore possible to analyse those data filtering and sorting records with MedDy internal GUI or with other reporting tool able to analyse data stored on Oracle database: in this way is possible to analyse usage data making aggregates and displaying results in meaningful reports.

The open database storage allows also an easy exporting of stored data in file or in dump format.

The Normalisation module transforms any incoming format into a single format known to the system while uncoupling subsequent processes from any changes to the incoming format. During this step the important features of generic incoming records can be identified and the contents of the unique normalised file can be defined according to specific needs.

As the Normalisation module’s configuration is based on SQL-like language expressions, the contents of normalised fields can be expressed as a combination of any native format fields, supporting filtering rules in order to trash specific record categories (i.e. not chargeable, test data, etc.).

Normalization module stores all produced records in the Oracle database: as it has been described for the native records also normalized records can be accessed by reporting and analysis tools getting data from the oracle database.

All the action performed by MedDy processes are stored in appropriate log file while data about the ingested data are stored in the database as specific counters.

Those counter report in detail all the information about records ingested and produced by the system: meaningful reports are produced on counters values basis in order to identify volumes behaviour in terms of record number and call duration. Specific alarms will be configured to warn in case of not normal traffic amount, gaps in data, etc. In addition the Customer will be trained to be able to update and add new reports and procedures.

Several parameters can be configured as synthetically described below:

??      Format name: name assigned to identify the data source in the system;
??      Validity interval: the period of time when the data source is considered valid and so the input path scans must be done;
??      Path: where the files we want to process are physically located.

Confidential Information

??      Polling period among two sequential path scans.
??      Sequential check flag: pointing the need to make a sequential check on the coming file;
??      Waiting interval of the sequential file (only when the sequential scan mode is active);
??      Last sequential value read (automatically valued by the system when the sequential scan mode is active);
??      Position and length, in the file name, of the specified date
??      Position and length, in the file name, of the progressive number (used only when the sequential scan mode is active);
??      Header flag: whether there is or not a record header in the file;
??      Footer flag: whether there is or not a record footer in the file;
??      The “file sequentiality check” mode

Erroneous records shall be suspended and investigated via GUI either if the configuration is not complete or data is really to be trashed. In case the configuration has to be changed, this can be done via GUI and related data can be ingested again via Recycle Management module.

2.5.2 Normalization Module

The normalization module aims to convert the heterogeneous, native records into a unique, homogeneous, normalized record format.

For each native format defined on the system, a set of normalization rules can be specified in order to specify how the normalized record ahs to be constructed: the normalization rules can be modified during the system life: this is useful, for example, when, to cope with a modified situation, it is necessary to add new fields to the normalized record format.

For each field in the normalized record are defined as many rules as are the native formats defined in the system.

Each rule will be defined as an expression in the SQL*Like language (a language with a SQL-like syntax, purposely invented by Systeam) where can be used constants (either numbers or strings), the set of available functions, the referenced fields of the native record using their name as it is defined in the system.

For each field in the normalized record will be possible to define the following values.

??      A symbolic name of the normalized field,
??      The field position inside the record (1=first field),
??      Field type (D=standard data, R=Routing Field, M=Metric),
??      Low Range: once set, the record will be discarded if the field value is less than the set value. If not set, no control will be made on this field;
??      High Range: once set, the record will be discarded if the field value is higher than the set value. If not set, no control will be made on this field;
??      Values list: the record will be discarded if the field value is not present among the entities possible values , whose name is pointed in the field; if the values list is left empty no check will be made.
??      Default value: the value that must be used in the case it is not defined any value derivation rule starting from the fields of the input (native) record.

Once the record has been normalized, it is possible to send this record to the other modules that further processes.

Two steps make the Routing Rules definition. The first is the definition, inside the normalized record, of the routing field; this field will have an integer, from 1 on, that will let the record addressing to one or more services.

Since there can be more than one normalization services actives, for each of them will be possible to define an independent routing table.

Confidential Information

A routing rule is made by 2 values:

??      Routing index: the value that can have the routing field in the normalized record;
??      Service: the name of the data receiver service, that will be selected from a value list;

Queue space: the logic space where you can find the record reception queue from the receiver service; this name is always equals to the name of the receiving service followed by “_ _QS”.

It is possible to assign several receiving services for the same value in the Routing field: if, during the evaluation of the receiver service of the normalized service, it is not possible to find any receiving service, the record will be discarded.

2.5.3 Rating Module

                    The Rating Algorithm enables the user to define the calculation procedure for the ranking and valorization of the generic records, by taking into consideration all the framework information and theratinge lement definitions.

                    The algorithm is an ordered sequence of steps, each of which allows the user to make a calculation or a data association, or to number defines the line number and the order according to the lines executed.

                    Each line includes an operator: some operators yield a result (a variable) that may be e used in the next algorithm steps or to define the value assigned to a field of a rated record.

 The variables defined and rated during the rating algorithm process are one-type-like variables, similar to “records” but different from the fields of the normalized record and more similar to string-type variables. The variable type depends both on the operator used and on the data the operator works on.

??      Rating Module has the following key features:
??      event based
??      convergent
??      flexible classification algorithm
??      configurable rating and discount curves
??      multiple rating with no record duplication
??      configuration oriented (no development)

                    The Rating module enables each record to be rated by considering all aspects that may affect the costing process (e.g. in the case of a phone call: call type, chosen tariff plan, date and hour of call, duration, existing promotions, discounts, etc.)

A correct rating is reached by identifying a series of values for calculation. These can be identified in 3 ways:

The value is included in the normalized record and therefore immediately available.

17

Confidential Information

The value can be found by searching a value list using a particular value - taken from the normalized record - as a key with the most detailed information.

The value is obtained through the “relations” and the combination of values gathered in the two previous steps.

This last method can also be applied to values previously obtained by “relation”.

The system models these procedures by defining:

??      Entity: values lists that can be used for mode 2;
??      Relations: sets on Descartes products that can be used on mode 3;
??      Rate plans: expressed as sequences of calling time (calling time start hour/end hour, day type, etc.); a cost per minute value will be given to every plan;
??      Holidays list: to keep record of holidays (Sundays are included by default, Saturdays may be included);
??      Rating algorithm: defines the sequence of elementary steps that ensure the correct identification of the elements used in the record rating.

2.5.3.1 Entities

An entity is a list of values, identifiable with a name and compiled in such a way that every element has a number of other values as well.

Every element of an entity has the following fixed attributes:

??      Name: the unique name of a particular element in an entity. It is the key through which search for the corresponding value derived from the normalized record may be carried out.
??      Description: a generic description of the element that helps to identify the element.

Every entity is thus identifiable as a set of elements, each of which will have specific features.

2.5.3.2 Relations

A relation is a set of sub-sets on a Descartes product defined between Entities AND/OR Relations.

The system allows the user to choose the framework and composition of a relation, based on all the objects configured in the system.

The simplest relation is the one-dimensional relation: in this case, given a set of values (e.g. an entity) all its elements will be grouped in an homogeneous way (e.g. the central entities will be grouped by geographic regions), and every sub-set of central entities can be given a name (e.g. Central_North, Central_South, Central_Islands); finally the set of group names, which forms the set of values of a relation, can generally be given the name of a Region.

2.5.3.3 Rating Plan

Each element may be associated to a relation, such as the following:

  a Rating Plan, containing the cost per unit of calling time;

  a set of configurable and individually named User Attributes (maximum 10), each of which is based on a value that may be specified.

Confidential Information

2.5.4 Invoicing Module Configuration

2.5.4.1 Accounts

Account Management functionality allows to manage all the information related to the customer account such as:

??      Customer data
??      Bank reference
??      Invoice configuration
??      Contracts
??      Services

2.5.4.2 Messages

                  The system offers the possibility to insert in the bill informative messages, advertising or personalized for Account.

 2.5.4.3 Discount Campaign

                  The system offers the possibility to apply discounts campaign on the services for determined periods of time. The promotion is applicable to a basic service or to an option: It is possible to detail the dates of application of the discounts.

2.5.4.4 Service Management

Open Bill allows the definition of service catalogue along with the order entry of services associated to customer contracts: in this way the offering is defined with the association to tariff pl lans.

2.5.4.5 Tariff Plans

Tariff Plans are constituted by whole anticipated rates for the services (canons, costs to consumption, etc.). Through the Tariff Plans, services offering toward the clients are diversified in the costs; or rather a same service can be offered to the clients with dif fferent tariffs, each belonging to a different tariff plan.

The tariff plan foresees a basic plan, relative to a basic service and a series of plans option related to services that can be considered options of the basic service.

2.5.4.6 Time Band

Time Band set allows to individualize, within schedules intervals (beginning - end) and typologies of days (Festive, Pre-festive, Working), the different typologies of applicable tariffs in base to which the rates to be charged will be e defined for then the services.

For instance for a service of telephony, defining the Layer set, the bands can be defined Peak, Off Peak, Free and for each of them the typologies of days will be specified and you alternate him schedules to them belonging.

In this way rating function can be selected on network load bases in order to increment service usage during off- peaks and avoid peak congestion.

2.5.4.7 Thresholds

Thresholds allow defining the different typologies of applicable tariffs to be charged for then the services. The component thresholds will be intervals not overlapping: for instance, for a service of telephony, the thresholds can be defined .15 min. for urban calls of non superior duration to the 15 minutes and .30min. for urban calls of non superior duration to the 30 minutes.

2.5.4.8 Discounts

OpenBill provides discounts calculation in a wide variety of discount types being capable of pe erforming both bulk and incremental discounts, and incorporating a wide variety of taxation methodologies:

19

Confidential Information

??	discounts base on volume
??	special offer introductory discounts for a pre-defined period to any or all charges.
??	discounts or surcharges based upon the customers’ method of payments
??	discounts or surcharges based upon the rapid payment of last month bill
??	discounts based on dialled digits
??	discounts to any or all charges based upon given parameter
??	store a user defined number of destination numbers and apply discounts to all calls to these numbers
??	free minutes depending on customer’s paying behaviour
??	support cross product discounts
??	support defined calling circles (e.g. family and friends)

2.5.4.9 Invoice Management

The product will offer the possibility to visualize the produced invoices and eventually the description of the errors for invoices not produced. It will be possible besides to launch a cycle of billing or consolidation of all the invoices, to launch the recycling on the non correct invoices (one or all) or recalculate single invoices not consolidated.

2.5.5 Ricycle Manager Module

In addition, sophisticated record validation rules can be configured instructing the system on how to recognize a correct record detecting errors and inconsistencies.

Not validated records are suspended by the system assigning them error information (code, explanation, severity): it will be possible to configure limits based on error type and usage sources (configured in the acquisition module) in order to automatically ask file retransmission in case those limits are exceeded.

Operational personnel can browse suspended record in order to discover error cause: errors can be fixed either changing the configuration or editing incorrect data.

As an error is discovered and fixed, Recycling module allows bulk reprocessing of suspended record selected by the operator per error type.

2.5.6 Repricing Manager Module

Repricing module allows to manage all problems due to retroactive changes of price lists and/or adjustment of tariff planes after XDR rating.

In some cases it should be necessary to repeat both classification steps and rating steps, so Repricing module can manage the complete re-elaboration of the XDR.

CDRs rated before introducing changes, which have to be re- processed, can be marked through GUI and then reprocessed to apply new tariffs and or new classification criteria.

2.5.7 Output Management Module

                   Output Management Module allows configuring data flows to be sent to other systems allowing to design the output record structure and the delivery strategy of output data to the target system.

                   This module is used within OpenBill product to deliver the invoice data flow to other systems aimed to printing the paper invoices or deliver the invoices on other media: bill dispatch process can include tape, printers, floppy diskettes, e-mail, faxes and CD-ROM. OpenBill is configurable to dispatch invoices in a customised format on a CD-ROM.

Confidential Information

In this way the customers could review and download invoices in HTML format

2.5.8 Aggregation Module

Aggregation Module is aimed to consolidate data stored in the database and produce aggregated data. The aggregation fields along with the frequency of the aggregation can be configured in order to follow different needs in a completely flexible way.

2.5.9 Reporting Module

Reporting Module allows the user to export data from the data repository into Microsoft Excel or Business Objects: sophisticated reports can be produced without impacting on its operations and performance.

2.5.10 Archive Module

DB Archiving Module stores normalized record and rated record.

Depending on the rating rules configured it is possible to enrich rated record with classification/rating data and, if needed, get more rated records from one normalized record.

The native record usually is not stored in the database nevertheless it is possible to configure the system, at user level, to store also the native record in the DB as any other info.

Specific info associated by default to each record (both normalized and rated) allows ide ntifying the original native record they have been derived from.

2.5.11 Correlation Module

Correlation Module allows users to take usage data from one or more records, from a variety of sources, and merge them to create a single enriched record.

This provides a single, complete view of information about an event, created from multiple usage records.

Some cases of needing correlation are for example:

??      long duration calls where inter-mediate records are generated before the end of the call
??      Internet sessions where a Radius server provides multiple usage records for an end customer’s single session.
??      Mediation of GPRS & third-generation wireless services including UMTS

This module allows through GUI, to define rules to link each other many event data records and to define structure of new composed data event.

3 Implementation Methodology

The proposed solution consists of three levels of deployment.

  H/W and S/W deployment at each POI

  H/W and S/w deployment at “Data Centre”

  H/W and S/w deployment at “Disaster Recovery Centre”

Data Collection Systems (DCS ) will be placed at each POI [exchange building], which connects to the exchange/telephone switch on X.25 link and collects the CDRs from the exchange.

In case of manual CDR Collection, the data collection and transfer to the data center electronically or physically depends upon the volumes generated and the distance from the data center.

The following is the high level architecture for deploying Interconnect Billing Solution at Data center. The overall hardware architecture is based two kinds of server layers:

Mediation Servers: hosting Modula MedDy Mediation
Billing Servers: hosting Modula/InterTrace Interconnection Billing

Each server layer is in fault tolerant configuration.

NOTE: Disaster Recover center will not have high availability configuration.

Technical Proposal for BSNL InterConnect Billing	19

20

Satyam agreement.docx

Confidential Information

Technical Compliance for
InterConnect Billing
For BSNL

This document is a confidential property of Systeam. Forwarding to others through email, photocopying and printing unauthorized copies is STRICTLY prohibited without the written consent by Systeam© Systeam India 2004

Confidential Information

TECHNICAL COMPLIANCE

Reference Document: Tender No. MM/IT/072003/000256, Dated July 11, 2003 Specification Reference: INTER-OPERATOR BILLING AND ACCOUNTING SYSTEM (IOBAS) (IT/ASP/IOB-01 APR 2003)

Clause	Description	Compliance	Supplier Solution description
1.0	Objective
1.1	The objective of Inter-operator Billing and Accounting System is to:
1.1.1	Produce an invoice for the calls delivered by/ from another operator.	Fully Complied	Invoices would be generated per operator based on the Rating agreements Ref. 2.5.4 of the Tech. Proposal
1.1.2	Validate/ check the invoices received from other operators for the calls handled by the system.	Fully Complied	Reconciliation process would be configured into the system Ref. 2.3 of the Tech. Proposal
1.1.3	Produce a summarized statement (a net settlement between the two operators).	Fully Complied	Condition wise Reconciliation reports will be generated Ref. 2.3 of the Tech. Proposal
1.1.4	Produce customized reports as per the user requirement.	Fully Complied	Reports as per the requirements of BSNL shall be provided Ref. 2.5.9 of the Tech. Proposal
2.0	Operational Requirements
2.1	The system shall be capable of performing Inter-Operator settlement and accounting, both in case of domestic and international calls for wire-line, wireless and VoIP operations as per industry standard practices like ITU recommended settlement practices, Bilaterally agreed settlement practices, Regulator recommended settlement practices, etc. The main functions of IOBAS shall be:	Fully Complied

Technical Compliance for BSNL InterConnect Billing	22

Confidential Information

13.2.1	To calculate the settlement amounts between various network operators/service providers based on CDRs at a Point of Interconnect (POI). The POI is identified by a ‘trunk group identity’ in a CDR.	Fully Complied	Normalization Module of MedDy is used to extract the data i.e., Trunk group identity as well as called number Ref. 2.5.2 of the Tech. Proposal
13.2.2	To generate billing and invoicing.	Fully Complied	Billing and Invoicing Module is used Ref. 2.5.4 of the Tech. Proposal
13.2.3	To Provide a Graphical User Interface for all user-defined reference data related to Interconnect agreements.	Fully Complied	Configurable UI for all the modules of MedDy and Intertrace including Acquisition, Normalisation, Correlation, Recycling, Rating etc. Ref. 2.4.1 of the Tech. Proposal
13.2.4	To manage the relevant databases.	Fully Complied	The Oracle Database is used. Proper Roles and Privileges will be assigned as per requirements Ref. 2.1.1 and 2.5.1 of the Tech. Proposal
13.2.5	To validate, filter, rate and store all CDRs for an operator during a user defined billing period for further retrieval for viewing and printing.	Fully Complied	Operator wise Summary Reports can be generated and viewed / printed Ref. 2.5.9 of the Tech. Proposal
2.2	The Billing system shall support independent databases for the purpose of Inter-Operator Billing for BSNL. (when it is non- exclusive)	Fully Complied	The Database schema shall be configured in such a way that it will capture the data related to each operator separately Ref. 2.1.1 and 2.5.1 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	23

Confidential Information

2.3	The Interconnect system should be able to uniquely maintain and identify agreement details for eg. Billing cycle, billing format, rates for CDR types, etc. for each of the operators such as FSPs (Fixed Service Providers-Basic & WLL- fixed and Mobile), CMTO (Cellular Mobile Telephone Operators), NLDOs (National Long Distance Operators), ILDOs (International Long Distance Operators), ISPs etc. System should also have flexibility to treat above as separate business units based on their nature of business.	Fully Complied
2.4	Calls to various operators shall be identified by ‘trunk group’ identity and/or ‘called number’ in the CDR.	Fully Complied

From the CDRs the InTrunk and OutTrunk is used to identify the Originating and Terminating Operator.In case the Calling Number is missing, the InTrunk Id will be evaluated in identifying the type of call.

Ref. 2.4 of the Tech. Proposal

2.5	It shall be possible to rate CDRs with as well as without any ‘Calling number information’ for inter-operator billing.	Fully Complied
2.6	The system shall perform syntax and semantic checks. CDRs having errors shall be stored and identified separately with relevant error indicators.	Fully Complied	The Recycling Module in MedDy is used to store CDRs which are erroneous. Ref. 2.5.5 of the Tech. Proposal
2.7	It shall be possible to map ‘Carrier Selection Code’ contained either in ‘Called Party Number’ or in any other field in CDR, to various long distance operators.	Fully Complied	According to the National Numbering Scheme, the Sublevel ‘010’ - National Carrier Access (Prefix) Code, the format of which is ‘010’ + CIC + N(S)N is configurable in MedDy.

Technical Compliance for BSNL InterConnect Billing	24

Confidential Information

2.8	‘Carrier Selection Code’ will consist of two-digit Carrier Access Code (CAC) (e.g. ‘10’) followed by two/three digit Carrier Identification Code (CIC). Trunk prefix for national call is ‘0’ and international calls is ‘00’.	Fully Complied
2.9	The input information for processing shall be provided by a suitable Mediation System in the form of standard formatted Call Detailed Records (CDRs), which have been verified and accepted by the Mediation System for some pre-determined checks and verifications (like duplicate CDRs to be filtered out, ensuring that the CDR is for inter-connect billing only, etc.) shall be forwarded by the Mediation System to the IOBAS for further processing.	Fully Complied

The Acquisition Module supports the following formats
a. ASCII with fixed and variable format
b. Binary with variable format
c. ASN.1
d. XML
e. IPDR
f. HTTP
g. Radius
h. Mail logs

The duplication check is done and these CDRs and the Erroneous CDRs are stored in an appropriate reject Repository. This is done from Recycling Module of MedDy

Ref. 2.1.1 and 2.5.1 of the Tech. Proposal

2.10	Reference/Master Data related to Interconnect agreement/s shall be stored in the IOBAS containing information about Network Operator, Carrier, Switches, Trunks/ Routes, Point of Interconnect, interconnect agreement conditions including chargeable rate for various call types, services, products, rating rules, day types, Peak, off-peak, etc. It is essential that:	Fully Complied

Technical Compliance for BSNL InterConnect Billing	25

Confidential Information

2.10.1	The stored reference data for unlimited number of interconnect agreements for both national and international traffic must be Operator Modifiable – preferably through a GUI,	Fully Complied

Configurable GUI The Interconnect Agreements can be configured according to the Business conditions and terms between BSNL and other carriers through GUI, which can be configured by the Operators

Ref. 2.4.1 of the Tech. Proposal

2.10.2	The process of modification must be such that the changes can be done offline in an MS Excel (for example) and ported on to a live system with the least intervention.	Fully Complied	There is a built-in Cache mechanism, using which the changes recorded will not intervene with the on-going system.
14.1.1	Security controls like authorization for permissible modifications to be made to the reference data only through BSNL authorized personnel using passwords at different levels must be provided. Additionally System should facilitate creation of various User Groups having access to defined ‘Security Objects’ to grant or prevent access to certain application windows.	Fully Complied	Roles and Privileges will be configured in the Product as per BSNL’s requirements.
2.10.3	An audit trail must be provided for recording all the relevant changes made in the reference data. Audit trail shall include but shall not be limited to:	Fully Complied	Audit trail will be provided
2.10.3.1	Date and Time Stamping	Fully Complied
2.10.3.2	User Identity	Fully Complied
2.10.3.3	Before and After Image of the Change	Fully Complied

Technical Compliance for BSNL InterConnect Billing	26

Confidential Information

2.10.4 .	As the reference data can be voluminous, a tool to facilitate the updating and changing of large amount reference data should be available	Fully Complied	This can be done in two ways. One from the UI and other is a mutually agreed format for updating, like Excel or DAT files etc.
2.11	The checks are to be performed to ensure that CDRs contain all required relevant data. This is essential before any further processing of CDRs is undertaken. Only the validated (approved and accepted) CDRs shall be forwarded for further processing.	Fully Complied	Various checks and Counters are used to validate the CDRs. Only valid CDRs are forwarded for further processing Ref. 2.1.1 and 2.5.1 of the Tech. Proposal
2.12	Those CDRs, which are not accepted for onward processing, must be separated and tagged as ‘Error CDRs’ for further action. System must provide an Error Summary Report (either on-line or in printed format) which could be examined by error type (eg. Rate not found, Invalid date etc.) and also by error value. Facility to Drill down to individual CDR in errors would be required.	Fully Complied	Erroneous CDRs are stored in an appropriate reject Repository. This is done from Recycling Module of MedDy Ref. 2.5.5 of the Tech. Proposal
2.13	The approved and accepted CDRs shall be subjected – using the reference data, with the means of a ‘Pricing Engine’ within the software, to provide the output result in the form of ‘Priced CDRs’ and the same shall be stored under the control of the system.	Fully Complied

The Rating Module of Intertrace is used.Using Rating Module, complex traffic measurement procedures can be developed using specific data that can be easily modelled and used at any level required. Pricing policies based on any combination of time bands, volume or threshold discounts etc can all be defined and customized for each traffic category.

Ref. 2.5.3 of the Tech. Proposal

2.14	The provision has to be made to edit and correct the ‘Error CDRs’ and it should be possible to re- input edited and corrected CDRs for full cycle of processing once again. The systems should also allow for bulk correction of error calls of same error type.	Fully Complied	Erroneous CDRs are stored in an appropriate reject Repository. This is done from Recycling Module of MedDySubsequent to the changes made to correct the CDRs, this module is used to reinsert these CDRs in the processing chain for re- processing.

Ref. 2.5.5 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	27

Confidential Information

2.15	Provision has to be made for re- pricing of the CDRs, which have already been priced under revised business conditions. This provision should be available not only within the retention period for the CDRs stored but also for the CDRs to be extracted from the warehoused CDRs also.	Fully Complied	24.1. Re-pricing is possible. It can be for the CDRs within the Retention period or even the CDRs extracted from the warehoused CDRs. Ref. 2.5.6 of the Tech. Proposal
2.16	System should provide for storage of priced CDRs for 90 days to be known as ‘Retention Period’.	Fully Complied	The Storage is provided. (Online)
2.17	Provision for making and handling inquiries on Priced CDRs, reference data and any other information within the IOBAS should be available to the user/operator. Additionally system should have a facility to group/summarize the priced CDR information based on ‘User Defined Field’ on the CDR.	Fully Complied	These features can be provided and configurable from the GUI. Ref. 2.4.1 of the Tech. Proposal
2.18	It is essential that the IOBAS should have the capability to drill down the Priced CDRs from daily summary level to individual CDR level.	Fully Complied	These features can be provided and configurable from the GUI. Ref. 2.4.1 of the Tech. Proposal
2.19	The software should produce customized summary reports. The reports may be based on different business requirements including but not limited to pseudo invoices, Summary by Carrier, Route, Services/Products, Slabs or Tiers, .administrative unit wise (SSA, Circle, etc.)	Fully Complied	These features can be provided and configurable from the GUI. Ref. 2.4.1 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	28

Confidential Information

2.20	In addition to the summary reports, the IOBAS must be capable of providing information for other optional downstream products and applications like:	Fully Complied

24.2. The formats for the report for the downstream products and applications need to be provided. The reports can be configured and generated based on the formats provided

It is possible to export data and files as required for the Financial Management System

Ref. 2.5.9 of the Tech. Proposal

2.20.1	Export of summary data and files as per requirements of Financial Management System	Fully Complied
2.20.2	Least Cost Routing Analysis System	Fully Complied	Ref. 2.2.1 of the Tech. Proposal
2.20.3	Auto Reconciliation Systems	Fully Complied
2.20.4	Non-Event Billing Systems	Fully Complied
2.20.5	Retail Billing System	Fully Complied
2.20.6	Fraud Management System	Fully Complied
3.0	Services
3.1	The IOBAS should be able to accept and process different types of CDRs coming from different services including but not limited to:	Fully Complied	From the CDRs we will be able to identify the type of Call Scenario and the type of Service and the associated Rating agreements.
	Basic Telephony (PSTN)	Fully Complied	Ref. 2.1.1 of the Tech. Proposal
	Mobile Telephony GSM & CDMA	Fully Complied
	WLL Fixed	Fully Complied

Technical Compliance for BSNL InterConnect Billing	29

Confidential Information

	National Long Distance and Roaming	Fully Complied
	International Long Distance and Roaming	Fully Complied
	GPRS	Fully Complied
	Data calls	Fully Complied
	Short Messaging Service (SMS)	Fully Complied
	Free phone and premium rate services	Fully Complied
	Prepaid cards	Fully Complied
	Calling cards	Fully Complied
	Internet services (including VoIP)	Fully Complied
	Features such as call forwarding and multiple party conference calls (3 or n way calling)	Fully Complied
	Radio Paging	Fully Complied
	Indirect Access	Fully Complied
	Virtual Private Networks (VPN)	Fully Complied
	Callback	Fully Complied
	Zero Duration Calls	Fully Complied
	Intelligent Network Services	Fully Complied
	Standard or Reverse Charging (CPP)	Fully Complied
	Transit Calls	Fully Complied
	Hubbing and Refile	Fully Complied
	International Resale	Fully Complied
4.0	Rating

Technical Compliance for BSNL InterConnect Billing	30

Confidential Information

4.1	IOBAS shall be able to provide different types of rating requirements based on normal industry practices and depending on different business conditions and regulatory norms, from time to time. The IOBAS should be capable to accepting different ratings. It should be possible to use same rating engine for voice CDRs, data IPDRs and SMS and other services as given in clause no.3.1	Fully Complied

Based on the Rating Agreement, the Call Scenarios are generated. The Invoice will be generated fro this Call Scenario.

Ref. 2.5.3 of the Tech. Proposal

Re-pricing is supported.

Ref. 2.5.6 of the Tech. Proposal

Reports can be generated to view the tariff and Rating information.

Ref. 2.5.9 of the Tech. Proposal

4.1.1	It shall support rating with different rates for all the combinations of one or more of the following attributes, which should be configurable:	Fully Complied
4.1.1.1	POI	Fully Complied
4.1.1.2	Duration of call	Fully Complied
4.1.1.3	Destination Number	Fully Complied
4.1.1.4	Origination Number	Fully Complied
4.1.1.5	Unique Trunk Used	Fully Complied
4.1.1.6	Call units	Fully Complied
4.1.1.7	Start time of Day Breakdown “Peak, Standard, Economy, etc.’	Fully Complied
4.1.1.8	Conversation based duration	Fully Complied
4.1.1.9	Network based duration	Fully Complied
4.1.1.10	Carrier	Fully Complied

Technical Compliance for BSNL InterConnect Billing	31

Confidential Information

4.1.1.11	Direction	Fully Complied
4.1.1.12	Call type (Local, 95, STD, ISD)	Fully Complied
4.1.1.13	Content	Fully Complied
4.1.1.14	Volume	Fully Complied
4.1.2	All the above combination of parameters to be rated with Units instead of values.	Fully Complied
4.1.3	All the above combination of parameters to be rated with Metered Pulses instead of with values.	Fully Complied
4.1.4	All the above combination of parameters to be rated by Network based duration instead of conversation based duration and vice-versa	Fully Complied
4.1.5	All the above combination of parameters to be rated by both network based duration and conversation based duration	Fully Complied
4.1.6	System must be able to take care of “Summer time savings” in clock changes.	Fully Complied
4.1.7	System should be able to rate a call by Seconds, tenths of a second, Hundredths of a second, Minutes, Units of data, Units of time, Zero Duration (by country, by PTT (Public Telephone and Telegraph), by Date range, by product/services and by direction)	Fully Complied
4.1.8	System should be able to take cognizance of and rate calls with a “Set Up charge/ monthly/ annual rental, etc.”.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	32

Confidential Information

4.1.9	System should be able to do the pricing based on tiered/stepped rates and in conjunction with breakdown of daytime elements.	Fully Complied
4.1.10	System should support both direct and cascade billing as well as statement in different currencies.	Fully Complied
4.1.11	System should support CDR re- rating and adjustment allocation.	Fully Complied
4.1.12	System should be able to handle BSNL’s requirement of rating a call, which covers two or more stepped/tiered rate time zones, for voice or data calls. Standard System functionality should support inter-alia following Rating Criteria:	Fully Complied
4.1.12.1	A Call, which covers two or more rate time bands (e.g. Peak and Off-peak)	Fully Complied
4.1.12.2	Stepped Rating within a Charge type	Fully Complied
4.1.12.3	Call Attempt Charge	Fully Complied
4.1.12.4	Flat Rate	Fully Complied
4.1.12.5	Minimum Charge	Fully Complied
4.1.12.6	Zero Duration	Fully Complied
4.1.12.7	Minimum Time	Fully Complied
4.1.12.8	Maximum Charge	Fully Complied
4.1.12.9	Positive/Negative Rates	Fully Complied

Technical Compliance for BSNL InterConnect Billing	33

Confidential Information

4.1.12.10	Time Zones/Charge Bands	Fully Complied
4.1.12.11	Units	Fully Complied
4.1.12.12	Pulse rating	Fully Complied
4.1.12.13	Multiple Currencies with European Union Euro Support	Fully Complied
4.1.12.14	Precision (Accurate to Hundredths of a second) Rating	Fully Complied
4.1.12.15	Surcharge	Fully Complied
4.1.12.16	Call Count (Call start and apportioned)	Fully Complied
4.1.13	System should be capable of having a maximum or minimum value for rating purposes in either network based, or duration of conversation based or unit based calls.	Fully Complied
4.1.14	System should be capable of rating up to the 6th decimal place.	Fully Complied
4.1.15	System should be capable of handling “long duration” calls of up to (10000-0.01) Hours and still rate it for surcharges, and call attempt fees.	Fully Complied
4.1.16	For transit calls, the System should be capable of rating each of the incoming and outgoing legs separately.	Fully Complied
4.1.17	System should be capable of re- rating the Priced calls at either of CDR or summary levels for rate changes and there must an auditable trail and records of changes carried out by the system.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	34

Confidential Information

4.1.18	System should be capable of supporting 2-way payment rating based on BSNL/Other Carrier’s needs to split a call beyond monetary value slab/s.	Fully Complied
4.1.19	System should be capable of supporting and creating the revenue share of the rated calls for a third party like ISP provider	Fully Complied
4.1.20	System should be capable of rating based on Element based charging.	Fully Complied
4.1.21	It should be possible to apply a special rate for a corporate customer that uses both its network and an interconnect partner’s.	Fully Complied
4.1.22 .	It should be possible to Roll-back CDR files completely, removing all charges	Fully Complied
4.1.23	Number portability in Interconnect Settlements should be supported by the system.	Fully Complied
4.1.24	It shall have the ability to apply different rating schemes for different carriers.	Fully Complied
4.1.25	The system shall be able to distinguish between incoming, outgoing, incoming transit, outgoing transit, incoming and outgoing ported calls.	Fully Complied
5.0	Billing & Accounting
	Apart from basic function of generating the billable amount, under the billing system:	Fully Complied
5.1	It should be possible to select the periodicity/frequency of generating billing summaries/ bills (monthly, weekly, by specific dates, etc.) with flexibility of having different block periods for different carriers, in different currencies, showing different discounts.	Fully Complied	Invoices for different billing periods can be generated.

The Invoice formats for each Operator needs to be collected.

Ref. 2.5.4 of the Tech. Proposal

All Reports needed can be configured.

Ref. 2.5.9 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	35

Confidential Information

5.2	IOBAS should be able to generate summaries by revenue amount slab for different carrier.	Fully Complied
5.3	IOBAS should have the capability to handle late arrival CDRs after a specific billing period is closed so that the amount associated with those CDRs can be accounted for. (provision for suppl. Bill)	Fully Complied
5.4	Invoices are required to be produced periodically (e.g. monthly) in a standard format and will be produced per service and operator for individual units (SSA, POIs, circles, organization as a whole, etc.)	Fully Complied
5.5	The invoice generated will include; the call types, no. of aggregated calls, quantity, amount and total amount for each combination of service, service class, currency and tariff class rated during a specified period. Final format will be decided by BSNL and the format will be subject to modifications from time to time depending on the requirements.	Fully Complied
5.6	It should be possible to produce preliminary statement before final statement for verification of information.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	36

Confidential Information

5.7	The system should have the capability that, on production of final statement, General Ledger and the Operator Ledger are updated.	Fully Complied
5.8	It should be possible to enter statement number series in the initial set up.	Fully Complied
5.9	It should be possible to have one number series for outgoing statements, one number series of incoming statements and one for adjustments.	Fully Complied
5.10	It should have the facility to store information about the home operator and all operators with whom settlement is performed.	Fully Complied
5.11	It should be possible to keep traffic account balance in the local currency on each operator account.	Fully Complied
5.12	It should be possible to display on screen the detailed statement information and also for both outgoing and incoming statements.	Fully Complied
5.13	The statement should comprise of the currency used for each transaction, the amount in that currency and the corresponding amount in the local currency.	Fully Complied
5.14	It should be possible to adjust operator accounts using an on-line routine, on both at detailed and aggregated level.	Fully Complied
5.15	It should only be possible to make adjustment against final statement. The adjustments made should appear on the next statement with a reference to the number of the statement adjusted.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	37

Confidential Information

5.16	It should be possible to keep a log of all adjustments.	Fully Complied
6.0	General Ledger Interface		As per business requirements of BSNL, the Accounting Interface and associated Reports will be configured.
6.1	The general ledger interface should provide support for coding the financial transactions produced in the interconnect system, according to the general ledger requirements.	Fully Complied
6.2	It should be possible to create routines of the following types in the statement production and Operator ledger module:	Fully Complied
6.2.1	Incoming statements	Fully Complied
6.2.2	Outgoing Statements	Fully Complied
6.2.3	Statement adjusted.	Fully Complied
6.3	It should be possible to code the above-mentioned transactions based on	Fully Complied
6.3.1	Route in	Fully Complied
6.3.2	Route out	Fully Complied
6.3.3	Operator	Fully Complied
6.4	It should be possible to produce general ledger report on request.	Fully Complied
6.5	General Ledger report should have API for providing the general ledger transactions.	Fully Complied
7.0	Automatic Reconciliation		This will be handled as part of the Reconciliation process Reconciliation as well as analysis reports would be configured Ref. 2.3 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	38

Confidential Information

7.1	It should be possible to have multiple automatic reconciliation agreements with each Operator.	Fully Complied
7.2	It should be possible to flexibly configure the Aggregation level for reconciliation.	Fully Complied
7.3	It should have the ability to build new rules for comparison based on the specification (standards) being followed or the agreement with the interconnect operator.	Fully Complied
7.4	It should be possible to build rules for generating proposals for discussing and resolving identified discrepancies.	Fully Complied
7.5	It should be possible to build rules for automatic Adjustments based on the pattern of adjustments agreed earlier .	Fully Complied
7.6	It should be possible to set-up the entire process of reconciliation in a work flow like manner in the application so as to reduce manual intervention as far as possible.	Fully Complied
7.7	It should be fairly simple to group tasks as building blocks to build processes.	Fully Complied
7.8	It should be possible to add new tasks.	Fully Complied
7.9	It should be possible to update the General Ledger as per the latest situation of Reconciliation so that amounts in various stages of reconciliation can be tracked.	Fully Complied
7.10	System shall:

Technical Compliance for BSNL InterConnect Billing	39

Confidential Information

7.10.1	Support configuration of complex settlement agreements	Fully Complied
7.10.2	Keep track of all settlements made between operators	Fully Complied
7.10.3	Keep track of payments made and match them with the invoices	Fully Complied
7.10.4	Track outstanding against any particular operator and compute penalties for past dues, if any.	Fully Complied
7.10.5	Support netting off between operators	Fully Complied
7.10.6	Ability to reconcile service providers statements / bills against information in the IOBAS	Fully Complied
7.10.7	Ability to produce reports on variances based on reconciliation; Variance tolerance limits to be configurable	Fully Complied
8.0	Least Cost Routing
8.1	The System should be capable of calculations of the Least Cost Route based upon the configuration data already entered.	Fully Complied	Least Cost Routing and different Analytical Reports and Simulations can be configured. Ref. 2.2.1 of the Tech. Proposal
8.2	The system should be capable of performing simulations.	Fully Complied
8.3	The system should be capable of performing margin analysis.	Fully Complied
8.4	When doing Least Cost Routing calculations it should be possible to consider expected volume discounts as well as internal cost.	Fully Complied
8.5	It should be possible to readily extract such data from the existing system in the form of a text file, spread sheet, etc.	Fully Complied
8.6	It should be possible to calculate routing based on time-of-day considerations.	Fully Complied
8.7	It should be possible to separate interconnect partners into different categories depending on the quality of service they are providing.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	40

Confidential Information

8.8	Once the routing calculations are made, it should be possible to follow up and see how effective the routing changes actually were.	Fully Complied
8.9	The application should be able to import rated traffic data (including traffic volumes) to be input into the application.	Fully Complied
8.10	The application should allow the operator to follow up and focus on specific problem areas, by providing alarms that can be set on specific parameters.	Fully Complied
8.11	The application should be able to input quality of service data inputted in order to provide a more complete picture.	Fully Complied
8.12	The system should have the capability to display routing alternatives with the least cost graphically or in text format.	Fully Complied
9.0	Discounting
9.1	The IOBAS should have arrangements for providing discounts on billed amounts based on various factors such as commitment of traffic time – either total or during a specific period of the day on a specific day, or total revenue or by product/service or by a destination/location, or by direction. And the discount arrangements with other carriers could be based on business agreements for different periods of calendar time – e.g. the billing cycle may be monthly, but BSNL may have an agreement with a carrier for usage over a quarter or half year period.	Fully Complied

Based on the Rating Agreement, the Call Scenarios are generated.

Discounting would be configured as part of the Reference Data Management in the Rating Module.

Calculation of discount would be based on the invoicing and agreements between BSNL and other operators. This information would be collected and calculated as applicable

Ref. 2.5.4 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	41

Confidential Information

9.2	The IOBAS should be capable of generating discounts from the summary statements generated for any of these conditions of criterion.	Fully Complied
9.3	IOBAS should be able to calculate discount according to the following parameters:
9.3.1	Service,	Fully Complied
9.3.2	Call type,	Fully Complied
9.3.3	Originating number,	Fully Complied
9.3.4	Country,	Fully Complied
9.3.5	Group of countries,	Fully Complied
9.3.6	Direction,	Fully Complied
9.3.7	Minutes,	Fully Complied
9.3.8	Time of day (Peak, Standard, Cheap),	Fully Complied
9.3.9	Day of week / month or date range,	Fully Complied
9.3.10	Month of year,	Fully Complied
9.3.11	Special dates,	Fully Complied
9.3.12	Two in one (like two minutes in the price of one),	Fully Complied
9.3.13	Customer characteristic (e.g., ID, segment group, type),	Fully Complied
9.3.14	Call duration,	Fully Complied
9.3.15	Call longer than…,	Fully Complied

Technical Compliance for BSNL InterConnect Billing	42

Confidential Information

9.3.16	Event (e.g., registration),	Fully Complied
9.3.17	Product,	Fully Complied
9.3.18	Units value (Data, Duration),	Fully Complied
9.3.19	Volume (Tier, step, Threshold),	Fully Complied
9.3.20	Money,	Fully Complied
9.3.21	Minutes,	Fully Complied
9.3.22	Calls,	Fully Complied
9.3.23	Credit Units,	Fully Complied
9.3.24	Period,	Fully Complied
9.4	The system should support the following discount types :	Fully Complied
9.4.1	Flat / bulk	Fully Complied
9.4.2	Bulk discounts at CDR level	Fully Complied
9.4.3	Tapered	Fully Complied
9.4.4	Gross / Net	Fully Complied
9.4.5	Discounts sequence / order	Fully Complied
9.5	Ability to support discount plan matrix, base on volume & services.	Fully Complied
9.6	Discount is given in terms of	Fully Complied
9.6.1	Minutes,	Fully Complied
9.6.2	Calls,	Fully Complied
9.6.3	Money (different currencies),	Fully Complied
9.6.4	Bonus points,	Fully Complied

Technical Compliance for BSNL InterConnect Billing	43

Confidential Information

9.6.5	Percentage,	Fully Complied
9.6.6	Combination of the above	Fully Complied
9.7	This discounting will be performed at the closure of a billing period within the application	Fully Complied
9.8	The application should support discounting at various levels starting with Account up to CDR level	Fully Complied
10.0	Roaming:		Roaming is supported and is taken care by the Normalization and Rating Modules. Ref. 2.5.2 and 2.5.3 of the Tech. Proposal
10.1	Ability to support TAP3 format for both TAPIN and TAPOUT processing.	Fully Complied
10.2	Ability to schedule or run the
TAPIN collection process either of
the following :
10.2.1	Operator wise	Fully Complied
10.2.2	Group of operators	Fully Complied
10.2.3	All operators (Default)	Fully Complied
10.3	The system should automatically check for the contiguous sequence numbers for each operator and if there is any discrepancy, the TAPIN processing for that operator should be skipped and the errors to be logged in the log and control file	Fully Complied

Technical Compliance for BSNL InterConnect Billing	44

Confidential Information

10.4	System should support different TAPIN/TAPOUT file formats for different operators	Fully Complied
10.5	There should be provision to support TAP1, TAP2 and TAP3 formats at operator level. Conversion routines should be provided from one format to other.	Fully Complied
11.0	Accounts and Payments		As per business requirements of BSNL, the Accounting Interface and associated Reports will be configured.
11.1	Invoices received shall be reconciled with payments expected to be made.	Fully Complied
11.2	System shall generate alarm when discrepancy in reconciliation figures cross a defined threshold.	Fully Complied
11.3	When payments are made, a record of the same shall be kept against a certain invoice and operator.	Fully Complied
11.4	Provision shall be there to accept/ make advance payment from/ to an operator.	Fully Complied
11.5	Payments received from OLOs against invoice/statements generated by IOBAS shall be recorded in the system.	Fully Complied
11.6	Details of each transaction like mode of payment (cash, cheque, wire transfer etc), the bank involved, shall be maintained.	Fully Complied
11.7	There shall be a Provision to cancel any transaction, both incoming and outgoing.	Fully Complied
11.8	There shall be a Provision to pass adjustments like debit or credit notes.	Fully Complied
11.9	There shall be a Provision to raise disputes on invoices sent to OLOs.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	45

Confidential Information

Disputes may be allowed to be settled by passing adjustments.
11.10	A detailed audit trail shall be maintained in respect of changes/ modifications made to either the system or any parameters having financial implications. (eg. in 11.7)	Fully Complied
12.0	Reports		All the Reports as per BSNL’s requirements will be configured. Ref. 2.5.9 of the Tech. Proposal
12.1

Periodic or Hot Reports for all incoming calls at each POI, payable by other services providers, for any particular period(s) after evaluating each call as per SLA depending on duration and distance for which the calls are carried through BSNL’s network-Access Code wise.

Fully Complied
12.2	Periodic or Hot Reports on outgoing calls at each POT, payable to other service providers, for any particular period, after evaluating each call as per SLA depending on duration and distance for which the calls are carried through Other Networks- Access Code wise.	Fully Complied
12.3	Periodic or Hot Reports on accounts settlement with other service providers (Gross debits, credits, and the net amount receivable/payable) for any particular period- Access Code wise.	Fully Complied
12.4	Details of Payments received by BSNL from other service providers for a particular period-Access Code wise.	Fully Complied
12.5	Details of Payment made by BSNL to other service providers for a particular period- Access Code wise.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	46

Confidential Information

12.6 (a)	Details of cancellations amounts due from other service providers at any time, with age analysis - Operator wise.	Fully Complied
12.6 (b)	Details of adjustments made (w.r.to sub-para 11.8) in respect of any operator during any period.	Fully Complied
12.7 (a)	Details of amounts outstanding against other service providers at any time (Opening balance, additions, payments received and closing balance) with age analysis-Operators wise.	Fully Complied
12.7 (b)	Details of amounts due from OLOs kept under dispute, at any time and during specified period(s), each OLO-wise (OB, Additions, Settled, CB) along with facility for age-analysis.	Fully Complied
12.8	Provision for charging Interest (Simple or Compound), or flat Late Payment Surcharge from other service providers for delay in payment of net dues, and periodic or instant accounting reports thereon – Access Code wise.	Fully Complied
12.9	Provision for application Service Tax/Sales Tax/any other levy, as required by law, at any point of time, on the amounts, receivable from other service providers or payable to other service providers; and accounting reports thereon-Access Code wise.	Fully Complied
12.10	Reports on payment habits of each partner service provider with a detailed analysis of the number of days of delay bill wise, and also inter-Other-Operators.	Fully Complied
12.11	Reports on volume of traffic both incoming and outgoing POI wise and Access Code wise for any given period.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	47

Confidential Information

12.12	Reports on volume of traffic for incoming calls Station/SSA/Circle wise for a particular period for calls not terminating within the local exchange area in which POI is situated- Access Code wise.	Fully Complied
12.13	Reports on volume of traffic for outgoing calls Station wise for a particular period for calls not terminating within the local exchange area in which POI is situated-Access Code Wise.	Fully Complied
12.14	Analysis of both incoming and outgoing calls (by number/duration/value) over specified period-both Service wise (viz. Basic to Mobile, Mobile to Basic, Mobile to Mobile, etc.) and for each Service, Operator-wise.	Fully Complied
12.15	Where a single Operator provides multiple services, Service Wise reports giving details & analysis of incoming & outgoing calls(number/duration/value)over specified period(s).	Fully Complied
12.16	Service Provider wise and SSA /Circle/Country-wise exception reports on the number of CDRs received for valuation, number of CDRs valued (and total value) number of error CDRs with details for a particular period.	Fully Complied
12.17	Periodic or Hot Reports on final CDRs generated at each POI for all incoming calls to BSNL’s network from Other Networks- Access Code wise for specified periods, and their consolidations.	Fully Complied
12.18	Periodic or Hot Reports on Final CDRs generated at each POI for all outgoing calls from BSNL's network to Other Networks-Access Code wise for specified periods and their consolidations.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	48

Confidential Information

12.19	Reports on the reconciliation of CDRs both incoming and outgoing generated at each POI with the electronic details furnished by OLO for any particular periods.	Fully Complied
12.20	For incoming calls not terminating within the local exchange area in which POI is situated (i.e. Inter- Circle or Intra-Circle), report on the proportionate value of the calls, to be apportioned amongst the SSAs/Circles through which the calls pass within the BSNL network, for a particular period.	Fully Complied
12.22	All reports on billing & accounting aspects must be made available by the IOBAS individually at POI, SSA, Circle and all-India levels, to facilitate proper Internal Check, meet the demands of External Auditors and to simultaneously act as a deterrent to Revenue Frauds and Leakages.	Fully Complied
12.23	The following types of reports shall also be generated by the system:	Fully Complied
12.23.1	Outgoing Traffic by Route	Fully Complied
12.23.2	Outgoing Traffic by Destination	Fully Complied
12.23.3	Incoming Traffic by Route	Fully Complied
12.23.4	Incoming Traffic by Destination	Fully Complied
12.23.5	Report on all Agreement and Relevant rates	Fully Complied
12.23.6	Total Out-payment for each Carrier	Fully Complied
12.23.7	Total In-payment for each Carrier	Fully Complied
12.23.8	Carrier Declaration Statements	Fully Complied

Technical Compliance for BSNL InterConnect Billing	49

Confidential Information

Detailed Internal Statements	Fully Complied
Taxation:		Taxation as per the requirements will be done in Accountancy Module.
Ability to support different tax packages and tax values coexist in the bill	Fully Complied
Ability to support tax exemption based on a ‘Tax Exempt’ flag	Fully Complied
Ability to generate all tax details for both A/R processing and also for the bill presentation purposes	Fully Complied
Ability to provide taxes with respect to all charge types.	Fully Complied
Reference data administration	Fully Complied
Tax types	Fully Complied
Tax amounts	Fully Complied
System Operation
The IOBAS shall be able to provide for the user/operator to:
Monitor routine operations under processing.	Fully Complied	User can monitor the routine operations under processing Ref. 2.4.1 of the Tech. Proposal
Maintain routine housekeeping requirements and records on periodic basis as spelled out by the management.	Fully Complied	Compliant
Control the operations under processing in the System.	Fully Complied	User can control the operations under processing
Able to query the processing under the system.	Fully Complied	User can query.
Make the necessary changes as required in the processing based on business demands – with an audit trail of the changes incorporated.	Fully Complied	Changes can be made and audit trail will be generated.

Technical Compliance for BSNL InterConnect Billing	50

Confidential Information

Provide for adequate security controls to enable only authorized personnel to make the process changes only.	Fully Complied	Security controls as specified by BSNL can be configured.
Check the number of CDRs processed vis-à-vis number of CDRs received from the mediation system and to ensure that each CDR is priced and billed correctly.	Fully Complied	Compliant
General System Features
The Interconnect System should have following attributes:
Proven, Robust and Scalable.- specify in sp. Conditions	Fully Complied	System is based on a Modular architecture, hence robust and scalable Ref. 2.4 of the Tech. Proposal
Should have been benchmarked for more than 200 million CDRs/day operations.	Fully Complied	Perf. Benchmark will be shown as demo in a Benchmarking window
Performance Guarantee	Fully Complied	Compliant
Minimal Customization	Fully Complied	Compliant
Ongoing Product development and Focus – Product roadmap	Fully Complied	Compliant
The Interconnect system should have menu driven Archive and Restore facility.	Fully Complied	System uses a GUI interface and all operations like Archival and Retrieval would be menu driven Ref. 2.4.1 of the Tech. Proposal
The Interconnect system should have comprehensive Error management capability including following:	Fully Complied	The System can be configured to give proper and meaningful Error Messages and Codes. Editing capability to correct the Errors is available. Audit Trail would be generated when the records are edited.

Technical Compliance for BSNL InterConnect Billing	51

Confidential Information

Descriptive Error codes	Fully Complied
Analysis of error records	Fully Complied
Presentation of detailed error reports	Fully Complied
Editing capability	Fully Complied
Audit trail of changes and corrections	Fully Complied
Mass change/correction capability	Fully Complied
Bulk Authorization	Fully Complied
The Interconnect system should have a facility to set aside the traffic for which no tariff has been finalized. Once the rates are negotiated and captured into the system, the user should be able to submit these un-priced CDRs for rating.	Fully Complied
The Interconnect system should provide extensive online Help.	Fully Complied
Interfaces
System shall be able to receive CDR files from more than one network element.	Fully Complied	Compliant
Reference data should be able to be received automatically from more than one system	Fully Complied	Web based interface available. Users with privileges can configure the same. Ref. 2.4.1 of the Tech. Proposal
Output interfaces should be available to financial systems (General ledger, Accounts receivable, Accounts payable).	Fully Complied	Output Management available. Format needs to be specified. Ref. 2.5.7 of the Tech. Proposal
System shall support output files in either ASCII, or HTML formats in the form of flat files for financial system.	Fully Complied	Structure of the Output file format to be specified. Ref. 2.5.7 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	52

Confidential Information

An output interface should be available/ configurable to a management information system (data warehouse).	Fully Complied	Is configurable Ref. 2.5.7 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	53

Confidential Information

Specification Reference: Data Mediation System (IT/ASP/MED-01 APR 2003)

Description	Compliance	Supplier Solution description
Introduction
The Data Mediation System (comprising of Collection, Mediation & Distribution Modules) collects raw network usage data and transforms it into rich, billable business information. It is flexible enough to accept any event/record format that the network may generate and is able to generate rich records in any format required by IOBAS. It would be preferable that the interfaces are either data driven or rules based. A key mediation objective is to shield the IOBAS from changes in the network elements. It should offer the flexibility; scalability and functionality necessary to achieve this.	Fully Complied	Compliant
The functionality of Data Mediation System should be to collect, process and distribute Call Detail Records (CDRs) in a compatible format to IOBAS. It shall not be possible to edit the master data collected from network elements within the Data Mediation system (The Mediation System must maintain the master data in “as received” status and must prevent any attempt to edit or modify it). The Mediation System should be able to support the features enumerated in this specification under various clauses.	Fully Complied	Compliant

Technical Compliance for BSNL InterConnect Billing	54

Confidential Information

Performance Requirements - The system should be able to process the total volume of CDRs collected from BSNL network as given in the Section-IV Part-II of the tender document, without degradation in performance.	Fully Complied	Compliant
Mediation systems should be capable of polling information from unlimited number of network elements.	Fully Complied	Compliant
It should be possible to enhance the capability of mediation system to support more Network Elements, and a larger throughput of CDRs.	Fully Complied	Compliant
Interface Requirements
The offered systemshould support GUIs and also have a Web-based user interface. The software design should be such that, it is user friendly and allows for quick menu/ screen access and data entry.	Fully Complied	System is GUI based and also has Web-based interface. Ref. 2.4.1 of the Tech. Proposal
The Mediation System should support the following protocols/ interfaces for collection of data with minimum data rate of 64 kbps:	Fully Complied
FTP, FTAM, MTP, XFER, BC385, AMATPS, CMISE over X.25	Fully Complied	The System supports all the protocols listed. For OCB283 – CMISE protocol will be used For EWSD – FTAM protocol will be used. Ref. 2.1 of the Tech. Proposal
RS232	Fully Complied
FTP, UDP, AMADNS,RTP ,NFS,NDM over TCP/IP	Fully Complied

Technical Compliance for BSNL InterConnect Billing	55

Confidential Information

PAD	Fully Complied
DRU,RGA, RADIUS,LDAP,SNMP,NETFLOW over NGN	Fully Complied
Protocols		The System supports all the protocols listed. Ref. 2.1 of the Tech. Proposal
The Mediation System should support the following protocols for distribution of data over TCP/IP running over an IP compliant LAN/ WAN:	Fully Complied
FTP	Fully Complied
CONNECT: Direct	Fully Complied
ODBC	Fully Complied
Socket based transmission	Fully Complied
Regardless of the communication protocol used, the Mediation system shall guarantee the delivery and integrity of the data so that it is consistent in format and content with the data submitted to the protocol from the originating source.	Fully Complied
The Mediation system shall be capable of adapting to the industry standard protocols as they evolve, without significant interruption of service or impact to the system architecture.	Fully Complied
Functional Requirements:

Technical Compliance for BSNL InterConnect Billing	56

 Confidential Information

Collection

MedDy provides an open
and convergent interface to gain data from voice network, IP Services and every kind of value added service platform making use of ad hoc hardware probes and reading data files.

The Correlation Module receives normalized records as inputs and, with configurable correlation rules, produces a correlated data flow.The following Rules may be defined –

a.Correlation Key – as a set of n fields that logically connect incoming records

b.Number of records that generate a correlated record

c.Properties of the last record of the input record
sequence that generate the correlated record

d.Max. Emission Timeout,
following which the correlated record is emitted

e.Max. Rejection Timeout, following which non
correlated input records are rejected.The Recycling Module reprocesses records that have been suspended and stored in an appropriate reject repository.

Ref. 2.1.2 of the Tech. Proposal

The collection Module should be able to inter-work with various wire line, Intelligent Network (IN), IP network elements and with other mediation systems supplied by various vendors and able to collect CDRs of any format including but not limited to ASN.1, ASCII, Binary, Hexadecimal, TAP1, TAP2, TAP3, etc as per requirement of BSNL.	Fully Complied
The system should have the capability to receive traffic from a switch without any intermediary device. Data Collection Module should support multiple instances of continuous, simultaneous and independent collection of usage record data from multiple network elements of different types from a centralized location.	Fully Complied
The collection Module should support various protocols indicated at clause no. 3.2 & 3.3.	Fully Complied
The operator configurable collection Module should be able to collect network data, individually or concurrently in:	Fully Complied
Non-Real-Time for scheduled polling of primary data	Fully Complied
Non-Real-Time for Demand Polling of primary or secondary (previously transmitted) data	Fully Complied
Push/ Passive mode initiated by network element (active mode for NE)	Fully Complied
Collection Module should Support Batch Transfer of files using Floppy Disk, Optical Disk, magnetic tape, etc.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	57

Confidential Information

Collection Module should support new network element interface protocols (i.e. the application & lower level protocols) for collection when introduced in the network.	Fully Complied
The sequence number validation shall be supported during collection so that no files are lost or duplicated.	Fully Complied
Collection Module shall support feature of duplicate file detection to ensure that a specific file name has not been previously collected.	Fully Complied
The Collection module of the Mediation System shall have proper Audit trails for keeping a track of the CDRs.	Fully Complied
The Collection Module shall ensure data integrity & reliability of data being transferred.	Fully Complied
It should be possible to maintain individual identity of CDRs collected from single source as well as multiple sources.	Fully Complied
Collection process should be activated either based on time or event or both.	Fully Complied
Collection system shall raise an alarm and request for retransmission if an input file is deemed incomplete or corrupted.	Fully Complied
Processing

Mediation Module should have a set of standard processing tools as part of its core functionality. It should be possible to integrate additional processing modules as customized tools. It should have individual processing rules for each network element type and data format.

	Fully Complied	MedDy provides an open and convergent interface to gain data from voice network, IP Services and every kind of value added service platform making use of ad hoc hardware probes and reading data files. The Acquisition Module

Technical Compliance for BSNL InterConnect Billing	58

Confidential Information

The Module should provide user definable, configurable and table driven rules for discarding CDR records. CDR record discard may be performed according to values of any field in the CDR. The system shall keep a separate log of the discarded CDRs. Selection

Fully Complied

supports the following formats ASCII with fixed and variable format
Binary
ASN.1
XML
IPDR
HTTP
Radius
Mail logs

The Output Management Module guarantees maximum configuration flexibility, formats output data flows from incoming data flows to meet the specific requirements of systems that implement vertical business processes. The configurable features are:
Output format
Transport Protocol
Output Interval
Validity Interval
Last sequential value
File name format
Record header
Record footer

All the validations can also be configured

Ref. 2.1.2 of the Tech. Proposal

Selection module should stream and filter CDRs to a file for further distribution to IOBAS.	Fully Complied
It should be possible for the user to edit existing selection criteria or create new criteria for selection of CDRs in the user interface (GUI)	Fully Complied
Validation
Mediation module should provide a Validation check by specifying the criteria to ascertain that data records (CDRs) meet the defined logic so that invalid data records can be filtered out. Validation should be able to filter out Retail CDRs with the help of suitable logic. The CDRs filtered out by the system should be stored in a separate file designated for storing Retail CDRs and the file should be transferred to the BSNL designated location/s.	Fully Complied
Edit / Bulk Edit

It should not be possible to edit the master data collected from network elements within the Data Mediation system. All this data should be stored in its original format. Processing of the master data should result in the generation of derived file. However, it should not be possible to modify the pricing parameters viz. calling no., called destination, duration of the call, etc. of CDRs even in the derived files. Mediation should have user definable retention period for master & derived files both.

Fully Complied

Technical Compliance for BSNL InterConnect Billing	59

Confidential Information

Merge
It should be possible to merge a number of CDRs files from a single source or multiple sources into a larger output file. The criteria for merging the files either from a single source or many sources should be user-definable.	Fully Complied

The Normalization module transforms any incoming format into a single format.

The Acquisition and Normalization modules easily adapt to different records enabling rapid configuration of incoming data formats, which can be easily modified on the fly. Ref. 2.1.1 of the Tech. Proposal

ID generation		It is possible to insert Unique Ids for the CDRs, so that the same could be used by some other Application.
It should be possible for the Mediation Module to generate & insert Unique ID in the CDRs, which may be required/ used by the IOBAS.	Fully Complied
Duplicate CDR Detection - Mediation should have the facility to:
Detect duplicate CDR files and also to ensure that no CDRs are duplicated in the CDR stream.	Fully Complied

The Correlation Module receives normalized records as inputs and, with configurable correlation rules, produces a correlated data flow. The following Rules may be defined – Correlation Key – as a set of n fields that logically connect incoming records Number of records that generate a correlated record Properties of the last record of the input record sequence that generate the correlated record Max. Emission Timeout, following which the correlated record is emitted Max. Rejection Timeout, following which non correlated input records are rejected.

The Recycling Module reprocesses records that have been suspended and stored in an appropriate reject repository.

Ref. 2.1.2 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	60

 Confidential Information

Filter out the duplicate data and mark that event as duplicate and continue processing.	Fully Complied
Time gap detection		The System supports Time gap detection
Mediation Module should be able to support time gap detection functionality to ensure that there is acceptable time gap between two CDRs. (partial CDRs)	Fully Complied
Assignment/Manipulation		MedDy has the functionality wherein the order of the CDR fields can be changed and the other features. Arithmetic operations are also supported. The Normalisation module of MedDy is used to configure these features Ref. 2.1 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	61

Confidential Information

Mediation Module should support assignment functionality to change the order of the CDR fields, to remove fields in the CDR and to change the data represented in the CDR. Assignment functionality should also support arithmetic operations and conversion of format flexibly.	Fully Complied
Consolidation - Mediation System should have the facility to:
Handle partial CDRs generated by the Network Element for consolidation of CDRs.	Fully Complied

The Normalization module transforms any incoming format into a single format.

The Acquisition and Normalization modules easily adapt to different records enabling rapid configuration of incoming data formats, which can be easily modified on the fly.

Ref. 2.1.1 of the Tech. Proposal

Merge the CDRs that belong to the same chargeable call into one CDR.	Fully Complied
Correlation:	The Correlation Module receives normalized records as inputs and, with configurable correlation rules, produces a correlated data flow. The following Rules may be defined – Correlation Key – as a set of n fields that logically connect incoming records Number of records that generate a correlated record

Properties of the last record of the input record sequence that generate the correlated record Max. Emission Timeout, following which the correlated record is emitted Max. Rejection Timeout, following which non correlated input records are rejected.

The Recycling Module reprocesses records that have been suspended and stored in an appropriate reject repository. Ref. 2.1.2 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	62

Confidential Information

It should be possible for the user to define rule-based criteria to match together and combine related records into a single billable event.	Fully Complied
Error Management/ Correction
Mediation module should support several different error statutes with each status should be having a user-defined severity level and processing instructions.	Fully Complied
Alarm Generation
The system should provide the capability for generating several levels of alarm notifications.	Fully Complied
It should record all alarms in a log.	Fully Complied
Alarm severity level should be user defined.	Fully Complied
Performance degradation warning:
Notifications may be required for partial failure or performance degradation of the system, failure of data collection from the network elements and data distribution to the client applications, Rejected service orders, Failure of essential system processes, Complete rejection of a CDR record file.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	63

Confidential Information

4.16	Scheduling		All the modules of MedDy support Scheduling. This can be configured in the System.
4. 16.1	Mediation System should have a highly flexible scheduler, allowing the user to configure and specify when Mediation System will do system functions (collection, processing and distribution). It should support user-configurable job scheduling, both time and event driven based.	Fully Complied
4.17	Distribution - Mediation System should have the facility to Transfer multiple streams of CDR files (or records) to IOBAS.	Fully Complied

MedDy provides the facility for distribution of CDRs to an external, internal or post processing system.

The Output Management module of MedDy is used to configure all these features.

MedDy allows the highest flexibility for external interface set-up, using the most common protocols and technologies to exchange data with other systems.

FTP
FTAM
X.25
WEB Services
Stream
EAI middleware (Tuxedo, Tibco etc)

Ref. 2.1.2 of the Tech. Proposal

Technical Compliance for BSNL InterConnect Billing	64

Confidential Information

4.18	Monitoring		All the Modules of MedDy are configurable. It is possible to monitor all the active jobs. Ref. 2.1.2 of the Tech. Proposal
4.18.1	Mediation System should facilitate monitoring of active jobs.	Fully Complied
4.19	Logs - Mediation device should provide information in the form of following logs:		Compliant. Log files can be generated. Audit trail is associated with all the functions of the product.
4.19.1	Audit log	Fully Complied
4.19.1.1	Audit log should store information with respect to CDRs and any other data acquired by the Mediation system for a particular function. It should maintain historical information about the processing of received CDR files.	Fully Complied
4.19.2	Event log	Fully Complied
4.19.2.1	Event log should contain information related to job handling and events from the Mediation System background processes. It should be able to display logs of processes including but not limited to occurrence of an event, status of job of a particular event, user associated with the event and date & time of the logged event.	Fully Complied
4.19.3	User log	Fully Complied
4.19.3.1	Mediation System should have the capability to log user actions and entities related to these actions. The user log function should assist the system administrator to detect the security violations by any user.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	65

Confidential Information

4.19.4	Error and Information Log
4.19.4.1	Error and Information log should keep the information regarding any error conditions that occurred on the system, as well as information regarding routine activities.	Fully Complied
4.19.5	Command log
4.19.5.1	Command log should provide the details of all user commands entered along with the time and the user id of the person who entered them.	Fully Complied
4.19.6	Data Collection log
4.19.6.1	Data collection log should contain an entry for each file received. The entry should include the file name, the Network Element from which it was received, the size of the file and the time it was received.	Fully Complied
4.19.7	Data Transmission log
4.19.7.1	Data transmission log should contain an entry for each file transmitted. The entry should include but should not be limited to the file name, the Billing Entity it was transmitted to, the size of the file, the name of the file on the Billing Entity, and the time it was transmitted.	Fully Complied
4.19.8	Tape Log
4.19.8.1	Tape log should contain an entry for each file written to tape. The entry should include file name, the size of the file, the name of the file on the tape and the time it was written.	Fully Complied
4.19.9	Disk Cleanup Log	Fully Complied
4.19.9.1	Disk cleanup log should provide an entry for each file that is removed from disk by the de- allocation process. The entry should include the name and size of the file, and the date and time of its creation.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	66

Confidential Information

4.19.10	Application Log	Fully Complied
4.19.10.1	Application Log should contain messages generated by the Mediation Application Modules, such as Filter, Search and Format.	Fully Complied
4.20	Management - The data mediation system should have management function like Application, database, restoration and backup procedures.	Fully Complied	All the Management functions as per BSNL’s requirements can be configured.
4.21	Statistics and Reporting		All Summary and Analysis Reports as per BSNL’s requirements can be configured and generated Ref. 2.5.9 of the Tech. Proposal
4.21.1	The system should have exhaustive built in statistical and reporting capabilities with option for on-screen viewing, printing and should have relevant software for generation of custom reports by the users. It should have a friendly GUI so that adhoc reports, and MIS graphics can be generated easily. The system should be capable of producing reports including but not limited to:	Fully Complied
4.21.1.1	Number of CDR files collected per day from each network element.	Fully Complied
4.21.1.2	Number of CDR records delivered to downstream systems.	Fully Complied
4.21.3	It should be possible to generate various administrative reports, Rule set reports, collection and transmission reports, verification & processing reports, Record processing accounting report (to provide details of mediation modules) etc apart from system log on errors, commands & events.	Fully Complied

Technical Compliance for BSNL InterConnect Billing	67

Confidential Information

4.21.4	Apart from the above auditing reports, it should be possible to define information to be collected that is as per the user requirement (tailor-made reports)	Fully Complied

Technical Compliance for BSNL InterConnect Billing	68